Exhibit 99.14

PartyGaming

PartyGaming Plc Annual Report 2008

Site years ahead...

Contents

Key to other items in this report
Throughout this report you will find the following icons drawing your attention to particular points of interest:

Key facts

Case study

New in 2008

Overview

02	Overview
03	Our performance
04	Our games
06	Delivering our strategy
18	Chairman’s statement
20	Chief Executive’s business review

Business review

32	Review of 2008
51	Our markets
57	Our products and brands
60	Our risks
63	Our values
– Responsibility
65	Our relationships
– Employees
– Customers and responsible gaming
– Suppliers
– Community
– Environment
– Shareholders and other providers of capital

Governance

78	Board of Directors
80	Directors’ report
91	Remuneration report
101	Directors’ responsibility statement

Financial statements

102	Independent auditors’ report
104	Consolidated income statement
104	Consolidated statement of recognised income and expense
105	Consolidated balance sheet
106	Consolidated statement of cashflows
107	Notes to the consolidated financial statements
137	Company balance sheet
138	Company statement of recognised income and expense
138	Company statement of cashflows

Other information

139	Shareholder information
142	Notice of AGM
146	Glossary
147	Definitions

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Our websites are light years ahead of the competition, providing customers with a broad range of online games in multiple languages and currencies, all with the requisite tools to ensure they have fun and play within their means.

Building on our consumer-facing franchise, we launched our B2B strategy in 2008. By generating additional revenue and player liquidity, our business is focused on winning customers!

PartyGaming Plc Annual Report 2008 | 01

Overview

Welcome to our 2008 Annual Report. It provides a detailed insight into our objectives, strategy and performance as well as our plans to evolve and expand our business.

Some key facts

PartyGaming is the world’s leading listed online gaming company

The Company listed on the London Stock Exchange in June 2005 (ticker: PRTY)

Regulated and licensed by the Government of Gibraltar and the Alderney Gambling Control Commission, the Group has over 1,100 employees

We offer a broad suite of online games, including poker, casino, sports betting and bingo

Our key risks

Maintaining a reliable and secure technology platform for our customers

Managing regulatory compliance in jurisdictions around the world

Continuing to compete effectively against other operators

Retaining a tax-efficient structure for the Group and its constituent companies

Read more on page 60

Our strategy

Grow the player base
Continue to sign-up new customers through a variety of channels and retain them through effective loyalty schemes

Read more on page 08

Localise the customer offer
Improve access for customers around the world by making our games available in different languages and currencies, as well as providing localised promotions and customer support

Read more on page 10

Broaden the product base
Draw upon our in-house and third-party expertise to add games and features that can then be made available across our integrated platform

Read more on page 12

Act responsibly
Develop our business within the confines of a rigorous code of ethics and responsible business practice

Read more on page 14

02| PartyGaming Plc Annual Report 2008

Our performance	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

Total revenue*

Performance $m

Game segmentation

	2007 $m	2008 $m	Change %

Poker~	295.0	274.0	-7

Casino	144.2	176.0	22

Sports Betting	16.1	18.0	12

Bingo	2.5	4.9	96

Total	457.8	472.9	3

Clean EBITDA#

Performance $m

Game segmentation

	2007 $m	2008 $m	Change %

Poker~	62.4	76.1	22

Casino	43.5	66.1	52

Sports Betting	3.4	5.1	50

Bingo	0.1	(0.1)	n/a

Unallocated Corporate	2.3	(3.0)	n/a

Total	111.7	144.2	29

Total revenue*	Clean EBITDA#	Clean EBITDA# margin	Clean EPS#

+3%	+29%	30.5%	+55%
$472.9 million	$144.2 million		24.9 cents

*

Revenue from Continuing operations only (excludes Discontinued operations being those located outside of the US but which relate to customers in the US and which were terminated following the enactment of the UIGEA on 13 October 2006). Excludes the non-recurring adjustment to revenue that was made in 2007.

~	Including emerging games.

#	Continuing Clean EBITDA/EPS before reorganisation income and costs, non-cash charges relating to share-based payments, non-recurring adjustment to revenue and release of tax provision.

PartyGaming Plc Annual Report 2008 | 03

Our games

Poker
Our largest business segment includes owned brands such as PartyPoker and Empire Poker as well as third-party brands under white label agreements.

Casino
PartyCasino is the world’s largest online casino offering slots, blackjack, roulette and a broad range of other games.

Poker Clean EBITDA growth in 2008

+22%

2008

% of Continuing revenue	58%

% of Continuing Clean EBITDA	53%

Unique active players	947,900

Average daily revenue	$748,800

75% of our poker players are using the next generation of PartyPoker, the balance are continuing to play on ‘PartyPoker Classic’.

Fact file

Amount wagered in 2008	$18.5 billion

Languages	12

Currencies	$

Casino Clean EBITDA growth in 2008

+52%

2008

% of revenue	37%

% of Continuing Clean EBITDA	46%

Unique active players	543,500

Average daily revenue	$481,000

Our new movie-branded slot games including The Godfather, Gone with the Wind, Mission: Impossible, The Terminator and Top Gun attracted stakes of $143 million in 2008.

Fact file

Amount wagered in 2008	$8.0 billion

Languages	8

Currencies	$, £, €

04 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Sports Betting
PartyBets and Gamebookers offer odds on up to 25 different sports as well as live betting on up to 40 events per day.

Bingo
PartyBingo is the Group’s main branded bingo site supported by white label sites focused on specific geographic markets.

Sports Betting Clean EBITDA growth in 2008

+50%

2008

% of revenue	4%

% of Continuing Clean EBITDA	4%

Unique active players	194,300

Average daily revenue	$48,800

The launch of live combination betting and special bets, all in 10 languages, enhanced the overall customer experience.

Fact file

Amount wagered in 2008	$538.8 million

Languages	10

Currencies	$, £, €

Bingo Clean EBITDA growth in 2008

n/a

2008

% of revenue	1%

% of Continuing Clean EBITDA	0%

Unique active players	62,200

Average daily revenue	$13,300

Bingo Night Live was launched in June 2008 as part of our first white label and was successful in promoting online bingo in the UK.

Fact file

Amount wagered in 2008	$25.7 million

Languages	4

Currencies	$, £, €

PartyGaming Plc Annual Report 2008 | 05

Delivering our strategy

There are four key
success factors
that we are
using to execute
our business
strategy...

06 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

1 Operational excellence
We are focused on delivering the world’s best online gaming products and services and this means paying attention to every aspect of our day-to-day operations.

3 Leverage our assets
Our existing business has enormous potential. We are determined to make the most of our assets and make them work harder for us to generate long-term value.

2 Delight the customer
All of our operational and strategic decisions have to satisfy one key question: ‘will this improve the customer experience?’

4 Leverage the assets of others
Using our infrastructure in combination with that of others, we can create additional value for both parties at little incremental cost.

So how is this working in practice? Let’s take a look and see the process in action…

PartyGaming Plc Annual Report 2008 | 07

Delivering our strategy

Grow the player base
Adding players to our system is a key revenue driver

Well suited
PartyPartners is recognised as being one of the industry’s great affiliate programmes and a major source of new customers for the Group from around the globe

How we do it

Operational excellence
– Corporate alliances
– Innovative marketing
– Global affiliate network

Delight the customer
– Product innovation and development
– Safe and secure payments
– PartyAcademy, our new poker school

Leverage our assets
– White labels
– Network services

Leverage the assets of others
– Use of white label brands
– Licensing of international brands and products
– Mergers and acquisitions

How we measure it

New player sign-ups added in 2008	Growth in number of unique active players

629,900	+8%

08 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Complete makeover
The next generation of PartyPoker launched in 2008 and delivered many new features in response to customer feedback

Extra reach
Our B2B strategy will generate revenue and additional player liquidity. With sites for CIRSA and DM plc due to launch during 2009, we are making good progress

How we have performed

Consolidated new player sign-ups ‘000

Plans for 2009

More balanced approach to new sign-ups with increased focus on pure casino players

Development of a dedicated affiliate network for casino

Additional sign-ups from corporate white labels and services partners

Development of government-sponsored business

Be an active participant in industry consolidation

PartyGaming Plc Annual Report 2008 | 09

Delivering our strategy

Localise the customer offer

Ensuring our offer is relevant wherever you come from

All sorts
However customers want to talk to us or transact with us, we aim to provide a broad menu of language and currency options

How we do it

Operational excellence
–	Dedicated country managers
–	Tailored marketing and programming for key territories

Delight the customer
–	Multi-lingual offering in up to 12 languages
–	Multi-currency offering in US dollars, euros and sterling

Leverage our assets
–	Translation of existing products into more languages
–	Addition of multi-lingual customer service to existing operations
–	Multiple payment options

Leverage the assets of others
–	Alliances with strong regional brands
–	Consistent branding and brand messaging for white labels

How we measure it

Number of non-US$ accounts	Number of customer contacts in 2008 in languages other than English

305,860	193,000

10 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Speaking your language
During 2008 we added yet more language options to our system. Poker is currently available in 12 languages and casino in 8 languages

Local knowledge
Leveraging strong regional brands such as DM plc in the UK and CIRSA in Spanish speaking countries

How we have performed

Quarterly split of revenue by region %

Plans for 2009

Launch more multi-lingual versions of the Group’s products

Increase the number of languages supported by customer service (currently 12)

Leverage international relationships (e.g. CIRSA)

Build local relationships to win government business

PartyGaming Plc Annual Report 2008 | 11

Delivering our strategy

Broaden the product base

Adding new games and
features to our customer offer

Super heroes

Our own games studio developed Rambo in-house while Hulk: Ultimate Revenge, Spider-Man, The Fantastic Four and others have been licensed from third parties. We draw upon both internal and external expertise to deliver the best games

How we do it

Operational excellence
–	Development of in-house games studio
–	Exploit ‘best of breed’ games through licensing

Delight the customer
–	Detailed roadmap of new features and content
–	Continuous improvement of product base

Leverage our assets
–	Our systems allow third-party software to be integrated easily
–	Promoting cross-sell across our platform

Leverage the assets of others
–	Addition of third-party games
–	Internally developed games using third-party brands

How we measure it

Players playing more than one game %

12 | PartyGaming Plc Annual Report 2008

Overview	02 >29

Business review	32 >77

Governance	78 >101

Financial statements	102 >138

Other information	139 >149

Twice the fun
Having integrated blackjack and roulette into the poker client, our customers can now play two games at once!

Ol’ blue eyes
Frank Sinatra is one of many international brands we have secured on an exclusive basis to create unique gaming content

How we have performed

Quarterly mix of revenue by product%

Plans for 2009

Addition of more third-party games to our platform

Launch of High Noon, Frank Sinatra and Naked Gun slots, all developed internally

Explore other revenue models that can use our existing infrastructure

PartyGaming Plc Annual Report 2008 | 13

Delivering our strategy

Act responsibly

Our activities are managed within
strict parameters of regulatory and
ethical compliance

Stamp collection
Our systems, procedures and controls have been independently reviewed by eCOGRA, GoodCorporation, GamCare as well as by our regulators

How we do it

Operational excellence
–	A strong system of procedures and controls
–	Third-party verification via external audits
–	Ethics Committee oversees our approach

Delight the customer
–	Dedicated investigations team
–	Responsive customer service
–	Responsible gaming tools for deposit limits, self-exclusion and session timers

Leverage our assets
–	Charitable work through a pro bono scheme and charitable donations
–	Our responsible gaming credentials are key to securing corporate customers

Leverage the assets of others
–	Extensive use of third-party systems to achieve our goals

How we measure it

We don’t: Others such as GamCare[1], eCOGRA[2], GoodCorporation[3] and FTSE4Good[4] do it for us, which tells us how we are performing.

1	GamCare, a registered charity, is the leading authority on the provision of counselling, advice and practical help in addressing the social impact of gambling in the UK.
2	eCOGRA, a non-profit organisation, is the independent standards authority of the online gaming industry, specifically overseeing fair gaming, player protection and responsible operator conduct.
3	GoodCorporation carries out independent assessments for clients on how well they implement their principles of responsible business management.
4	The FTSE4Good Index Series benchmarks tradable indices for responsible investors. The index series is derived from the globally recognised FTSE Global Equity Index Series.

14 | PartyGaming Plc Annual Report 2008

Overview	02 >29

Business review	32 >77

Governance	78 >101

Financial statements	102 >138

Other information	139 >149

Time-out!
We provide a variety of tools to help customers stay in control including self-exclusion, session timers and deposit limits

Who are you?
We draw upon services from third parties such as GB Group and 192.com to improve the quality of our age and identity verification systems

How we have performed

GamCare[1] certification

eCOGRA[2] certification

Inclusion in FTSE4Good Index Series[4]

Socially Responsible Operator of the Year – eGaming Awards 2008

Plans for 2009

Continue to engage GoodCorporation to review our internal procedures and controls

Continued support of responsible gaming charities such as the Responsibility in Gambling Trust in the UK

Increase pro bono participation across the Group

PartyGaming Plc Annual Report 2008 | 15

16 | PartyGaming Plc Annual Report 2008

PartyGAMING

Big Bang!

Broaden the product base

From our origins as Starluck Casino in 1997, PartyGaming has created a galaxy of online games with universal appeal.

PartyGaming Plc Annual Report 2008 | 17

Chairman’s statement

The Group has continued to set the pace in 2008

Rod Perry
Non-Executive Chairman

This Annual Report, my first as chairman, highlights our ability to continue to advance in the face of challenging external factors. These include, at a macro level, a global financial crisis and highly volatile foreign exchange markets, and at a micro level the unlevel playing field in poker caused by sites that continue to take wagers from customers located in the United States, despite the enactment of the UIGEA.

We have been able to move forward because PartyGaming is a remarkable company. The ability to adapt and innovate runs deep in the organisation and our staff have continued to deliver despite the scale of these challenges.

As in previous years, there have been many notable achievements. Foremost amongst these was the launch of the next generation of PartyPoker, our flagship brand. We believe that PartyPoker is once again best in class and we are aiming to achieve similar levels of recognition for all of our products. Our casino business is the largest online casino in the world and now has a suite of movie-themed slot games that is second to none.

Besides making great strides on the product development front, the Group has also built a strong business-to-business (‘B2B’) operation in 2008. Having already established our B2B credentials, we have struck some exciting deals since the end of 2008 namely with CIRSA, the international gaming and leisure company, and with DM plc, the largest direct marketing group in the UK. Each of these deals is a testament to the quality of our products as well as the strength of our reputation as a business partner.

18 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Governance
Whilst there has been some refreshing of the Board’s membership and leadership, I and my colleagues are confident that the current team of Directors can effectively oversee the implementation of the Company’s strategy, whilst maintaining the highest standards of corporate governance which we have already established.

In this Annual Report we have sought to provide an insight into our operations and also our approach with regard to all our stakeholders. I am proud to say that our efforts, especially for corporate and social responsibility, were recognised again in 2008 through being crowned eGaming Review’s Socially Responsible Operator of the Year at the annual industry awards as well as by the inclusion of PartyGaming’s shares in the exclusive FTSE4Good Index Series.

Dividends
Whilst the Group has continued to recover well following the enactment of the UIGEA, in light of any possible settlement with the US Department of Justice in respect of the Group’s pre-UIGEA activities, and given significant industry consolidation opportunities, the Board believed it was imprudent to pay an interim dividend or to recommend a final dividend for 2008. The Board continues to keep this position under review.

Outlook
Despite an uncertain macroeconomic environment, the Group’s business strategy is in place and on track. The strength of our brands, the resilience of our business model and the proven industry expertise of our management team mean that the Board remains confident about the Group’s prospects.

Earnings growth
Clean EPS for our Continuing operations increased by 55% in 2008 to 24.9 cents.

PartyGaming Plc Annual Report 2008 | 19

Chief Executive’s business review

“We continue to believe that the Group has enormous potential”

Jim Ryan
Chief Executive Officer

Introduction
I suspect that over the 2008/9 reporting cycle, many Chief Executive Officers will be painting a cautious picture of the future given the challenges engendered by constrained capital markets, volatile foreign exchange rates and an uncertain global economic outlook. I had certainly hoped for a more sanguine economic backdrop against which to present my own thoughts on the Group’s performance in 2008 and our prospects in this, my first Annual Report as Chief Executive Officer. Such an environment, however, also brings great opportunity.

Our objectives and strategy
Some might argue that our objective ‘to become the world’s most valuable online gaming company’ is bold. The Group already has scale in each of its core markets, market-leading technology and gaming expertise as well as some of the best online gaming brands in the world. PartyGaming has an exceptional business model, capable of producing high profit margins and strong cashflow, supported by a healthy balance sheet and we therefore continue to believe that the Group has enormous potential.

Over the past 18 months the structure and dynamics of the non-US online gaming market have shifted and the market is now much more competitive. Sites that continue to take bets and generate profits from customers located in the US are now redeploying those profits into European and international markets. The consequent increase in competition for player liquidity, particularly in poker, has driven many smaller operators on to poker networks that have grown in popularity, exacerbating the competitive threat; the product set and customer demands

20 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

are more sophisticated – greater consumer awareness and improved technology mean that consumers are more discerning than ever before; and finally, the regulatory environment continues to develop around the globe.

It was against this background, following my arrival at the Group in July 2008, that I instituted an immediate review of the business strategy, a process that involved all of the Group’s senior management team. After much debate and discussion we concluded that the four elements of the existing strategy remain sound, namely:

•	Grow the player base
•	Localise the customer offer
•	Broaden the product base
•	Act responsibly

Each of these elements is focused on optimising our Key Performance Indicators (‘KPIs’) so as to drive long-term revenue and profit. Throughout this Annual Report you will find evidence of the progress made on each of these elements during 2008. No single element is more valuable than any other – it is the contribution of each of them that combines to deliver growth in revenue and Clean EBITDA whilst maintaining an appropriate balance of risk and reward. Our business model comprises a number of revenue drivers but these can be distilled into three key elements: (i) the number of active players we have on our system; (ii) their frequency of play; and (iii) the amount of revenue they generate each time they play. While the inter-relationship between our revenue and KPIs is complex, the key dynamics can be illustrated by the diagram below.

Our revenue model
Revenue is driven by the number of players playing and how much they spend. This diagram highlights the key drivers of our revenue model

PartyGaming Plc Annual Report 2008 | 21

Chief Executive’s business review

Despite the headwinds created by adverse currency movements, an unlevel competitive landscape and challenging macroeconomic conditions, we believe that our results for 2008 reflect the strength of our business strategy.

Delivering the strategy
Our marketplace is very dynamic and requires us to challenge and adjust our business operations and procedures almost continuously. At the same time, given our status as one of the world’s leading gaming companies, we need to ensure that we retain our reputation for quality and responsibility by raising the bar in terms of industry standards. However, in doing so we have not sacrificed any of our business flair and acumen just so that we can tick some boxes! I am delighted to say that whilst PartyGaming is a large enterprise, the “can do” attitude that lay behind much of its early success continues to flow through the veins of the business and its employees. We recognise there is a balance to be struck: we don’t take undue risks and are not prepared to compromise our standards of excellence or management of regulatory compliance. We have developed a sophisticated process that seeks to balance our objective of generating long-term profitable growth with appropriate standards of governance and business ethics.

The Group’s Executive Committee meets each week to discuss and review business performance and operational issues while a Regulatory Risk Committee meets at least once every two months to review developments across all of our markets. A wider group of senior managers across the business meets monthly to develop new ideas as well as identify and address current business issues. This system ensures that senior management is fully aware of key issues across the Group, supported by monthly management accounts that review operational and financial performance.

2008 Results
Clean EBITDA for our Continuing operations grew by 29% in 2008 to $144.2 million.

We also hold a strategy day in Gibraltar for our top 50 managers where we present as well as discuss ideas on how the Group’s strategy and plans should develop. Our approach is inclusive, we recruit bright people and want to make sure we are getting the best from them. This means encouraging innovation and fostering team members to test existing processes and business practice.

It was this challenging of existing processes during our strategy review that identified a need to refine the way in which we were executing each element of our strategy. The market dynamics had shifted and we needed to change our approach – simply doing things like we had always done them before was not going to be good enough. In response, the senior management team has developed a series of tactical plans across all aspects of our business that draw upon one or more of the following factors that we have identified as being key to our success:

22 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Operational excellence – Having restructured the business into a diverse and international enterprise, we believe that we can further improve the execution of our customer proposition. Drawing upon their considerable industry expertise, the management team is taking steps to increase our operational focus and raise our already high standards even further.

Delight the customer – As well as changes in market structure, consumer tastes have also evolved – online customers have become more discerning and are prepared to shop around to find what they want. This means that the strength of individual brands can be expected to become increasingly important as will the ability to differentiate our customer offer.

Leverage our core assets – The prevailing macro and microeconomic environments mean that we need to derive maximum value from all of our assets and resources. Having already established a white label operation in the UK in 2007, we plan to extend this through additional white label opportunities but also through licensing our services to third-party gaming groups. Our recently announced deals with CIRSA and DM plc confirm that our customer offer represents a highly attractive alternative to other gaming suppliers and networks.

Leverage the assets of others – Having pioneered the use of Hollywood brands to develop some of the most popular online slots, we have also secured licensing deals for one of the world’s biggest video games as well as the right to use the Frank Sinatra name and music catalogue which we hope will also prove popular.

Throughout this Annual Report you will find examples of how we are drawing upon each of these factors to execute our strategy. But how should we measure success and will it work?

Measuring our success
From the outside, it can sometimes be difficult to ascertain what is going on inside a company and identify whether or not a strategy is achieving, or is on course to achieve its objectives. The Group continues to set high standards in terms of financial and operational disclosure, as evidenced by our award for the best Annual Report of any private or public company in 20074. Being totally transparent about our business performance and the key operational and regulatory risks that we face is what sets us apart from many of our competitors. Whilst we are always mindful of not giving away commercially sensitive information, we believe that by improving investors’ and other stakeholders’ understanding of our business, we will inspire greater trust and confidence and that this will reap dividends over the long-term, both in terms of stockmarket valuation as well as profit and cashflow.

From B2B to B2Sí
Through our agreement with CIRSA we plan to broaden our reach to Spanish speaking customers.

4	The CorpComms Award 2008. PartyGaming won Best Annual Report – quoted and unquoted companies.

PartyGaming Plc Annual Report 2008 | 23

Chief Executive’s business review

So how should we be measured? We look to the two key drivers behind our revenue model: numbers of players and player yield but also to our ability to control costs and increase our Clean EBITDA margin, all while continuing to manage our regulatory compliance.

Number of players
The Group has continued to drive new player sign-ups and the number of active players on our sites. As the rates of growth in existing markets mature so new markets open, offering new sources of growth. At the same time, the task of balancing player acquisition and player retention becomes increasingly complex.

Whilst the Group’s ability to attract large volumes of new players to its platform remains impressive, the rates of growth in new player sign-ups can be expected to moderate over time. However, improved analytics and player marketing initiatives now mean that we plan to squeeze even greater value from our marketing spend. We have an excellent track record of exploiting new and existing marketing channels, technologies and payment mechanisms and this gives me great confidence that we can continue to drive both new player sign-ups and the number of unique active players on our system.

Player yield
Player yield is the second key element of the revenue equation and is driven by a range of different factors including frequency of play, the mix of games played and the overall experience of the active player base. As the Group continues to add players to its active base, so the mix of players is likely to become increasingly casual in nature, reducing both frequency and spend per player. While this can be expected to drive down player yields, experienced players tend to increase their spend over time, particularly in poker, and this acts as a countering and positive influence on yields. In addition, the Group continues to invest in developing incremental sources of revenue through new product development, cross-selling and marketing initiatives that also help to counter the impact of an increasingly casual player base. Adding the impact of currency movements means that the Group’s revenue equation is complex: not only are there changes in each of the key revenue drivers, but the relationship between them is also changing over time.

24 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Managing costs and regulatory compliance
Growing revenue is clearly important for long-term success, but this has to be achieved whilst maintaining appropriate control over costs. Post-UIGEA, the Group has succeeded in reinventing itself around a non-US, multi-product and multi-lingual integrated gaming platform. The reduced scale and increased complexity of the business has meant that operating margins are now much lower than when the Group was reliant on one product (poker), one territory (the US), one currency (US dollars) and one language (English). Despite being a more complex business, Clean EBITDA margins have continued to rise since the enactment of the UIGEA. I believe this reflects three key things.

Polishing up
Our localisation strategy in 2008 saw us launch Polish and Romanian versions of our poker software as well as a Portuguese version of our casino software.

First, the operational leverage embedded within the Group’s business model. Second, our focus on controlling costs and on maximising returns for shareholders and third our ability to adapt and flex our infrastructure quickly in response to changing circumstances. As we move through a challenging macroeconomic environment in 2009, I am convinced these characteristics will stand us in good stead and remain confident that, despite the challenges ahead, we will be able to meet our long-term strategic goals.

However, this will only be achieved if we manage the regulatory risk and compliance issues associated with accepting wagers across the spectrum of games that we offer and across a large number of countries. Precedent has already shown us the potential impact on our business from political or regulatory shifts and so whilst we are focused on managing costs and driving Clean EBITDA, this will not be at the expense of managing our regulatory risk and compliance. Regular external audits by regulators and compliance bodies, as well as our own internal review processes ensure that we maintain the highest standards. This remains a core part of our overall strategy.

So driving revenue and Clean EBITDA within a risk-managed framework is how we would like to be measured. To succeed we need to have the right people in the right jobs.

PartyGaming Plc Annual Report 2008 | 25

Chief Executive’s business review

Managing our people
The Group’s management style fosters individual responsibility with a relatively flat hierarchy and seeks to reward individuals that make a difference in achieving the Group’s strategic objectives.

Communications
Having invested to improve our internal communications over the past year, employees now have a clear understanding of the Group’s strategy and business goals. I believe strongly that a unified and clear vision about what we are trying to achieve as a company is a prerequisite for long-term success.

Management
A new appraisal process requires that every employee sets their own personal objectives before they are agreed with and then approved by their manager. Employees are assessed twice a year against these objectives but this is just one factor upon which they will be measured and ultimately rewarded. We also expect our employees to use their initiative, albeit within an appropriate framework of management controls and procedures.

Rewards
We work in a dynamic and demanding business environment and for those prepared to go the extra mile, the rewards can be significant. Our employees’ total remuneration is highly geared to performance. There is an annual or semi-annual bonus based on Clean EBITDA achieved and key employees have a stake in the Company, either through nil-cost or fair market value options. This combination of open management style and a competitive reward programme ensures that we both recruit and retain the very best talent.

Key objectives for 2009
During 2009 we will continue to execute our strategic plan and will seek to capitalise on a number of regulatory, strategic and operational developments.

Regulatory and strategic developments
The shifting political and economic landscape around the globe may present the Group with a number of exciting opportunities for the future.

US Congressman Barney Frank, Chairman of the House of Representatives Financial Services Committee, has announced his intention to introduce a bill that will seek to repeal the UIGEA, laying the ground for a legislative framework to license and regulate online gaming in the US. While there remain many hurdles to overcome before such a framework could become law, this would represent an important first step towards the Group being able to once again offer its services to customers in the US, which remains the world’s largest online gaming market. With a huge database of over two million real-money US players that were active before the enactment of the UIGEA, as well as over 10 million free play gaming customers in the US, the Group should be well-placed to benefit from such a development. Even before then, we are exploring opportunities to monetise the strength of the Group’s brands, in particular PartyPoker.com, through alternative business models that do not raise regulatory concerns under US law such as state-licensed intra-state online gaming.

26  |  PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

In Europe, the French government has published proposals for its own regulatory framework for online gaming. This is a positive development that we welcome in the context of the implicit recognition of the wider rights enshrined in the EC Treaty. Whilst the exact details have yet to be finalised, we believe that this represents a significant growth opportunity for us as an EU-licensed and regulated gaming company. We expect other European countries will recognise the merits of a proper regulatory framework for online gaming and look to adopt similar proposals. Elsewhere, Spain is also believed to be considering a proposal to license and regulate online gaming. With an estimated annual gross gaming yield from land-based activities in Spain of over €5 billion per annum5, the opportunity for online gaming operators is expected to be significant.

As governments around the world recognise the benefits of regulation, we believe they will also seek to participate in the online gaming market, just as they have done in lotteries. As such, we are seeking to ensure that we are well-positioned to win government-sponsored business that we believe will become an increasingly important segment of the overall online gaming market.

Finally, the online gaming market is ripe for consolidation and we are determined that PartyGaming plays an active part as a consolidator – making a transformational acquisition remains a key objective.

Operational developments
Delighting the customer is at the heart of everything we do and has already set the agenda for our development roadmap in 2009. Over the next six months we will be introducing a range of new features and functions across all of our business segments, as well as continuing to improve the overall customer experience through improved performance and platform stability.

In poker, throughout the year we plan to introduce new features every month including increased functionality for our multi-tabling capability, improved personalisation and many new tournament structures. We look forward to the launch of a version of our product for CIRSA and to the launch of our poker network in Italy.

In casino, we will launch the Rambo, Frank Sinatra, Naked Gun and High Noon slots as well as over 60 games provided by third-party suppliers such as CryptoLogic, WagerWorks and NextGen. By the end of the first half of 2009 we are planning to have over 130 games and we will be releasing more language versions of our casino product to broaden its international appeal even further.

New fronts
Our business is shifting and in 2009 we are looking to exploit opportunities in the B2B, B2C and government-sponsored markets.

5 H2 Gambling Capital – February 2009 (excludes lotteries).

PartyGaming Plc Annual Report 2008 | 27

Chief Executive’s business review

In bingo our focus during the year will be on delivering solutions for CIRSA and DM plc and other third-party customers, as well as continuing to expand the portfolio of side games and casino games available through the bingo client.

Our focus in sports betting will be on improving the gross win margin in both the main and live books whilst maintaining the strong turnover growth that we have achieved in recent years.

Following an initial soft launch, we will now be starting to promote PartyMarkets for the first time. The PartyMarkets customer interface has been specifically designed to simplify financial trading and spread betting so as to make it more user friendly to regular online gamers as opposed to financial traders. Included within the emerging games segment within poker, PartyMarkets has yet to make a meaningful contribution to revenue or profit but we believe it is an opportunity for the future.

Current trading
In the 5 weeks ended 4 February 2009, average gross daily revenue was $1,442,900. In poker, new player sign-ups increased to an average of 1,494 per day, and there were on average 51,000 active players per day generating average gross daily poker revenue of $756,700. In casino, gross revenue was $597,200 per day. In sports betting gross win per day was $75,700 and in bingo, average gross daily revenue was $13,200.

In the 4 weeks ended 4 March 2009, average gross daily revenue was $1,536,200. In poker, new player sign-ups averaged 1,550 per day and there were on average 51,100 active players per day, generating average gross daily revenue of $738,500. In casino, average gross daily revenue was $662,500, in sports betting, average gross win per day was $123,000 while in bingo it was $12,200.

Outlook
The Group has continued to make good progress in the first few weeks of 2009 despite the pressures of a highly competitive market and currency movements.

As I look further ahead, there are some clear trends that I expect to continue. Gaming on the internet is not new, it has been around for over a decade but over that period it has grown rapidly, despite technological and regulatory hurdles. Sharp increases in broadband penetration in a number of developed economies have been a major driver of growth for all forms of eCommerce, including online gaming.

While the growth of broadband is well advanced in most of these territories, many less-developed, but still large and vibrant economies, are now undergoing similar rates of growth and this should help to maintain the momentum for the online gaming industry (see ‘Our markets’ on pages 51 to 55). Regulatory hurdles to online gaming and in particular the promotion of online gaming, remain significant in many territories. However, there are signs that this is changing. In particular, if regulation rather than prohibition is introduced in major markets and if the efforts of the European Commission are successful in breaking-up many of the state-controlled gambling monopolies across Europe, then the impact on future growth for the industry and for PartyGaming will be significant.

Whist optimistic about the longer term, the short-term outlook for the global economy remains uncertain and there is no question that we, along with many other businesses, face a challenging macroeconomic environment in the months ahead.

28 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

However, we have a clear strategy and roadmap for 2009. In terms of overall goals, I am determined that we build on our market position across all products with a particularly strong opportunity to grow casino and sports betting through customer acquisition. In poker I am confident that we can develop a meaningful white label and services strategy by entering into a number of additional agreements with third parties. This will both add player liquidity and provide an incremental revenue stream for the business. The online gaming market is ripe for consolidation and as a management team we are determined that we play an active part.

Our business model is both flexible and robust with a capacity to generate strong cashflow. Our brands and market position are strong and we have a healthy balance sheet with which to execute our business strategy. I believe that we are in an excellent position, not just to withstand the macroeconomic challenges that may lie ahead, but also to create value for all of our stakeholders and achieve our long-term objective. We are focused on executing our stated strategy and remain confident about the Group’s prospects.

The road ahead
Our roadmap for 2009 is already drawn with a range of new games and features scheduled for launch together with those for our new B2B partners.

PartyGaming Plc Annual Report 2008 | 29

30 | PartyGaming Plc Annual Report 2008

B2B

Grow the player base
Our business-to-business pipeline is a hive of activity. So far in 2009 we have already struck alliances with CIRSA and DM plc.

PartyGaming Plc Annual Report 2008 | 31

Review of 2008

The Group’s performance in 2008 reflects the strength of our business strategy with strong growth in Clean EBITDA and earnings per share.

Highlights

Continuing net revenue

+3%
$472.9 million

Continuing Clean EBITDA*

+29%
$144.2 million

Continuing Clean EPS*

+55%
24.9 cents

Cashflow from operations before working capital movements

+23%
$132.5 million

Financial summary

Year ended 31 December	2008 $ million	2007 $million

Net revenue

Poker	274.0	295.0

Casino^	176.0	144.2

Sports Betting	18.0	16.1

Bingo	4.9	2.5

Net revenue before non-recurring adjustments	472.9	457.8

Non-recurring adjustment to net revenue	—	18.2

Total net revenue	472.9	476.0

Clean EBITDA*

Poker	76.1	62.4

Casino^	66.1	43.5

Sports Betting	5.1	3.4

Bingo	(0.1)	0.1

Unallocated Corporate	(3.0)	2.3

Clean EBITDA* from Continuing operations	144.2	111.7

Clean EBITDA* from Discontinued operations#	(10.9)	(24.7)

Total Clean EBITDA*	133.3	87.0

Profit from operating activities – Continuing operations	77.9	5.3

Profit before tax – Continuing operations	82.4	6.7

Profit after tax – Continuing operations	77.8	13.9

Basic EPS (cents) – Continuing operations	19.2	3.5

Clean EPS* (cents) – Continuing operations	24.9	16.1

Basic EPS (cents)	16.5	10.4

Clean EPS* (cents)	22.2	9.9

^	Casino revenues and Clean EBITDA have been adjusted to exclude bingo which is now disclosed as a separate business segment.

*

EBITDA/EPS before reorganisation income and costs, non-cash charges relating to share-based payments, non-recurring adjustment to revenue and release of tax provision (see reconciliation of Clean EBITDA to operating profit from Continuing operations on page 33).

#	Operations located physically outside of the US but which relate to US customers that were no longer accepted following the enactment of the UIGEA.

32 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Results
Net revenue was up by 3% year-on-year to $472.9 million (2007: $457.8 million). Poker revenue was down 7% versus the prior year with increased promotion costs around the launch of the next generation of PartyPoker, a delay in the launch of a new loyalty programme and continued competitive pressures, particularly from sites still accepting US players, also impacting the second half performance. Casino revenue grew by 22% year-on-year through an increase in player activity on the back of higher new player sign-ups and an increase in player yields. Bingo and sports betting revenues also grew strongly year-on-year.

The majority of the Group’s customer deposits continue to be made in US dollars which remains the Group’s functional currency. However, the majority of the Group’s costs are incurred in currencies other than US dollars, particularly pounds sterling, which meant that whilst sterling revenue was adversely impacted by currency movements, there was a corresponding reduction in operating costs which mitigated the impact on Clean EBITDA. This, together with continued careful management of the Group’s costs meant that Clean EBITDA grew by 29% to $144.2 million (2007: $111.7 million) and Clean EBITDA margins rose from 24.4% to 30.5%. This was despite including costs of $5.1 million (2007: $nil) associated with the change of Chairman and Chief Executive Officer during the year.

Discontinued operations produced a loss at the Clean EBITDA level of $10.9 million (2007: loss of $24.7 million) which primarily represent legal costs incurred in respect of the Group’s US legal matters and ongoing discussions with the United States Attorney’s Office for the Southern District of New York. This was substantially lower than the total figure for 2007 that also included a write-off of committed marketing expenditure relating to contracts entered into before the enactment of the UIGEA, for which no benefit to the Group arose.

Total Clean EBITDA (including Discontinued operations) was up 53% to $133.3 million (2007: $87.0 million) driven by revenue growth, a reduction in both distribution and administration costs, as well as lower charges relating to Discontinued operations. Total profit from operating activities grew by $87.7 million to $67.0 million (2007: loss of $20.7 million) reflecting increased Clean EBITDA and a reduced share-based payments charge. The total profit before tax was $71.5 million (2007: loss before tax of $19.3 million) and the total profit after tax was $66.9 million (2007: $41.6 million).

Continuing Clean EPS was up by 55% to 24.9 cents (2007: 16.1 cents) and Basic EPS from Continuing operations was up by 449% to 19.2 cents (2007: 3.5 cents). Total Clean EPS was up by 124% to 22.2 cents (2007: 9.9 cents) and Basic EPS was up by 59% to 16.5 cents (2007: 10.4 cents).

The following table provides a reconciliation of the movements between Clean EBITDA and operating profit:

Reconciliation of Clean EBITDA* to operating profit

Year ended 31 December	2008 $million	2007 $million

Clean EBITDA* – Continuing operations	144.2	111.7

Depreciation	(18.6)	(23.6)

Amortisation	(23.0)	(21.7)

Impairment losses – assets held for sale	(1.3)	—

Share-based payments	(21.7)	(79.3)

Non-recurring adjustment to net revenue	—	18.2

Reorganisation costs – Continuing operations	(1.7)	—

Profit from operating activities – Continuing operations	77.9	5.3

*

EBITDA before reorganisation income and costs, non-cash charges relating to share-based payments, non-recurring adjustment to revenue and release of tax provision. Reorganisation costs comprise redundancy costs following the Group review in 2008.

PartyGaming Plc Annual Report 2008 | 33

Review of 2008

2008 business developments
The Group has made good progress during 2008. We have grown the player base and seen the number of unique active players increase to over 1.2 million. We have continued to localise our customer offer through multi-lingual and multi-currency versions of our games. We have broadened the product base with the addition of new casino games as well as the launch of the next generation of PartyPoker. Acting responsibly has also brought rewards with the Group winning both the Socially Responsible Operator of the Year and Operator of the Year awards at the 2008 eGaming Awards, as well as a place in the FTSE4Good Index Series of companies.

Hasta la vista...

Adding new content, such as The Terminator slot, helps us to retain players, some of whom have been playing with us since 2001.

“I’LL BE BACK”

A key area of focus during the year has been on expanding our games portfolio through the development of new slot games using international brands as well as the development of our business-to-business (‘B2B’) strategy, in particular white labels. During 2008 we released a number of new slot games including Saturday Night Fever, Top Gun, Mission: Impossible, The Godfather, The Terminator and Gone With The Wind. Taken together, these movie-branded slots attracted total wagers in the period of $143 million. Following deals with CryptoLogic, WagerWorks and NextGen, we have over 50 additional games being added to our casino over the next few months and will continue to expand the portfolio with additional branded games in 2009.

Having announced our intent to expand our B2B portfolio in August 2008, our efforts have begun to bear fruit with the announcement of two deals since the year end – namely CIRSA and DM plc.

Our alliance with CIRSA, one of Spain’s largest land-based gaming operators that also has a substantial presence in Latin America, will seek to exploit online gaming opportunities in Spanish speaking countries. Our initial focus will be on bingo and casino games, followed by poker.

34 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

DM plc is the UK’s leading direct marketing group specialising in customer recruitment and database management. It also designs and promotes a range of games, competitions and promotions that are distributed via mass-market channels. This alliance is another white label under which DM plc will create a fresh bingo and casino brand powered by PartyGaming’s proprietary software and technology platform.

Each of these relationships is expected to become operational during the second half of 2009.

A further key development in 2008 was the launch of the next generation of PartyPoker that took place at the end of September. With many new features and a complete redesign of the poker table and lobby, the new software has proven highly popular and is now being used by approximately three quarters of our active players with the balance preferring to use ‘PartyPoker Classic’ which remains available as an option for all of our players.

An update on each of the Group’s three key operational areas during 2008 is provided below.

Sales and player marketing
The Group’s sales and player marketing function has again succeeded in attracting a large number of new players to our system with almost 630,000 new players added in 2008. Whilst this is less than in 2007, the prior year total reflected the strategic need to rebuild player liquidity following the enactment of the UIGEA. As a result, the number of poker sign-ups was down 22% year-on-year to just under 445,000 (2007: 573,000), although the other segments delivered strong growth in new player sign-ups. In casino, sign-ups increased by 83% to just under 80,000 reflecting a concerted marketing push to increase the number of core casino players and reduce the reliance on players coming from poker via cross-selling. Bingo sign-ups also grew strongly, quadrupling to over 22,000 for the year whilst sports betting sign-ups grew by 34% to over 82,000. Germany, Canada and the UK remain significant markets for the Group, but a number of developing markets in Continental and Eastern Europe also proved attractive in 2008 and we plan to continue to develop these and other territories in 2009. Our localisation strategy continued in 2008 with Romanian and Polish versions of our poker software added during the year as well as a Portuguese version of our casino software. Increasing the localisation of our games remains a core part of our strategy to broaden their appeal and attract players to our sites from around the globe.

An analysis of sign-ups, unique active players and consolidated active player days in each of our key international regions is provided overleaf.

PartyGaming Plc Annual Report 2008 | 35

Review of 2008

New player sign-ups ‘000

Year ended 31 December	2008	2007	% change

EMEA*	536.6	572.3	(6%)

Americas (non-US)	66.3	77.8	(15%)

Asia Pacific	27.0	33.6	(20%)

Total	629.9	683.7	(8%)

Unique active players ‘000

Year ended 31 December	2008	2007	% change

EMEA*	1,012.1	908.4	11%

Americas (non-US)	170.2	179.8	(5%)

Asia Pacific	59.0	57.4	3%

Total	1,241.3	1,145.6	8%

Active player days m

Year ended 31 December	2008	2007	% change

EMEA*	20.7	22.2	(7%)

Americas (non-US)	4.5	4.9	(8%)

Asia Pacific	1.2	1.3	(8%)

Total	26.4	28.4	(7%)

* Europe, Middle East and Africa.

Geographic split of new player sign-ups %

The addition of a number of new and exclusive branded slot machines during 2008, together with many other new features sustained our momentum in improving our casino offering and helped to attract an increasing number of dedicated casino players to our platform. While 77% of the active daily casino customers still came from poker, our increasing focus on casino marketing should help to further reduce our reliance on poker as the main source of casino players during 2009. In bingo, our white label partnership with ITV helped to drive bingo sign-ups on the back of Bingo Night Live, a television programme dedicated to promoting bingo in the UK. This was a major factor behind the quadrupling of bingo sign-ups. We believe that white labels represent an important new distribution channel, one that we are already seeking to exploit further.

The number of unique active players for the year to 31 December 2008 increased by 8% to 1.2 million (2007: 1.1 million). While the size of the active player base increased, the number of average daily players fell by 8% reflecting a drop in player frequency. This is due to several reasons although the precise impact of each one is difficult to determine. The first reason is the increasingly casual nature of the Group’s player base. While new players enjoy online gaming it is unlikely to be their primary leisure pursuit and on average they tend to play less than existing, more experienced players; second, the mix of player activity across different games is shifting towards games that players tend to play less frequently; and third, it also reflects the increasing awareness by players of a number of different online gaming sites and the fact that they are now more likely to play on a number of different gaming sites rather than remaining loyal to just one site.

36 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Consolidated active player days and unique active players

Fast cards
On average in 2008, a hand of poker played on our platform took just under 37 seconds.

Systems and product development

Proprietary technology lies at the heart of the Group’s infrastructure and operating platform. During 2008 we introduced a number of new games, features and performance-enhancing upgrades to our systems, all of which are focused on delivering the very best customer experience. We have also continued to improve the level of reliability in our production systems and reduced time to market for new items.

The largest single achievement for our technology team was the launch of the next generation of PartyPoker that took place at the end of September 2008. Having been meticulously designed and planned in-house over the previous ten months, the launch has attracted much favourable comment from across the industry.

As part of our plan to leverage our own assets as well as the assets of others, we have invested in building a dedicated team of software developers and engineers to deliver white label and services solutions for our B2B customers. We believe that this is an essential cost of being in the B2B business and will minimise the impact on our own operations.

Customer service
Ensuring that our customers have a great experience requires that we provide excellent customer support. Having reorganised the structure of this important activity, the vast majority of our customer service operation is focused in one location, providing assistance or responding to queries players may have regarding their account or game play. We have also undergone something of a transformation in terms of ethos. No longer do our service agents just wait for the phone to ring – we are increasingly pro-active, calling and emailing customers that we can see are having problems, to try and help them resolve their issue as quickly as possible.

PartyGaming Plc Annual Report 2008 | 37

Review of 2008

Ring of steel
Despite the principles enshrined within the EC Treaty, several Member States are continuing to protect domestic monopolies from fair and open competition.

With 170 full-time customer service agents, we provide support in 11 languages other than English (Danish, French, German, Greek, Italian, Polish, Romanian, Russian, Spanish, Swedish and Portuguese). Approximately 28% of the 694,000 customer contacts received during the period were conducted in languages other than English and 91% of the calls received were answered in 30 seconds or less. Never complacent we know we can continue to improve and are focused on doing so.

Regulation
Our discussions with the United States Attorney’s Office for the Southern District of New York (‘USAO’) are continuing in line with the Board’s expectations. These discussions have made good progress and the Company continues to negotiate the terms of a possible settlement with the USAO. However, the terms of any settlement have not yet been finalised and there can be no certainty that any agreement will be reached between the Company and the USAO. The fact that certain online gaming businesses continue to offer real money games to customers in the US is a frustration, particularly given their ability to deploy US-generated profits into competitive international markets. However, we hope that this is a situation that will not last and believe that the US enforcement agencies will ultimately take action in this area.

In Europe, after some early progress with letters of formal notice being sent by the European Commission (‘EC’) to both Sweden and Germany and reasoned opinions being sent to both Greece and the Netherlands during the first half of 2008, the process of taking Member States to task for suspected breaches of EU law appears to have hit political obstacles, with little progress being made in the second half of the year. That said, following pressure from the EC, France has now announced its intention to introduce a regulatory framework for online gaming as have other countries such as Spain and Ireland.

38 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Conversely, following an internal review, Sweden has stated that it intends to continue with its protectionist measures of having gambling controlled by government-owned entities while the Netherlands and others continue to threaten to enforce domestic laws that only permit online gaming to be offered by domestic government-controlled monopolies. Such a state of flux is likely to continue for some time until there is clarity regarding the legal position at the European Court of Justice. We remain committed to creating a level playing field for our products and services across Europe. We continue to believe that a regulatory framework is the best way to strike the right balance between providing adults with a safe and secure online gaming environment that offers attractive payout rates, whilst ensuring protection for children and the vulnerable.

Directors
There have been several changes to the Board over the past 12 months. Jim Ryan became Chief Executive Officer on 30 June 2008. Having joined the Group in 2006 and been appointed to the Board as Managing Director on 16 May 2008, John O’Malia resigned from the Company with effect from 28 February 2009 to pursue other business interests. Michael Jackson stepped down as Non-Executive Chairman and was replaced by Rod Perry on 29 August 2008. John Davy resigned from the Board on 4 March 2009 and was replaced by Rami Lerner.

Dividend
While the Group has made good progress during 2008, the Board is not recommending payment of a final dividend. The Board will continue to review the appropriate dividend policy for the Group, taking account of a possible settlement with the USAO in respect of the Group’s pre-UIGEA activities and the need to retain sufficient financial flexibility to take advantage of consolidation opportunities that are expected to arise over the coming months.

Players Utd
We are aiming to create a level playing field to allow consumers from across Europe to enjoy our games.

PartyGaming Plc Annual Report 2008 | 39

Review of 2008	Broaden the product base
As part of our B2B strategy we have secured agreements with a number of international organisations to create new products and extend our reach into new and existing markets.

Party bag

40 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

2008 – Summary of results

	Net revenue		Clean EBITDA

Year ended 31 December	2008	2007	2008	2007

Poker	274.0	295.0	76.1	62.4

Casino	176.0	144.2	66.1	43.5

Sports Betting	18.0	16.1	5.1	3.4

Bingo	4.9	2.5	(0.1)	0.1

Unallocated Corporate	—	—	(3.0)	2.3

Total Continuing operations	472.9	457.8	144.2	111.7

Discontinued operations	—	—	(10.9)	(24.7)

Total	472.9	457.8	133.3	87.0

Having been up 17% year-on-year at the half year, a significant strengthening of the US dollar against other currencies during the second half, as well as competitive pressures meant that net revenue finished 2008 up 3% over the prior year at $472.9 million. Increased promotional activity around the relaunch of PartyPoker that took place during the fourth quarter and a delay in the Group’s new loyalty programme were also contributory factors. However, a significant part of our cost base is incurred in non-US currencies, and the appreciation of the US dollar had a beneficial impact on our reported costs in the second half with Clean EBITDA up 29% to $144.2 million. The overall Clean EBITDA margin increased from 24.4% to 30.5% due to the growth in revenues and continued control of our cost base. Poker was the largest contributor to Group Clean EBITDA, with a 22% increase to $76.1 million. Our casino segment grew Clean EBITDA by 52% to $66.1 million on the back of a 22% increase in revenue. Our sports segment also grew Clean EBITDA by 50% whereas bingo incurred a small loss due to costs associated with the ITV white label in the UK.

Clean earnings per share from Continuing operations increased by 55% to 24.9 cents (2007: 16.1 cents). Total Clean earnings per share increased by 124% to 22.2 cents per share (2007: 9.9 cents).

The consolidated key performance indicators underlying this performance are highlighted in the table below.

Consolidated Key Performance Indicators

Year ended 31 December	2008	2007	% change

Active player days (million)	26.4	28.4	(7%)

Daily average players (‘000)	72.0	77.9	(8%)

Yield per active player day ($)	17.9	16.1	11%

Yield per unique active player in the year ($)	381.0	399.7	(5%)

New real money sign-ups (‘000)	629.9	683.7	(8%)

Unique active players in the year (‘000)	1,241.3	1,145.6	8%

Average daily net revenue ($000)	1,292.0	1,254.4	3%

Gross revenue by quarter of sign-ups* $m

*	Across all segments. Excludes revenue derived from account fees and similar items.

PartyGaming Plc Annual Report 2008 | 41

Review of 2008

The number of unique active players increased by 8% to over 1.2 million driven by the addition of 629,900 new real money sign-ups. However, the daily average number of players fell by 8% to 72,000 as the frequency of play fell and this also impacted the yield per unique active player. While the yield per active player day was up 11% year-on-year to $17.9 on the back of operational enhancements and an increasing proportion of casino play, the yield per unique active player fell by 5% to $381.0 due to reduced frequency of play.

The net effect was that over the 12 months to 31 December 2008, average net daily revenue was $1,292,000 per day, up 3% from $1,254,400 in 2007.

Continuing revenue by product and region

There follows a more detailed review of the Continuing operations including each of the individual product segments.

Full details of all of the Group’s historic quarterly key performance indicators can be downloaded from the Group’s website at:

http://www.partygaming.com/investor /documentation.html

Poker

Year ended 31 December	2008 $million	2007 $million	% change

Gross revenue	327.6	339.1	(3%)

Bonuses and other fair value adjustments to revenue	(53.6)	(44.1)	(22%)

Net revenue before non-recurring adjustment to revenue	274.0	295.0	(7%)

Non-recurring adjustment to revenue	—	15.8	n/a

Net revenue	274.0	310.8	(12%)

Continuing Clean EBITDA	76.1	62.4	22%

Clean EBITDA margin*	27.8%	21.2%

*	Excluding non-recurring adjustment to revenue.

Gross poker revenue fell by 3% year-on-year due to a reduction in the frequency of play, partly driven by a delay in the launch of a new loyalty programme and competitive pressures from sites that continue to accept US players. Currency movements also impacted performance, particularly in the final quarter. In terms of market share, PartyPoker.com has successfully held its position in the global market, although the larger US facing sites have managed to increase their share at the expense of other operators. It is estimated that in the week ended 8 March 2009 PartyPoker.com had 8% of the global online poker market6 (unchanged since we last provided an update in August 2008).

Poker – active player days and unique active players

6	Based on the average number of daily real money cash game players –source: pokerscout.com.

42 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Increased competition, particularly from US-facing sites, the launch of a new loyalty programme, as well as an increase in marketing activity around the launch of the next generation of PartyPoker that took place in September 2008, meant that bonuses and other fair value adjustments to revenue increased from 13.0% in 2007 to 16.4% of 2008 gross revenue. Although net poker revenue fell by 7% versus the previous year to $274.0 million (2007: $295.0 million), Clean EBITDA grew by 22% to $76.1 million (2007: $62.4 million) driven by reduced but more effective marketing spend and lower administration costs which meant that Clean EBITDA margins increased to 27.8% (2007: 21.2%).

Poker – Key Performance Indicators

Year ended 31 December	2008	2007	% change

Active player days (million)	21.0	23.9	(12%)

Daily average players (‘000)	57.3	65.4	(12%)

Yield per active player day ($)	13.1	12.4	6%

Yield per unique active player in the year ($)	289.1	319.1	(9%)

New real money sign-ups (‘000)	444.9	573.0	(22%)

Unique active players in the year (‘000)	947.9	924.7	3%

Average daily net revenue ($000)	748.8	808.3	(7%)

As mentioned above, in terms of key performance indicators, the year-on-year comparisons have been distorted by the major drive to boost poker player liquidity that took place during the first half of 2007.

The table above shows the key performance indicators for poker versus the prior year.

The number of unique active players increased by 3% to 947,900 driven by the addition of 444,900 new real money sign-ups. The daily average number of players fell by 12% due to reduced frequency of play reflecting an increased willingness of players to play on multiple sites as well as competitive pressures, principally from those sites that still accept US players. Real money sign-ups were down 22% reflecting the exceptional marketing push in the first quarter of 2007 to preserve liquidity immediately following the UIGEA.

The trends in player retention experienced in previous years have continued with an increasing proportion of casual players amongst new player sign-ups, as evidenced by higher attrition rates. Approximately 19.2% of all 2008 poker sign-ups remained active after six months versus 24.6% of all 2007 sign-ups. As at 31 December 2008, across all real money poker sign-ups, the proportion of players remaining active after six months was approximately 24% (2007: 27%), after 12 months it was 19% (2007: 21%) and after 18 months it was 15% (2007: 17%).

Poker – player retention %

PartyGaming Plc Annual Report 2008 | 43

Review of 2008

Despite the impact of higher bonus levels, yield per active player day increased by 6% due to the success of a number of revenue enhancing initiatives. However, this was more than offset by a reduction in yield per unique active player that fell by 9% to $289.1 reflecting a reduction in player frequency. The delay in the relaunch of the Group’s loyalty programme and the effect of increased competition with many poker players playing on more than one site were the main contributory factors to the reduction in frequency. The continued growth in the Group’s casino, that sourced over 77% of its active players from poker, was also a factor that affected poker revenue in the period.

Lights, camera, action!

Now playing at PartyCasino – our exclusive branded slots: Saturday Night Fever, The Godfather, Gone With The Wind, The Terminator, Top Gun and Mission: Impossible.

Casino

Year ended 31 December	2008 $million	2007 $million	% change

Gross revenue	242.3	188.8	28%

Bonuses and other fair value adjustments to revenue	(66.3)	(44.6)	(49%)

Net revenue before non-recurring adjustment to revenue	176.0	144.2	22%

Non-recurring adjustment to revenue	—	2.4	n/a

Net revenue	176.0	146.6	20%

Continuing Clean EBITDA	66.1	43.5	52%

Clean EBITDA margin*	37.6%	30.2%

*	Excluding non-recurring adjustment to revenue.

The Group’s casino business delivered another strong performance in 2008, maintaining our position as the world’s largest online casino. The total amount wagered increased by 25% to almost $8 billion with net revenue up by 20% versus the prior year. Casino represented 37% of Group revenues in 2008 (2007: 31%).

Casino – active player days and unique active players ’000

44 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

An improved revenue mix away from lower margin games such as blackjack towards slots and jackpot slots contributed to the growth in revenue, although this was mitigated by an increase in bonuses and other fair value adjustments to revenue that increased from 23.6% in 2007 to 27.4% of gross revenue. This increase was as much a reflection of the shift in business mix as it was due to competitive pressures as higher yielding games tend to require higher bonus rates. Clean EBITDA increased by 52% to $66.1 million reflecting the benefits of an initiative to optimise marketing spend and the impact of revenue growth given the inherent operating leverage of the business. A summary of the key performance indicators for the casino business during 2008 is shown in the table below.

Casino – Key Performance Indicators

Year ended 31 December	2008	2007	% change

Active player days (‘000)	4,277.2	4,011.1	7%

Daily average players (‘000)	11.7	11.0	6%

Yield per active player day ($)	41.2	36.0	14%

Yield per unique active player in the year ($)	323.9	276.2	17%

New real money sign-ups (‘000)	80.0	43.7	83%

Unique active players in the year (‘000)	543.5	522.3	4%

Average daily net revenue ($000)	481.0	395.3	22%

The benefits of previous investment and development continued to flow through into casino and all of the key performance indicators improved in 2008. In line with our strategy, new player sign-ups increased by 83% reflecting a desire to both reduce the reliance on poker as a source of casino customers and also to increase player yield as dedicated casino customers tend to spend more on casino games than poker players. While substantial progress was made in 2008, the fact that the majority of active casino customers in 2008 still came from poker, coupled with the softer trading performance in poker meant that the growth in active player days and daily average players was limited to 7% and 6% respectively. Yield per active player day and yield per unique active player increased strongly year-on-year driven by the introduction of a number of new and exclusive slot games such as Mission: Impossible, The Godfather, Top Gun and The Terminator as well as an improvement in games mix, with blackjack now representing approximately 25% of the amount wagered in casino compared with over 33% in 2007.

Sports Betting

Year ended 31 December	2008 $million	2007 $million	% change

Total stakes	538.8	349.9	54%

Gross win margin	4.7%	6.3%

Gross revenue	25.1	22.1	14%

Bonuses and other fair value adjustments to revenue	(7.1)	(6.0)	(18%)

Net revenue	18.0	16.1	12%

Continuing Clean EBITDA	5.1	3.4	50%

Clean EBITDA margin	28.3%	21.1%

The Group’s sports betting business, comprising PartyBets.com and Gamebookers.com, continued to experience strong growth in business volume with the amount wagered increasing by 54% to $538.8 million in 2008 (2007: $349.9 million). The growth in turnover was due to a 48% increase in average bet size to $14.0 as well as a 15% increase in the number of active players.

Whilst pleased with the growth in amounts wagered, the overall gross win margin at 4.7% (2007: 6.3%) needs to improve. Live betting represented an increasingly significant proportion of total betting volume at approximately 40% of total stakes (2007: 33%) and while this tends to attract lower margins than the main book, the gross win margin was still below expectations. As a result, and with a small increase in bonus rates to 28.3% of gross revenue (2007: 27.1%), net revenue increased by 12% to $18.0 million. Operating leverage coupled with optimised marketing spend

PartyGaming Plc Annual Report 2008 | 45

Review of 2008

meant that Clean EBITDA margins increased to 28.3% (2007: 21.1%) and Clean EBITDA grew by 50% to $5.1 million (2007: $3.4 million). A summary of the key performance indicators for sports betting is shown below.

Sports Betting – Key Performance Indicators

Year ended 31 December	2008	2007	% change

Active player days (‘000)	3,456.9	3,197.7	8%

Daily average players (‘000)	9.4	8.8	7%

Yield per active player day ($)	5.2	5.0	4%

Yield per unique active player in the year ($)	92.0	95.4	(4%)

New real money sign-ups (‘000)	82.6	61.6	34%

Unique active players in the year (‘000)	194.3	168.5	15%

Average daily net revenue ($000)	48.8	44.0	11%

Player activity and daily average players both benefited from the Euro 2008 football tournament during the year that, coupled with dedicated marketing initiatives, helped to increase new player sign-ups by 34% over the previous year. Soccer remains the most popular sport representing 54% of the amount wagered with tennis, basketball and ice hockey being the Group’s other major sports.

The yield per unique active player fell by 4% to $92 reflecting the fall in gross win margin, partially mitigated by the growth in average bet size.

Sports betting – active player day and unique active players ‘000

Note: Gamebookers was acquired in August 2006.

Bingo

Year ended 31 December	2008 $million	2007 $million	% change

Gross revenue	6.7	2.8	139%

Bonuses and other fair value adjustments to revenue	(1.8)	(0.3)	(500%)

Net revenue	4.9	2.5	96%

Continuing Clean EBITDA	(0.1)	0.1	n/a

Clean EBITDA margin	n/a	4.0%

Bingo grew strongly during 2008 with net revenue almost doubling to $4.9 million on the back of strong growth in both PartyBingo and ITV Bingo, our bingo white label. Bonus rates increased to 26.9% (2007: 10.7%) of gross revenue to enhance the competitiveness of our bingo offering to players. Investment in the Group’s white label with ITV meant that despite strong growth in revenue, there was no corresponding increase in Clean EBITDA.

A summary of the key performance indicators for bingo is shown overleaf.

Big bets
In 2008, approximately $8 billion was wagered in our casino and over $18 billion was bet on our poker tables.

46 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Bingo – Key Performance Indicators

Year ended 31 December	2008	2007	% change

Active player days (‘000)	396.4	301.4	32%

Daily average players (‘000)	1.1	0.8	38%

Yield per active player day ($)	12.3	8.2	50%

Yield per unique active player in the year ($)	78.2	44.1	77%

New real money sign-ups (‘000)	22.4	5.4	315%

Unique active players in the year (‘000)	62.2	55.8	11%

Average daily net revenue ($000)	13.3	6.7	99%

All of the key performance indicators for bingo showed strong growth over the prior year and we believe that there will continue to be opportunities for growth in this segment in the future. The UK is currently the Group’s largest bingo market and whilst the levels of activity have fallen since Bingo Night Live came off the air in November last year, the Group has introduced an improved bingo lobby and additional functionality that are expected to help to increase future revenue growth. White labels will be particularly important to this segment in 2009 and through our alliance with CIRSA we hope to build revenue from Spanish-speaking customers when the service launches later in the year.

Bingo – active players days and unique active players ‘000

Distribution costs

Year ended 31 December	2008 $million	2007 $million	% change

Customer acquisition and retention	71.9	77.2	(7%)

Affiliates	69.8	76.5	(9%)

Other customer bonuses (not netted from revenue)	6.1	4.1	49%

Customer bad debts	2.1	1.7	24%

Webhosting and technical services	29.6	24.7	20%

Distribution costs	179.5	184.2	(3%)

Distribution costs as a % of ongoing net revenue*	38.0%	40.2%

* Excluding non-recurring adjustment to revenue.

Improvements in the allocation of marketing spend together with the benefits of more effective campaigns and favourable currency movements contributed towards a 7% reduction in customer acquisition and retention costs versus the prior year. Affiliate expenses were lower due to the absence of a strategic push to increase new player sign-ups using the affiliate channel that took place in the first quarter of 2007. Consequently, affiliate costs fell by $6.7 million year-on-year and also fell as a proportion of net revenue to 14.8% (2007: 16.7%).

Continuing distribution costs as a % of ongoing net revenue

PartyGaming Plc Annual Report 2008 | 47

Review of 2008

An increasingly competitive environment resulted in other customer bonuses, that also include payments to cover certain guaranteed tournament prizes, increasing to $6.1 million (2007: $4.1 million). Customer bad debts increased by $0.4 million but remained stable as a percentage of revenue at 0.4%. Webhosting and technical services costs increased by 20% to $29.6 million due to the successful launch of a number of new branded slots as well as strong growth in the non-Party branded casinos, both of which resulted in higher royalty payments due to third parties. Overall, Continuing distribution costs fell to 38.0% of net revenue (2007: 40.2%), slightly better than previous guidance.

Administrative expenses (before reorganisation costs)

Year ended 31 December	2008 $million	2007 $million	% change

Transaction fees	31.2	32.1	(3%)

Depreciation	18.6	23.6	(21%)

Amortisation	23.0	21.7	6%

Staff costs	82.1	87.5	(6%)

Other overheads	34.4	44.6	(23%)

Administrative expenses before share-based payments	189.3	209.5	(10%)

Share-based payments	21.7	79.3	(73%)

Administrative expenses	211.0	288.8	(27%)

Administrative expenses before share-based payments as a % of net revenue*	40.0%	45.8%

Administrative expenses as a % of net revenue*	44.6%	63.1%

* Excluding non-recurring adjustment to revenue.

The implementation of a programme to reduce costs and the benefit of currency movements during the second half of 2008 meant that administrative expenses before share-based payments fell by 10% to $189.3 million (2007: $209.5 million). They also fell as a proportion of net revenue to 40.0% (2007: 45.8%). Renegotiated payment processor contracts and a change in mix of deposit methods led to a 3% reduction in transaction fees year-on-year.

Depreciation fell by 21% to $18.6 million due to certain fixed assets having been fully depreciated during the year. Amortisation increased by 6% to $23.0 million primarily due to a full year’s amortisation of intangible assets created in the previous year as well as some intangibles created during the year associated with the relaunch of PartyPoker in September 2008.

Despite the inclusion within staff costs of a $5.1 million one-off charge associated with the change of Chairman and Chief Executive Officer, overall staff costs fell by 6% due to the implementation of a cost-reduction programme. This also reduced overheads which fell by over $10 million to $34.4 million, continuing a trend of falling overheads as seen in previous years following the enactment of the UIGEA.

Continuing administrative expenses* as a % of ongoing net revenue

* Before share-based payments, reorganisation costs and one-off items.

48 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Share-based payments
The share-based payment charge fell by 73% to $21.7 million primarily reflecting the vesting of nil-cost options granted in earlier periods. The exercise of these nil-cost options were satisfied by existing shares which had already been gifted by the Principal Shareholders to a dedicated employee trust. While the exercise of these options had no cash impact on the Company, International Financial Reporting Standards require that the fair value of these options be amortised through the income statement over the life of the options.

Further details are contained in note 5 to the Consolidated Financial Statements on page 116.

Finance income and costs
The Group generated net income from cash balances in the period of $4.5 million (2007: $1.4 million). The increase from the prior year primarily reflects increased cash balances, partially offset by lower interest rates.

Taxation
The tax charge for the period is $4.6 million (2007: credit of $60.9 million) reflecting an effective tax rate of 6.4%. The effective tax rate for the period is 4.9% before share-based payments (2007: 4.9%).

Net cash7
As at 31 December 2008 the Group had net cash of $201.4 million (2007: $127.8 million). After excluding amounts in respect of client liabilities and progressive prize pools, the Group’s own net cash position was $70.3 million (31 December 2007: $4.4 million).

Cashflow

Year ended 31 December	2008 $million	2007 $million

Operating cashflows before movements in working capital	132.5	107.6

Cash used by working capital and income tax paid	(18.2)	(11.8)

Net cash inflow from operating activities	114.3	95.8

Capital expenditure	(8.4)	(9.1)

Acquisitions of intangibles	(35.0)	(6.4)

Proceeds from sale of fixed assets	—	2.4

Short-term investments	0.2	0.6

Net interest received	2.7	1.7

Repayment of revolving credit facility	—	(12.0)

Net cashflow	73.8	73.0

Cashflow from operations before movements in working capital increased by 23% due to the increase in Clean EBITDA. The $18.2 million increase in working capital primarily reflected a reduction in trade creditors during the year. The acquisitions of intangibles in the period relate primarily to the payment of deferred consideration due in respect of acquisitions made in prior periods.

Capital expenditure
Capital expenditure during the period was $8.4 million (2007: $9.1 million) and is analysed in more detail in note 12 to the Consolidated Financial Statements on page 122.

Principal risks
The principal risks facing the Group are unchanged from those reported in the Company’s Annual Report for the year ended 31 December 2007 and are set out on pages 60 and 61 of this document.

By order of the Board of Directors

Robert Hoskin
Company Secretary

11 March 2009

7	Net cash is defined as cash, cash equivalents and short-term investments less bank debt.

PartyGaming Plc Annual Report 2008 | 49

World in our sites

Localise the customer offer
Modern technology has already done much to remove barriers to international trade, creating opportunities for those with the desire to seize them. We are just scratching the surface of our international potential.

Our markets	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

The online gaming segment was worth approximately $20 billion in gross gaming yield in 2008. At just 6% of the total gambling market, it is expected to continue to grow strongly.

Annual growth in gross gaming yield until 2012[8]

Global online gaming revenue[9]
+14%
Online poker
+13%
Online casino
+17%
Online sports betting
+12%
Online bingo
+17%

The global gaming market
Gambling is one of the world’s oldest and most popular pastimes. H2 Gambling Capital (‘H2GC’), an independent consultancy specialising in the gambling industry estimates that the world-wide gross gaming yield for 2008 was $336 billion, up from $333 billion in 2007. Online gaming, including online lotteries, is estimated to represent 6% ($19.6 billion) of the total, against 5% ($15.4 billion) in 20078.

The global online gaming sector
Online gaming has enjoyed strong growth since its birth in 1996 and this is forecast to continue. Given that consumers around the world can access the internet from almost anywhere, the increased availability and take-up of broadband services has and continues to be a major driver for eCommerce.

8	H2GC – January 2009.
9	Poker, Casino, Sports Betting and Bingo gross gaming yield, excluding the US.

PartyGaming Plc Annual Report 2008 | 51

Our markets

The spread of broadband owes much to governments’ recognition of the importance of eCommerce, plus the continued deregulation of telecoms industries and the growth in the popularity of cable services. Based upon data produced by PricewaterhouseCoopers10, the chart below shows that many countries are set for substantial growth in the number of broadband households over the next few years and this bodes well for future growth in eCommerce, including online gaming.

Number of broadband households

Source: PricewaterhouseCoopers – Global Entertainment and Media Outlook 2008–2012.

The online economy has also been driven by improved and safer online payment solutions, increasing numbers of land-based businesses developing online strategies and increased confidence and trust in using the internet by consumers of all ages. According to research, this ‘supply push’ and ‘demand pull’ effect is expected to increase the value of global eCommerce (excluding travel) from around $438 billion in 2008 to $618 billion by 201111. The current macroeconomic climate is expected to peg growth at 6% in 2009 before it then increases to produce an implied average CAGR in each of the next three years of over 12%.

Online gaming as a % of total gaming revenue

Source: H2GC.

But where does the online gaming market fit in all of this? Increasingly, gaming is recognised as a mainstream leisure pursuit for adults to enjoy in many different ways with online gaming becoming a highly popular format. Besides the drivers of eCommerce generally, investment by online gaming companies in marketing their services globally has also been a major factor in delivering strong growth.

10	‘Global Entertainment and Media Outlook: 2008-2012 – PricewaterhouseCoopers, June 2008.
11	‘Nothing but Net’ – 2009 Internet Investment Guide – JPMorgan Global Equity Research, 5 January 2009.

52 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Geographic split
The value of the online gaming segment in 2008, excluding the US (the relevant metric for the Group following the enactment of the UIGEA) is estimated to have grown by 31%12 over the prior year to $11.7 billion. It is also predicted to be one of the fastest growing segments of the overall gaming market reaching $19.8 billion by 2012, implying a CAGR of approximately 14%.

As at January 2009, CasinoCity.com, an independent online gaming directory, ranked over 2,000 online gaming sites. Whilst such a large number in a relatively young industry may imply that the barriers to entry are low, the reality is very different: only a few operators have attained real critical mass on a global scale and are likely to achieve long-term success in a dynamic and highly competitive market.

Although the enactment of the UIGEA produced a major structural shift in online poker, with market share passing to private companies that remained open to US customers, the list of the major companies operating in the global online gaming market has not really changed for several years.

Despite the change in law, the US remains one of the world’s largest online gaming markets. In 2006, the US was estimated to have represented approximately 48% of global online gaming revenues with gross gaming yield of approximately $5.8 billion12. Having fallen to approximately $4 billion in 2007 in the immediate wake of the UIGEA, it is estimated that $4.8 billion of gross gaming yield was generated by customers in the US in 200812.

Whilst President Obama’s administration has yet to announce a position regarding online gaming in the US, H2GC believes that the US will look to regulate and license online gaming in the next few years. This would generate further growth in the global online gaming market, over and above current estimates.

Product split
The non-US online gaming sector, excluding online lotteries that are mainly state-controlled, has several distinct segments. The largest segment is sports betting with an estimated 43% share of the total online gross gaming yield, followed by online casinos (28%) and poker (19%).

Global online gaming gross gaming yield by product $bn

Source: H2GC.

12	Based on H2GC estimates of gross gaming yield for Sports Betting, Poker, Casino and Bingo – January 2009.

PartyGaming Plc Annual Report 2008 | 53

Our markets

Online poker
Poker is the Group’s largest business segment and is one of the world’s most popular card games having been played in various forms for centuries. In November 2007, The Economist noted: "there are an estimated 60-80 million regular [poker] players in America and perhaps 80-100 million elsewhere."13

Poker’s world-wide popularity has grown in recent years for several reasons. First, its appeal to television audiences has increased substantially, particularly thanks to the coverage of high-value tournaments such as the World Series of Poker (‘WSOP’) and the World Poker Tour. The prize money in these tournaments has made poker one of the most valuable professional games in the world and a major draw for TV audiences. For example, in 2008 Peter Eastgate scooped $9 million for winning the WSOP. This compared with world number one tennis player Rafael Nadal’s total tournament winnings in 2008 of approximately $7 million14 and golf’s leading money winner, Vijay Singh, who had annual winnings of almost $7 million15. Poker’s popularity as a mainstream form of adult entertainment has also been fuelled by the strong growth in online gaming in many countries and by investment in large poker rooms by land-based casino operators, particularly in the US.

H2GC estimates that $3.7 billion of global gross gaming yield was generated from online poker in 2008, of which $1.5 billion came from the US – an indication that the US remains a large and valuable market in spite of the UIGEA. Globally, this represents an increase of 164% on the estimated $1.4 billion that was generated in 2004 (or just $0.5 billion excluding the US)16.

The shifting regulatory and legislative landscape around the world means that predicting future growth rates is particularly challenging. While the rates of growth are likely to moderate over time, H2GC still estimates that the online poker segment outside the US will grow at a CAGR of 13% per annum between 2008 and 201216. This rate of growth could be expected to increase substantially if online poker were formally regulated in a major territory such as the US.

Online poker – market structure
Whilst obtaining market share information for online segments is difficult, pokerscout.com does publish independent data for online poker player traffic. It analyses the numbers of cash game players on a large number of sites but does not include tournaments that typically represent around 30% of traffic. It also does not attempt to analyse the value generated by each player. However, on this basis and using data for the week to 8 March 2009, the estimated global market shares of the major poker operators are shown in the chart below.

Market share*

Source: pokerscout.com
* Based on average daily players for the week to 8 March 2009.
^ Accepts wagers from US players.

13	‘A big deal’, The Economist – 22 November 2007.
14	ATP.
15	PGA.
16	H2GC – January 2009.

54 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

In spite of the limitations of this data, we believe it is a useful proxy for the overall structure of the online poker market. With PartyGaming and the vast majority of operators complying with the UIGEA, PokerStars and Full Tilt Poker have been able to increase their player liquidity substantially by assuming dominant positions in the US which remains the world’s largest online poker market.

Online casino
Online casinos were the entry point for the early pioneers in online gaming, the first of which is believed to have opened on the internet in 1996. By 2000 the gross gaming yield from online casinos across the globe had reached approximately $500 million17 and grew by over 30% per annum to reach an estimated $4.6 billion in 2008. Excluding the US, the estimated value of the global online casino market was $3.2 billion in 2008 and is forecast to grow at around 17% per annum to $6.1 billion by 201217. Given the nature of the product and the hundreds of private online casino sites, no market share data is available.

Online sports betting
The value of the global online sports betting market has grown at an implied CAGR of over 16% since 2003 to reach $6.7 billion in 2008. Excluding the US, which despite the legal restrictions in place even before the UIGEA, is still believed to be the world’s largest online sports betting market, H2GC estimates the global online sports betting market was worth approximately $5.0 billion in 2008 – up 27% on 2007. H2GC predicts this will continue to grow to approximately $7.8 billion by 2012, implying a CAGR of almost 12%. The popularity of different sports varies by territory which impacts the mix of wagers and the margins available to betting operators. Horse racing and football are particularly popular in the UK and football and tennis are among the most popular events in other parts of Continental Europe.

Live betting allows punters to place wagers during a sporting event and is becoming increasingly popular. Margins on live betting tend to be lower than traditional betting, but it is a highly attractive product for bookmakers because it is much more exciting for players and tends to increase betting volume. Again, the sheer number of online sports betting sites means that no market share data is available.

Online bingo
The popularity of land-based bingo among players from countries such as Argentina, Brazil, Italy, Mexico, Spain and the UK is migrating to the online world. Scandinavian players are also becoming attracted to online bingo. It is estimated that in 2008 the global online bingo market outside the US grew by 45% and generated $1.2 billion of gross gaming yield17. Despite its relatively small size compared with poker, casino and sports betting, online bingo is forecast to grow strongly over the next few years reaching $2.3 billion by 2012, implying a CAGR of 17%. Perceived by many as a softer form of gaming, online bingo is highly popular among women. Online chat is a common feature across online bingo sites that also offer a variety of other games including slots, skill-games and keno.

The betting forecast
Excluding the United States, according to H2GC the global online sports betting market is predicted to grow from approximately $5.0bn in 2008 to $7.8bn by 2012.

17	Based on H2GC estimates of gross gaming yield for Sports Betting, Poker, Casino and Bingo – January 2009.

PartyGaming Plc Annual Report 2008 | 55

Delight the customer Our unique platform contains all of the games you could want and more. Voted 2008 Operator of the Year by eGaming Review, our games really are a treat.

Going for glory

56 | PartyGaming Plc Annual Report 2008

Our products and brands	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

Through our integrated platform, our objective is to offer customers the game they want in the language they want and in the currency they want, all with a single account and log-in.

New in 2008

Hollywood slots: Top Gun, Mission: Impossible, Saturday Night Fever and The Godfather

Launched the next generation of PartyPoker in September 2008

Signed deals with WagerWorks and CryptoLogic to add new casino games

Secured an exclusive license to use the name and music of Frank Sinatra

Poker and in particular the PartyPoker brand remains the Group’s main source of revenue and profit although casino is increasingly significant. Sports betting and bingo are both relatively small but growing quickly.

PartyGaming’s integrated systems platform and shared wallet differentiate us from our competitors, many of whom are literally years behind in terms of being able to offer the same quality of product and overall customer experience.

In the following pages we have set out a brief description of each of our main business segments. For a more detailed analysis of each of our brands, games, customers and operations please visit our corporate website: http://www.partygaming.com

Star bucks
Thousands of players took a shot at making big bucks in our many poker tournaments that ran throughout 2008 with an aggregate prize pool of $845.7 million (2007: $791.3 million).

PartyGaming Plc Annual Report 2008 | 57

Our products and brands

Poker and emerging games
PartyPoker is our largest individual brand, having been launched in August 2001. Poker is a peer-to-peer game, where the Group acts as a facilitator and our customers play against each other in return for a fee or ‘rake’. There are two principal poker formats: in tournaments players ‘buy-in’ for a seat and then compete with other tournament players starting with a pre-determined number of chips in a knockout contest. The vast majority of the buy-in goes into the prize pool with the balance to the operator. Cash or ‘ring’ games are played on individual tables with real money. The operator earns rake based on the size of the pot wagered on each hand. As a peer-to-peer game and in an effort to retain player liquidity, poker necessitates that it is played in a single common currency.

The poker segment also includes rake-based revenues generated by backgammon, another peer-to-peer game, offered through PartyGammon.

Backgammon has a relatively small but dedicated following of players.

Full house
ITV’s Bingo Night Live achieved an official Guinness World Record for the ‘World’s Largest Online Bingo Game’ with 59,135 players participating on 10 October 2008.

PartyMarkets is our contracts for difference and spread betting platform. Operated by City Index that is licensed by the UK Financial Services Authority, we plan to expand into other international markets, particularly across the EU.

Casino
The Group’s casino segment offers a full range of traditional as well as new casino games including blackjack, roulette, slots and jackpot slots. Our principal casino brand is PartyCasino although this is supported by a raft of other brands including CasinoKing and CasinoLasVegas. Casino games differ from poker games in the way they make money. Casino games are played against the house in pounds, euros or US dollars. The house earns a statistical gross margin with the outcomes determined by our independently audited random number generator.

Sports betting
Sports betting was added to the Group’s games portfolio in August 2006. PartyBets and Gamebookers are the Group’s two sports betting brands with Gamebookers being particularly popular in Central and Eastern Europe. Customers place bets directly against the house with the Group’s revenue or ‘gross win’ calculated as the amount of stakes placed less the winnings paid out.

Bingo
PartyBingo, the Group’s primary bingo brand, is complemented by those of our white label partners. With the exception of bingo tournaments, all players place bets against the house in one of three currencies and the outcome is determined by the Group’s random number generator. The Group earns revenue from bingo based on a statistical gross win margin on each game.

58 | PartyGaming Plc Annual Report 2008

Safe hands

Act responsibly
Security is our number one priority. The Group employs state-of-the-art systems to ensure fair play and that our customers' data and deposits are safe and secure.

PartyGaming Plc Annual Report 2008 | 59

Our risks

We are focused on identifying and managing risks associated with all aspects of our business, including technology, marketing and operations as well as finance, legal and other support services. Our aim is to leave nothing to chance.

Summary of key risks

Specific risks		Our response

Technology

–	Products become	–	Continued investment
	uncompetitve		in proprietary
–	Systems failure		software, systems
–	Increased risk of fraud		and infrastructure
–	Customer withdrawals	–	Disaster recovery
–	Reputation damage	–	Diverse supplier base

Regulation

–	Closure of markets	–	Active engagement
–	Impact on margins		with regulators and
–	Legal action		governments in
key markets
		–	Conservative approach
to managing
regulatory compliance

Unlevel playing field in online poker

–	Increased customer	–	Product and territory
	acquisition costs		diversification
–	Loss of player liquidity	–	B2B strategy
–	Reduced margins	–	Product and marketing
innovation

Taxation

–	Lower returns on	–	Tax planning
investment

What if? A small but probing question we continuously ask across the length and breadth of our operations. Building value for shareholders requires us to constantly manage an appropriate balance between profit and risk.

Risk management is embedded within our business approach. Workshops involving key people from all of our locations are held regularly to review real and potential issues that might affect our business. Has any individual risk increased, decreased or become obsolete since it was last assessed? Are there new risks? What if...? Our reviews also take into account market, regulatory and technological developments.

This process also seeks to identify the likelihood of a risk occurring and its possible impact on the Group. We then develop plans to manage these risks and assess the effectiveness of the controls put in place to mitigate them.

Many of the threats and challenges faced by online gaming companies are similar to those found in other leisure and entertainment industries, including competition from incumbent operators and new entrants, changing consumer tastes, loss of key personnel, succession planning and so on. However, there are risks that are more specific to PartyGaming or the online gaming market that need to be managed and we have sought to highlight them in this section of the Annual Report.

60 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

In and out
During 2008 the Group processed deposits and withdrawals totalling $1.8 billion through a large number of payment providers. We seek to minimise our reliance on any single supplier.

Technology
No online gaming operator can afford to stand still with regard to technology. Improving our gaming platform is a never-ending task, one that is vital for us to continually sharpen our competitive edge. Technological improvements also enable us to keep pace with evolving consumer tastes and to maintain our reputation for operating a safe and secure gaming environment, something that is increasingly important for many of our stakeholders.

Using proprietary technology across much of our business means we are better placed to control risks associated with technological change than companies that rely on third-party gaming software and systems. That said, we depend on providers for services such as broadband and communications, data management and storage. To counter the risks associated with the failure of any of these services, we have established back-up centres for disaster recovery purposes and we also aim to restrict our reliance on any one supplier for any particular service.

Regulation
The regulatory landscape comprises many different regimes, overlaid by a complex and diverse web of political and cultural attitudes towards online gaming. This requires that regulatory compliance is a prime management process for the Group, ranging from administration of our gaming licenses in Gibraltar and Alderney to assessing what impact country-specific and pan-regional rules and regulations might have on our business. We believe the best way to protect consumers is to licence and regulate online gaming. As the popularity of online gaming increases, governments around the world are increasingly looking to regulate the sector and we are confident that our conservative approach and general management of regulatory compliance will deliver significant opportunities over the medium to longer term.

Unlevel playing field in online poker
As noted previously, the highly competitive nature of the online gaming industry has been made even more challenging by the advantage afforded to those operators that continue to accept online bets from customers in the US. Whilst such an unlevel playing field represents a threat to our business, we are focused on keeping our brands strong and relevant to consumers by delivering great gaming entertainment through the execution of our strategic plan.

Taxation
Group companies operate for tax purposes only where they are incorporated, domiciled or registered. Revenues earned from customers located in a particular jurisdiction may give rise to further taxes in that jurisdiction. If such taxes are levied, either on the basis of existing law or the current practice of any tax authority, or by reason of a change in law or practice, then this may have a material adverse effect on the amount of tax payable by the Group. We manage these risks by considering tax as part of our business planning.

PartyGaming Plc Annual Report 2008 | 61

EMAIL
CHAT!

Happy Talk

Localise the customer offer

With over 690,000 customer contacts in 2008, we work hard to keep all of our customers smiling wherever they are from.

62 | PartyGaming Plc Annual Report 2008

Our values Responsibility	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

We understand our responsibilities as a listed gaming business. We work from the premise that ethical behaviour is about ‘what we do when no one is looking’.

New in 2008
Inclusion in the FTSE4Good Index Series

Socially Responsible Operator of the Year

Dedicated responsible gaming training for all staff

Additional external reviews of processes and procedures

Our approach
Given the macroeconomic backdrop, it seems likely that over the next 12 months and across the industrial spectrum, debates about the return on investment in Corporate Social Responsibility (‘CSR’) will rise to the surface even faster than perhaps they have in the past. However, PartyGaming’s views and focus remain firmly fixed on the long-term returns for our business from continuing to invest in furthering our commitment to responsible business practice. This includes ensuring our players are able to game responsibly; making financial donations to charities; promoting our pro bono community scheme for staff; ensuring that suppliers adhere to high ethical standards; maintaining the fairness and integrity of our games; and also setting high standards regarding, health and safety or other employment matters.

We operate from the standpoint that we cannot prosper through focusing just on the bottom line of a profit and loss account. We are reliant on relationships with an ever-lengthening chain of stakeholders and responsibility equates to considerably more than risk management alone. We don’t just operate based on our own set of high standards but also adhere to codes and principles established by a number of industry bodies such as the European Betting and Gaming Association and the Remote Gambling Association. We remain strong advocates of responsible gaming generally and have signed-up to the voluntary code to promote www.gambleaware.co.uk on all of our UK advertising materials.

PartyGaming Plc Annual Report 2008 | 63

Our values Responsibility

Our approach extends to looking beyond gambling-related responsibilities and to more general corporate standards. We continue to work closely with GoodCorporation which carries out independent assessments for companies of how well they implement their principles of responsible business management. Testing whether our principles and policies are effective ensures that we are operating to high standards across all key areas of our business.

In line with our previous practice, in 2008/9 GoodCorporation conducted a follow-up review to the full assessment that was conducted in the previous year. The conclusion was that we have made good progress on a number of key areas. However, there is still room for improvement and this will be an area of focus in 2009.

We work from the premise that ‘ethical behaviour is about the things we do when no one is looking’ and that is why the management of our stakeholder relationships is a process that involves employees at every level. Annual appraisals for every employee include grading behavioural attributes that reflect the culture and environment of PartyGaming and acting responsibly is a core element of our culture.

Managing responsibility
Executive responsibility for CSR-related matters resides with Martin Weigold, Group Finance Director, overseen by the Ethics Committee of the Board, which is chaired by Tim Bristow who became an Independent Non-Executive Director in 2007.

Whilst not a formal requirement, the Group formed the Ethics Committee to provide additional and independent oversight on responsible gaming and wider CSR initiatives.

The Ethics Committee meets regularly to consider ethical and social matters relating to all of the Group’s activities. It is charged with reviewing the adequacy of our CSR-related policies, proposals and procedures, which include, responsible gaming, compliance with our gaming licenses, anti-money laundering, fairness and integrity of gaming systems as well as our impact on the environment and the communities where we have operations. The Ethics Committee is responsible for preparing and maintaining the ethical and social policies of the Group.

The following pages in this section of the Annual Report provide further detail about our relationships regarding employees, customers and responsible gaming, suppliers, community, the environment and our shareholders and other providers of capital. The content is not exhaustive but provides an insight into how we conduct ourselves and why taking a responsible approach is a key element of our strategy.

More information about our CSR policies and practices can be sourced from: www.partygaming.com/responsibility

Recognition
Tangible evidence that a company is doing the right things can often be difficult to find. However, in addition to winning the eGaming award for Socially Responsible Operator of the Year in 2008, PartyGaming’s CSR credentials were also endorsed when our shares became a constituent member of the FTSE4Good Index Series. The main objectives of the FTSE4Good Index Series are to provide a tool for responsible investors to identify and invest in companies that meet globally recognised corporate responsibility standards: to provide asset managers with a socially responsible investment benchmark and a tool for socially responsible investment products; and to contribute to the development of responsible business practice around the world.

64 | PartyGaming Plc Annual Report 2008

Our relationships Employees	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

Working in a highly dynamic business environment means that agility, self-motivation and innovation are important attributes that we look for in our employees.

The bigger picture
Improved communication through a new cascade process enabled our employees to better understand each element of our strategy.

Given the rapid growth in revenue over the past few years, the Group’s operational structure has also had to scale-up quickly. Already our operational structure is more akin to that of a much more mature business. With very few physical assets on the balance sheet, PartyGaming’s success as a business is heavily reliant on the professionalism and dynamism of its workforce. Over the past twelve months we have sought to refine our operations and processes to enable all of our employees to maximise their contribution to the bottom line.

Communication
Having a clear understanding of our corporate goals along with the tactics necessary to achieve them is essential to driving the business forward and maintaining our competitive edge. Over the past year we have sought to enhance significantly both the quality and frequency of communication across the business through a number of new initiatives.

A new ‘strategy-cascade’ process was introduced in the first half of 2008, formalising the communication of the Group’s strategic objectives to all staff. This process, which began with a series of strategy events for senior executives and managers from across the organisation, was followed by personal ‘big picture’ presentations from the CEO and other senior executives in each of the Group’s international offices. Detailed tactical plans and briefings were then provided to each of the key areas of the business.

PartyGaming Plc Annual Report 2008 | 65

Our relationships Employees

The use of electronic communications has been significantly improved during 2008. ‘PartyPost’, the company’s internal newsletter, became a bi-monthly publication and new features were added to the Group’s intranet site. To provide greater access to senior management, ‘Exec Direct’ was introduced in 2008, allowing any member of staff to anonymously pose questions to members of the Executive and receive a detailed response in a public forum. Over fifty such questions were answered throughout the year prompting a number of new policy initiatives. The frequency of updates from the CEO to all members of staff was also increased, covering strategic developments, business performance and other corporate initiatives. In 2009 this approach will be supported by the introduction of ‘PartyPerformance’, an internal quarterly update on how the business is performing against the stated strategy.

This all sounds good but is it working to improve our employees’ understanding of the corporate strategy? At the end of 2008 the Group commissioned an independent research company to anonymously survey all staff on their views of the Company. The response was outstanding with over 90% of staff responding to the survey, 80% expressing pride in working for the Company and 77% demonstrating a good understanding of the strategy.

Rewards and incentives
We demand a lot from our employees. The business environment is highly dynamic and our employees need to be agile, intelligent, entrepreneurial, self-motivated and prepared to innovate. Such an environment does not suit everyone but for those that are prepared to go the extra mile, the rewards can be significant. The Company pays competitive salaries with an annual bonus plan and an employee share plan to attract and retain the very best individuals over the medium and longer term. We also aim to identify talent early and ensure that they are given every opportunity to maximise their potential.

A new appraisal and bonus scheme was introduced at the beginning of 2008 to more closely align employees’ compensation with the overall performance of the business as well as their individual contribution. The scheme which is managed through ‘Pi’, the Group’s Enterprise Resource Planning tool, includes a direct link to the employee’s performance against the Group’s overall financial performance, PartyGaming’s ‘Ace Behaviours’ and individually agreed objectives.

Training and development
Training and skills development are key elements of our overall employee management process, ensuring that our staff have the requisite skills to execute their day-today responsibilities. But we also recognise the need to foster the development of new products and services that will drive the business forward. Given the dynamic nature of our marketplace, such investment also helps to develop the skill set of our employees and enhance our ability to identify new opportunities as well as counter new threats. In 2008 over 30,000 working hours were dedicated to training and development through a number of new programmes and initiatives.

66 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

As a responsible gaming operator, one compulsory training module undertaken by our staff in 2008 was the GamCare accredited Social Responsibility Course. Other initiatives included multi-lingual customer service training, and ‘PartyPathway’, an advanced training programme focused on developing the skills of the Group’s most promising employees.

Organisation
The Group regularly reviews its organisational structure to ensure that the business has the necessary resources to deliver its strategy. As well as creating a number of new positions in 2008, the Group was also forced to make a number of redundancies. This was a difficult process but one that was handled with extreme professionalism both by the staff affected and the Human Resources team. Of 114 planned redundancies, 21 employees were internally redeployed and 29 were assisted in finding work outside of the Group.

As at 31 December 2008, the Group employed a total of 1,191 staff in comparison to 1,165 at the end of 2007. The company remains a vibrant mix of 26 different nationalities, with a male to female ratio of approximately 2:1 and spanning all age groups. We are an equal opportunities employer and strive to recruit the best and most appropriate employees first, regardless of their ethnicity, gender or age. All of our employees receive a written contract on joining the company.

GoodCorporation findings
Good progress has been made on improving internal communications. Whilst there is still scope for improvement, health and safety standards and procedures are improving and this should continue in 2009 with the implementation of a new policy and training module.

Our vital statistics

–	1,191 members of staff as at 31 December 2008 (2007:1,165)

–	69% male to 31% female gender split, (2007: 68% to 32%)

–	26 different nationalities across the Group (2007: 36)

–	21% voluntary staff turnover (2007: 21%)

–	19 grievance procedures brought (2007: figure not available*)

–	25.3 hours of training per head (2007: figure not available*)

–	114 planned redundancies, 21 people redeployed internally, 29 people assisted to find work outside of the Group (2007: 27 redundancies)

–	1.36% of total working days lost to sickness (2007: figure unavailable*)

*

The Group introduced ‘Pi’, a new Enterprise Resource Planning tool, in the second half of 2007 to collect data on our employee-related KPIs. 2008 therefore provides the first full year of data that represents a benchmark against which future performance will be measured.

The big workout!
On average, each member of our staff benefited from 25.3 hours of training in 2008.

PartyGaming Plc Annual Report 2008 | 67

Remote control

Act responsibly
Session timers, deposit limits and self-exclusion tools enable our customers to ensure that they play within their limits.

68 | PartyGaming Plc Annual Report 2008

Our relationships Customers and responsible gaming	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

While PartyGaming is a young company in a young industry, we take a mature approach to responsible gaming. We know our limits and encourage our customers to know theirs.

Customers and responsible gaming
We want our customers to have fun and enjoy the great entertainment that we provide: we do not want any customer to play beyond their means or develop a gambling problem. Being responsible is important for a variety of reasons and it also makes good business sense: underage or problem gamblers tarnish our reputation and also create additional costs for our business such as voiding transactions and incurring chargebacks.

Our aim is to prevent a player from developing problems before they even start. A few key ingredients are required as part of a responsible approach to online gaming or indeed any form of gambling and, as the operator, we acknowledge that we have an important part to play. But ultimately, the onus of responsibility falls upon the shoulders of the individual. Freedom to choose how we live our lives, what we do and where we go requires that we stay in control and take responsibility for our own actions. Online gaming is no different from eating, drinking or even shopping. Consume too much and it can have adverse consequences. Consumers need to manage the amount of time and money spent on all things they consume. Gambling in any format is no different and as a business we want to ensure that it does not assume too large a role in our customers’ lives.

PartyGaming Plc Annual Report 2008 | 69

Our relationships Customers and responsible gaming

Whilst we take some comfort from the research produced by the likes of Harvard Medical School18 and that sponsored by the UK’s Gambling Commission19 that show the prevalence of problem gambling as being very low, we are not complacent about what is probably the most important issue for the online and offline gaming industries. We are committed to continue working with operators, academics, counselling service providers, trade associations and other stakeholders to expand our knowledge in this area to reduce the level of problem gambling and put even more effective information and self-help measures in the hands of consumers.

But, just as road safety measures cannot prevent all car accidents, we are conscious that whatever measures we put in place, they will not guarantee that a player will never develop problems. While we continue to strive towards that goal, there will always be a small number that find themselves slipping into difficulty. Why this happens is not well understood and has yet to be analysed properly by the medical profession. Greater focus on behavioural studies such as that conducted by Harvard Medical School, rather than on opinion-based research, is what is required: evidence of what people actually do, rather than what they think they do is what we need to create better policies, treatment, education and ultimately prevention.

Our approach
As mentioned previously, Martin Weigold, Group Finance Director, has executive responsibility for all CSR matters. Our Ethics Committee provides independent oversight on responsible gaming and wider CSR initiatives that are developed and undertaken by the Responsible Gaming Committee, which comprises several senior executives who meet regularly throughout the year.

Online training for responsible gaming issues that was developed with GamCare, a leading authority on the provision of counselling, advice and practical help in addressing the social impact of gambling, was introduced for all employees in 2008. Every year, GamCare also certifies that we do what we say regarding ‘socially responsible gaming’.

In 2008, we subscribed to the Gambling Therapy service to assist players in obtaining information about responsible gaming and to seek counselling if required online. This service is offered in more than 20 languages.

The marketing of our games and services is very much on the front line of responsible behaviour. Every marketing employee is required to undertake compliance and ethical marketing training. We also adhere to the ethical guidelines developed by the Remote Gambling Association (‘RGA’), the European Gaming and Betting Association (‘EGBA’) and the Interactive Gaming Council. This is in addition to the Advertising Code developed by the British Advertising Standards Agency.

We seek to ensure that our games do not incorporate features that research indicates may result in uncontrolled gaming by customers.

In accordance with our regulatory obligations, all of our games are subject to a rigorous testing procedure before being released and are also reviewed by iTech Labs, an independent specialist in this area. iTech Labs, which is a UK Gambling Commission-approved testing house, also tests our random number generator on a regular basis.

18	‘Assessing the Playing Field – a prospective longitudinal study of internet sports gambling behaviour’ – LaBrie, LaPlante, Nelson, Schumann and Schaffer – Harvard Medical School, Boston.
19	‘The British Gambling Prevalence Survey 2007’ – Wardle, Sprotson, Orford, Erens, Griffiths, Constantine and Piggot.

70 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Games for grown-ups
Anyone under the legal age limit is not allowed to play on our gaming sites. This approach conforms to legal and regulatory requirements but we also hope that it will help to reduce problem gambling as research has found that children who gamble may develop a gambling problem in later life. We use third-party age verification methods wherever practicable to prevent children from playing on our real money games.

Self-control
We have developed several tools for customers that allow them to better manage their playing time, to set deposit limits and also to self-exclude, should they wish to do so. We also provide tools to help them assess whether they may be gambling too much.

In 2008 we introduced an automated self-exclusion and account closure system. This enables players to determine how long they wish to take a break using an easy-to-use online calendar. Once a limit has been set by a customer it cannot be re-set.

Preventing crime
Responsible gaming is not just about tackling problem or underage gambling. It also extends to preventing crime and ensuring our systems and payments remain secure. We are represented on the Gaming Committee of the International Money Laundering Prevention Officers, Anti-Money Laundering Europe (a forum to tackle money laundering), the Remote Casino Working Group of the Financial Action Task Force, and the RGA’s Anti-Crime, Regulatory, International and Social Responsibility forums.

GoodCorporation findings
The introduction of an automatic self-exclusion tool on all Party-platform sites, that can be implemented remotely by customers, is a positive step, as is the Group-wide responsible gaming training that has been introduced in 2008. There is still room to improve the communication around certain promotions and a new head of player marketing has been recruited to help address this. There is also still scope for improvement in responsible gaming controls for those sites not under the operational responsibility of the Group.

And finally…
Please forgive us for a self-congratulatory slap on the back for winning the eGaming 2008 award for Socially Responsible Operator of the Year and also for being included in the FTSE4Good Index Series, which measures the performance of companies that meet globally recognised corporate responsibility standards – acknowledgement and recognition that we practice what we preach.

Standard bearer
PartyGaming has signed-up to the responsible gaming standards established by the EGBA, the RGA and eCOGRA.

PartyGaming Plc Annual Report 2008 | 71

Our relationships Suppliers

We encourage suppliers to adopt similar principles of responsibility and high standards.

Our suppliers play a vital role in our ongoing success. But just as these organisations are important for our day-to-day operations, we recognise that they also pose potential threats in the form of financial, reputational or other risks. We want to work with companies and individuals who share our high standards and values and this is why we prefer to develop long-term business alliances with a select group of partners.

In the past year we have put in place new policies and procedures to further strengthen the way these relationships are managed. A dedicated Procurement Department has been established to ensure that these policies are followed at all times and that we are not being exposed to undue risks.

Through ‘Pi’, our Enterprise Resource Planning system, we have developed a step-by-step process that governs each stage of the supply chain. A preferred supplier list has been created to identify significant contracted vendors with which we already have a strong relationship. Before we can begin working with any new supplier, competitive quotes are obtained and an assessment process to establish their financial strength, quality control as well as business ethics is undertaken.

GoodCorporation findings
The new supplier procurement procedures are a positive step as is the process now in place to inform suppliers of the Group’s own approach to responsible practices. There is, however, scope to increase the consistency of approach to contractors in different locations. Adding a responsible gaming section to PartyPartners, the Group’s affiliate web site, was also a positive step in 2008.

Acting responsibly
In 2009, at least 70% of our charitable donations will be set aside for causes related to responsible gaming.

72 | PartyGaming Plc Annual Report 2008

Our relationships Community	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

We contribute to the communities where we have operations and support worthy causes both financially and through pro bono activities.

Our commitment to act responsibly extends beyond the day-to-day activities of our business through our community and charity endeavours across the Group. We believe that enabling our employees to spend up to a full working day of Company time on pro bono charitable, community or environmental projects will be beneficial for their personal development and also the standing and reputation of our business.

The Group-wide pro bono scheme that was launched in 2008 has been a major success. Our target of having 15% to 20% of our employees participate in such activities in the first year was beaten comfortably. Chosen activities ranged from blood donation sessions to renovating a bus stop shelter and from flipping burgers at a local school fund-raising day to shaking tins on the streets to collect money for several different charities. In all, some 27% of our staff helped to put something back into their community during the year.

The majority of our charitable donations were directly associated with responsible gaming. We recognise our obligation to ensure that help is available for people who may be finding that gambling is becoming or has become a problem for them. Approximately three-quarters of our $160,000 of donations in 2008 were made to charities and projects associated with problem gambling, including GamCare and Gordon House via The Responsibility in Gambling Trust in the UK and also Adictel in France.

For 2009, we are aiming to increase our donations to responsible gaming initiatives to a minimum of 70% of our available charity funding that is set between a target range of 0.20% and 0.25% of the previous year’s Clean EBITDA.

As is probably the case for most businesses, we receive far more requests for donations than we can ever hope to satisfy. Saying no to any worthy cause is difficult, but the charities and the community projects and societies that did receive a donation from us in 2008 included: Homeless People in London, Gibraltar Philharmonic Society, Gibraltar Field Gun team, Great Ormond Street Hospital for Children, a soup kitchen project in Israel and the Guide Dogs Association.

GoodCorporation findings
In last year’s Annual Report, the GoodCorporation noted that: "Whilst both Gibraltar and London were taking an active role locally, some of the more recent additions to the Group locations were yet to engage with the local community as commercial pressures had prevented them from doing so."

We are now pleased to report that our offices in Bulgaria, India and Israel took the GoodCorporation findings on board and during the year have engaged with their local communities through numerous charitable events. For 2009, we aim to link more charity donations with the pro bono efforts of employees in all of our offices.

PartyGaming Plc Annual Report 2008 | 73

Our relationships Environment

PartyGaming is a low impact company and we want to keep it that way. We realise that the operation of our business has consequences for others and actively seek to reduce our impact on the environment.

Meeting the standards
PartyGaming was one of the first online gaming companies to achieve certification for the international standards in Health and Safety (OHSAS 18001) and Environmental Management Systems (ISO 14001) and we are delighted that in 2008 our Gibraltar head office was successfully recertified.

These standards are valuable management tools that enable us to monitor and improve our environmental performance and it is the Group’s long-term aim to achieve similar certification for all of our international offices.

Recycling
The waste-free office is something that many businesses aspire to but the reality is often very different. Our aim is to minimise the use of paper and other resources and we are committed to recycling a broad range of materials wherever practicable. In addition to existing programmes, in the past year we have introduced new schemes to enable staff to donate items such as mobile phones and reading glasses for distribution to charity.

We also seek to minimise the production of waste materials in the first place, for example, by encouraging staff to print documents double-sided, or better still, not at all. These all play a part in reducing costs to the environment and add to our bottom line.

Energy Consumption
PartyGaming already has low energy consumption in comparison to other global businesses and we are committed to reducing our energy usage even further. We undertake measures such as switching off air-conditioning outside of normal office hours, using energy efficient light sources and ensuring computer and electrical equipment is switched off when not in use.

Travel
It is Group policy to use video conferencing, conference calls and emails whenever possible to limit the need for travel between our offices and reduce environmental and financial costs. To ensure we uphold this commitment, all travel by air or rail is now recorded and has to be approved by a senior member of the management team. We do not have a company car scheme and we encourage staff to use public transport whenever possible.

GoodCorporation findings
Whilst the Group is a low impact company it can do more to monitor environmental issues and should seek to improve consistency in its approach to environmental issues across the Group.

74 | PartyGaming Plc Annual Report 2008

Our relationships Shareholders and other providers of capital	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

Regular updates with open access to management are the foundations of our approach to stakeholder relations.

Ever since becoming a listed company in 2005, the Group has sought to build an open and transparent relationship with its shareholders and other providers of capital. Besides regular updates through press announcements, our corporate web site and other published documents, we engage in a coordinated communication programme with shareholders, investors and other stakeholders keeping them abreast of developments. This programme includes face-to-face meetings, webcasts, conferences and conference calls.

GoodCorporation findings
There were no issues raised.

Double top
Our 2007 Annual Report was a double award winner last year, picking up both ‘Best Annual Report for quoted and unquoted companies’ from CorpComms Magazine and the ‘Good Design Award’ from the Chicago Athenaeum Museum of Architecture and Design.

PartyGaming Plc Annual Report 2008 | 75

Finishing School

Grow the player base

PartyAcademy.com is a brand new online teaching tool for our players to improve their poker play. With tutorials, relevant articles and online questions, whether you are a 'shark' or a 'fish', school has never been so much fun!

PartyGaming Plc Annual Report 2008 | 77

Board of Directors

Rod Perry (63)
Non-Executive Chairman
Rod Perry was appointed as Non-Executive Chairman of PartyGaming in August 2008. He originally joined the Group in April 2005 and became a Non-Executive Director in May 2005. Rod had previously been an executive director at 3i Group plc, latterly responsible for venture capital investment activities worldwide. He joined 3i in 1985 as an industrial adviser and was appointed to the executive committee in 1997. He retired from the 3i board in July 2005.

Martin Weigold (43)
Group Finance Director
Martin Weigold joined PartyGaming in January 2005. Prior to joining the Group, Martin was the Chief Financial Officer of Jetix Europe NV, formerly Fox Kids Europe NV, for five years from its flotation on Euronext in 1999. Other posts have included the Vice President of Finance of Walt Disney Television International. Martin holds a BSc in economics and accounting from Bristol University and is a member of the Institute of Chartered Accountants of England and Wales.

Jim Ryan (47) •
Chief Executive Officer
Jim Ryan joined PartyGaming in June 2008. Prior to joining PartyGaming, he was Chief Executive Officer of St. Minver Limited and he has also held senior posts at two publicly listed companies as President and Chief Executive Officer of Excapsa Software Inc and as Chief Financial Officer of CryptoLogic Inc. Educated at Brock University in Ontario, Canada, where he obtained a business degree with first class honours, Jim obtained professional qualifications as a Chartered Accountant from the Canadian Institute of Chartered Accountants.

Lord Moonie (62)
Senior Independent Director
Lord Moonie joined the Group in December 2007 as an Independent Non-Executive Director, and became Senior Independent Director in August 2008. Before being made a Life Peer he was the Member of Parliament for Kirkcaldy between 1987 and 2005. He held the position of Under Secretary for State at the Ministry of Defence between January 2000 and June 2003. Before becoming an MP, he studied medicine and was a consultant in public health medicine, a senior medical adviser and clinical pharmacologist in the pharmaceutical industry. He is a non-executive director of AEA Technology plc.

Key to Committees
•	Audit Committee member
•	Remuneration Committee member
•	Nominations Committee member
•	Ethics Committee member
“^” indicates Chairman of the Committee

78 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Tim Bristow (53)
Independent Non-Executive Director
Tim Bristow became an Independent Non-Executive Director of PartyGaming in May 2007. Since 2001 Tim has been Chief Executive Officer of Gibtelecom Ltd, Gibraltar’s primary telecommunications provider. His other directorships include AquaGib, owned by Northumbrian Water Group Plc, and Tradewise Insurance. Tim was formerly the Financial and Development Secretary of Gibraltar and previously a Director at the National Audit Office in London, where he trained as an accountant after graduating.

Emilio Gomez (59) ••
Non-Executive Director
Emilio Gomez joined the Group in December 2007 as a Non-Executive Director. Emilio is a chartered certified accountant and until he retired in June 2007 he was joint senior partner of Baker Tilly Gibraltar. Formerly he was senior partner at KPMG Gibraltar, Chairman of the Gibraltar Insurance Association, and President of the Gibraltar Society of Chartered and Certified Accountancy Bodies. He is currently Chairman of the Gibraltar Finance Centre Council.

Stephen Box (58)
Independent Non-Executive Director
Stephen Box joined the Group in December 2007 as an Independent Non-Executive Director. Stephen is a qualified chartered accountant and worked for Coopers & Lybrand for more than 25 years, of which he spent 15 years as a corporate finance partner. He is currently the senior independent director at Michael Page International plc. He is also a non-executive director of Thames Water Utilities Limited. From August 1997 to October 2002 he was Finance Director of National Grid, a FTSE 100 company.

Rami Lerner (54) •
Non-Executive Director
Rami Lerner joined the Group in March 2009 as a Non-Executive Director. Previously he served in Israel’s Prime Minister’s Office from 1981 to 2003, finishing his career as an Executive Senior Officer. Between 2003 to 2005 he was the Chief Executive Officer of the Society for the Protection of Nature in Israel. Currently he is the Managing Director of his family’s investment fund.

PartyGaming Plc Annual Report 2008 | 79

Directors’ report

The Directors present the Directors’ report and the audited financial statements for the year ended 31 December 2008.

Principal activities and business review

The Group is the world’s leading listed online gaming company, operating PartyPoker, PartyCasino, PartyBets, PartyBingo, PartyGammon, PartyMarkets and a number of other established gaming sites. Companies in the Group maintain gaming licences granted by the Government of Gibraltar and the Alderney Gambling Control Commission. Headquartered in and operated from Gibraltar, the Company and a majority of its subsidiaries are registered under The Companies (Taxation and Concessions) Act as exempt companies for Gibraltar tax purposes.

A detailed review of the Group’s business and prospects are set out in the Chairman’s Statement on pages 18 to 19, the Chief Executive’s Business Review on pages 20 to 29 and the Review of 2008 on pages 32 to 49 of this document.

Results and dividends

During the year the Group made a profit after tax of $66.9 million (2007: $41.6 million). The Company did not pay an interim dividend during the year ended 31 December 2008 and, for the reasons set out in the Chairman’s Statement, the Board is not recommending the payment of a final dividend in respect of 2008.

Post balance sheet events

There have been no significant events since the balance sheet date which should have a material effect on the financial statements.

Employees

Our employees are critical to the future success of the Group. Without their dedication, professionalism and drive the Group would be unable to serve its customers’ needs and achieve its objectives. Further details regarding the Group’s employees are set out in the ‘Our relationships’ section of the Annual Report on pages 65 to 67. The Chief Executive Officer is the Director who reports on and takes responsibility for the Group’s employees and associated policies.

Customer and creditor payment policy

The Group is committed to prompt payment of customer cashout requests and maintains adequate cash reserves to cover customer withdrawals and balances. Normally payments will be made to customers within seven days of receiving a customer instruction. In the case of other creditors, it is the Group’s policy to agree terms at the outset of a transaction and ensure compliance with such agreed terms. In the event that an invoice is contested then the Group informs the supplier without delay and seeks to settle the dispute quickly.

Going concern

The Group’s business activities, together with the factors likely to affect its future development, performance and position are set out in the Chief Executive’s Review and Review of 2008 from pages 20 to 49. The financial position of the Group, its cashflow, liquidity position and borrowings are set out in the aforementioned sections. In addition, note 26 to the financial statements on pages 127 to 131 includes the Group’s objectives, policies and processes for managing its capital; its financial risk management objectives; details of financial instruments and hedging activities; and its exposures to credit risk and liquidity risk.

The Group has considerable financial resources together with a large number of players and long-term contracts with a number of corporate customers and suppliers across different geographic areas and industries. As a consequence, the Directors believe the Group is well-placed to manage its business risks successfully despite the challenges of an uncertain economic outlook.

After making enquiries, the Directors have a reasonable expectation that the Company and the Group have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the Annual Report.

Charitable and political donations

For the year ended 31 December 2008 the Group made charitable donations of $159,879 (2007: $184,270). The Group has not made any contributions to any political parties. More information on the Group’s charitable policy is set out in the ‘Our Relationships’ section on page 73.

Share capital and shareholders

Issue of new Shares
On 9 May 2008, ahead of a share capital consolidation (see below), the Company issued 8 additional Shares to increase the total number of Shares in issue to 4,115,193,850, a number divisible by a factor of 10.

Shares in issue
Following approval being given by Shareholders on 15 May 2008, a 10 for 1 share capital consolidation was effected on 19 May 2008 (the ‘Consolidation’). This resulted in the 4,115,193,850 ordinary shares of 0.0015 pence in issue being exchanged for 411,519,385 ordinary shares of 0.015 pence.

As at 9 March 2009 the Company continues to have 411,519,385 Shares in issue and admitted to the Official List and to trading on the London Stock Exchange.

As securities issued by non-UK companies cannot be held or transferred through the CREST paperless settlement system, the Company has put in place arrangements for a depositary to hold the Shares and issue dematerialised depositary interests (‘Depositary Interests’) representing the underlying Shares which are held on trust for the holders of the Depositary Interests.

80 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Further information regarding the Company’s Shares and Depositary Interests are set out in the ‘Shareholder Information’ section on pages 139 to 141 of this document.

Authorised share capital
Following the Consolidation referred to above, the Company has an authorised share capital of £75,000 divided into 500,000,000 Shares of 0.015 pence each (5,000,000,000 ordinary shares of 0.0015 pence each prior to the Consolidation).

At the AGM, for the reasons set out on page 89 under the explanation for proposing resolution 9, the Company is proposing an increase in its authorised share capital to £105,000 divided into 700,000,000 Shares of 0.015 pence each.

Allotment authority
On 10 June 2005 the Directors were authorised to allot further Shares up to an aggregate nominal amount of £15,000. This authority expires on 10 June 2010. Following an allotment of Shares on 19 January 2007 in respect of the acquisition of certain business assets from Empire Online Limited and Intercontinental Online Gaming Limited, and taking into account the Consolidation, the Directors retain authority until 10 June 2010 to allot a further 88,480,615 Shares. The Directors are also empowered until 10 June 2010, pursuant to the Articles, to allot Shares for cash, pursuant to the above authority, as if pre-emption rights did not apply to the allotment, provided that such authority be limited to (i) the allotment of equity securities in connection with a rights issue, open offer or any other pre-emptive offer in favour of ordinary Shareholders, but subject to such exclusions as may be necessary to deal with fractional entitlements, or legal or practical problems under any laws, or requirements of any regulatory body in any jurisdiction; and (ii) the allotment (otherwise pursuant to (i) above) of equity securities for cash up to an aggregate nominal amount of £3,000 (20,000,000 Shares). This authority has yet to be utilised.

In accordance with recent changes to UK corporate governance practice, the Directors are seeking Shareholder approval at the AGM to update the Company’s share allotment authority. Details of this proposed update are set out on pages 89 and 90 under the explanations for proposing resolutions 10 and 11.

Authority to buy-back Shares
At the Annual General Meeting held on 15 May 2008, a special resolution was passed to authorise the Company to purchase up to 10% of the issued Shares. As at 9 March 2009 no Shares have been purchased under this authority. Shareholders are being requested to renew this authority at the forthcoming AGM (see the explanation of resolution 12 on page 90).

Non-voting Shares
As at 9 March 2009, of the 411,519,385 Shares in issue 6,634,178 Shares were held in the Company’s employee benefit trust, the PartyGaming Plc Shares Trust (the ‘Employee Trust’). The trustee of the Employee Trust has waived all dividend and voting rights in respect of Shares held by the Employee Trust to satisfy the future exercise of share options.

This waiver only subsists while the Shares are held in the Employee Trust. The Shares are transferred out of the Employee Trust upon exercise of the share options under certain Share Plans.

Significant shareholders
Set out below is a list of shareholdings disclosed to the Company in accordance with the Gibraltar Disclosure of Interests in Shares Act 1998, the Articles, Deed Poll and the Listing Rules.

Shareholder	Ordinary shares currently held as at 9 March 2009	Percentage of issued share capital	Percentage of total voting rights(7)

Crystal Ventures Limited(1)	113,808,533	27.66	28.11
Cheam Directors Limited(2)	58,498,666	14.22	14.45
Cheam Directors Limited(3)	58,498,667	14.22	14.45
Orbis Investment Management Limited(4)	20,580,929	5.00	5.07
FIL Limited(5)	20,413,346	4.96	5.04
Prudential plc(6)	20,352,861	4.95	5.03
Employee Trust(7)	6,634,178	1.61	—

(1)	A company owned indirectly by Anurag Dikshit, a Principal Shareholder.

(2)

Cheam Directors Limited holds Shares on bare trust for Stinson Ridge Limited, a company wholly-owned by Russell DeLeon, a Principal Shareholder. Russell DeLeon and Ruth Parasol DeLeon (see note 3 below) are married.

(3)

Cheam Directors Limited holds Shares on bare trust for Emerald Bay Limited, a company wholly-owned by Ruth Parasol DeLeon, a Principal Shareholder. Ruth Parasol DeLeon and Russell DeLeon (see note 2 above) are married.

(4)

Orbis Investment Management Limited informed the Company of its holding on 13 November 2007. 20,263,776 shares of the total holding had voting rights and the above disclosure is based on that notification except that the number of Shares has been adjusted for the Consolidation.

(5)	FIL Limited (Fidelity International) informed the Company of its holding on 29 October 2008 and the above disclosure is based on that notification.

(6)	Prudential plc informed the Company of its holding on 31 October 2008 and the above disclosure is based on that notification.

(7)

As at 9 March 2009, PartyGaming had a total of 411,519,385 Shares in issue. Each Share carries the right to one vote, with the exception of Shares held by the Employee Trust, which has waived the voting rights in respect of the Shares it holds. Consequently as at 9 March 2009 the total number of Shares with voting rights was 404,885,207.

PartyGaming Plc Annual Report 2008 | 81

Directors’ report

The Principal Shareholders entered into a Relationship Agreement with the Company dated 14 June 2005. This agreement contains provisions concerning the disposal by the Principal Shareholders of their Shares. If any Principal Shareholder proposes to effect any sale, transfer or other disposal of any Shares (a ‘Disposal’):

(i)	such Principal Shareholder undertakes to provide the Company with as much notice as is reasonably practicable but in any event not less than 10 business days’ prior notice of the proposed Disposal;

(ii)	conduct such Disposal having such regard as is reasonable to the Company’s desire to ensure an orderly market for its Shares; and

(iii)	give notice to the other Principal Shareholders of his or her intention to make a Disposal.

Directors’ share interests
The beneficial interests of the Directors in office at 31 December 2008 in the issued share capital of the Company are set out in the table below:

	Ordinary shares 11 March 2009	Ordinary shares 31 December 2008	Ordinary shares 1 January 2008(1)

Chairman
Rod Perry	5,086	5,086	50,862

Executive Directors
Jim Ryan(2)	0	0	—
John O’Malia(3)	—	0	—
Martin Weigold	68,444	68,444	684,448

Non-Executive Directors
Stephen Box	20,000	20,000	200,000
Tim Bristow	8,000	8,000	80,000
John Davy(4)	—	0	0
Emilio Gomez	0	0	0
Rami Lerner(5)	0	—	—
Lord Moonie	15,940	15,940	0

(1)	Prior to 10 for 1 share capital consolidation.

(2)	Appointed on 30 June 2008.

(3)	Appointed on 16 May 2008 and resigned on 28 February 2009.

(4)	Resigned on 4 March 2009.

(5)	Appointed on 4 March 2009.

The Executive Directors also have interests in the Company’s share capital through the options they have been granted under the Share Plans, details of which are set out in the Remuneration Report on pages 91 to 100 of this Annual Report.

Corporate governance and the Combined Code

With the exception of the relevant provisions in the Companies Act 1930 (as amended), Gibraltar does not have a system of corporate governance equivalent to that found in the UK. The Company, however, complies with the corporate governance requirements set out in the Financial Services Authority’s Disclosure and Transparency Rules and applies the principles set out in the Combined Code on Corporate Governance annexed to the Listing Rules (the ‘Code’). The Code was updated in June 2008 and this new version applies to accounting periods beginning on or after 29 June 2008. However, the Company has chosen to report on its compliance with this latest version of the Code in this Directors’ Report.

Throughout the year to 31 December 2008, the Company has complied fully with the Code’s principles except, as detailed below, in respect of the independence of the Board, the performance-related elements of Executive Director remuneration and executive share options being offered at a discount.

82 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

The Directors

Director	Age	Position	Committees	Date of appointment	Date of last re-appointment	Date of resignation

Rod Perry	63	Non-Executive Chairman since 29 August 2008. Previously the Senior Independent Director	Chairman of the Nominations Committee since 29 August 2008 (appointed a member on 31 May 2005) and since 31 May 2005 a member of the Remuneration Committee (chairing it between 10 May 2007 to 29 August 2008) and Ethics Committee (chairing it between 31 May 2005 to 10 May 2007). A member of the Audit Committee from 31 December 2006 to 29 August 2008 (chairing it from appointment until 13 December 2007)	31 May 2005	10 May 2007	—

Michael Jackson	58*	Non-Executive Chairman until 29 August 2008	Chairman of the Nominations Committee and member of the Ethics Committee (appointed 31 May 2005) and Remuneration Committee (appointed 23 February 2007)	31 May 2005	15 May 2008	29 August 2008

Jim Ryan	47	Chief Executive Officer since 30 June 2008	Member of the Nominations Committee (appointed 21 August 2008)	30 June 2008	—	—

Mitch Garber	43*	Chief Executive Officer until 16 May 2008	Member of the Nominations Committee (appointed 4 May 2006)	19 April 2006	10 May 2007	16 May 2008

John O’Malia	39*	Managing Director	—	16 May 2008	—	28 February 2009

Martin Weigold	43	Group Finance Director	—	4 April 2005	4 May 2006	—

Lord Moonie	62	Senior Independent Director (since 29 August 2008)	Chairman of the Remuneration Committee since 29 August 2008 (appointed 13 December 2007) and a member of the Audit, Nominations and Ethics Committees (appointed 13 December 2007)	13 December 2007	15 May 2008	—

Tim Bristow	53	Independent Non-Executive Director	A member of the Audit, Remuneration and Nominations Committees and Chairman of the Ethics Committee (appointed 10 May 2007)	4 May 2007	15 May 2008	—

Stephen Box	58	Independent Non-Executive Director	Chairman of the Audit Committee and a member of the Remuneration and Nominations Committees (appointed 13 December 2007)	13 December 2007	15 May 2008	—

John Davy	53*	Non-Executive Director	A member of the Nominations and Ethics Committees (appointed 13 December 2007)	13 December 2007	15 May 2008	4 March 2009

Emilio Gomez	59	Non-Executive Director	A member of the Ethics Committee (appointed 13 December 2007) and Nominations Committee (appointed 4 March 2009)	13 December 2007	15 May 2008	—

Rami Lerner	54	Non-Executive Director	A member of the Ethics Committee (appointed 4 March 2009)	4 March 2009	—	—

* Age on date of resignation.

PartyGaming Plc Annual Report 2008 | 83

Directors’ report

Biographical details of the current Directors are set out under the ‘Board of Directors’ section of the Annual Report on pages 78 to 79 of this document.

In accordance with the Code, the Company is headed by an effective Board, which is collectively responsible for the success of the Company. The Board provides entrepreneurial leadership of the Company whilst ensuring that a framework of prudent and effective controls exists in order to assess and manage risk.

The Directors have adopted a formal schedule of matters reserved to the Board, setting out which issues must be referred to the Board for decision. These can be categorised into a number of key areas including but not limited to:

>	Long-term business plan, strategy, budgets and forecasts

>	Restructuring or reorganisation of the Group and material acquisitions and disposals

>	The Group’s finance, banking and capital structure arrangements

>	Approval of capital expenditure and financial guarantees above certain levels

>	Financial reporting (interim and annual financial results and interim management statements)

>	Dividend policy

>	Shareholder circulars, convening Shareholder meetings and stock exchange announcements

>	Approval of the Group’s remuneration policy (following recommendations from the Remuneration Committee)

>	Approval of the Group’s risk management and control framework and the appointment/re-appointment of the external auditors (following recommendations from the Audit Committee)

>	Approval of the Group’s policies in relation to corporate and social responsibility, health and safety and the environment

The Board and its committees met in Gibraltar throughout 2008 and details of the number of meetings and attendance records are set out in the table below. The Chairman has also met with the Non-Executive Directors without the Executive Directors present. Led by the Senior Independent Director, the Non-Executive Directors have met without the Chairman present.

Total number of scheduled meetings held during the year ended 31 December 2008 and the number of meetings attended of the maximum number that each Director was entitled to attend

	Board	Audit Committee	Ethics Committee	Nominations Committee	Remuneration Committee

Total held in year	7	5	2	4	4

Rod Perry	7/7	4/4	2/2	4/4	4/4

Michael Jackson(1)	5/5	n/a	1/1	4/4	3/3

Jim Ryan(2)	3/3	n/a	n/a	0/0	n/a

Mitch Garber(3)	3/3	n/a	n/a	2/2	n/a

John O’Malia(4)	4/4	n/a	n/a	n/a	n/a

Martin Weigold	7/7	n/a	n/a	n/a	n/a

Lord Moonie	7/7	5/5	2/2	4/4	4/4

Tim Bristow	7/7	5/5	2/2	4/4	4/4

Stephen Box	7/7	5/5	2/2	4/4	4/4

John Davy	7/7	n/a	2/2	4/4	n/a

Emilio Gomez	7/7	n/a	2/2	n/a	n/a

(1)	Michael Jackson resigned as a Director on 29 August 2008.

(2)	Jim Ryan was appointed as a Director of the Company on 30 June 2008.

(3)	Mitch Garber resigned as a Director on 16 May 2008.

(4)	John O’Malia was appointed as a Director on 16 May 2008.

84 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Board independence

The Code recommends that at least half the members of a Board (excluding the Chairman) should be Non-Executive Directors who are independent in character and judgement and free from relationships or circumstances which are likely to affect, or could appear to affect, their judgement. Until 30 June 2008 the Company complied with this recommendation, with four Independent Directors excluding the Chairman (Rod Perry, Stephen Box, Tim Bristow and Lord Moonie) and four non-Independent Directors (John Davy, Emilio Gomez, Martin Weigold and Mitch Garber/John O’Malia).

Since 30 June 2008 the Company has not complied with the Code and the Directors (excluding the Chairman) fell into the following categories in respect of their independence:

Independent	Non-independent

Non-Executive	Non-Executive	Executive
Stephen Box	John Davy/	Jim Ryan
Tim Bristow	Rami Lerner(1)	John O’Malia(2)
Lord Moonie	Emilio Gomez	Martin Weigold

(1)	On 4 March 2009 John Davy resigned and Rami Lerner was appointed his successor.

(2)	John O’Malia resigned on 28 February 2009.

The appointments of Emilio Gomez, John Davy and the latter’s successor, Rami Lerner, (the ‘Nominated Directors’) were made under the terms of the Relationship Agreement entered into at the time of the Company’s IPO in June 2005 by, amongst others, PartyGaming, Ruth Parasol DeLeon, Russell DeLeon and Anurag Dikshit. Under the terms of this agreement, provided that Ruth Parasol DeLeon and Russell DeLeon collectively maintain an interest in 15% or more of PartyGaming’s issued share capital, they are entitled to nominate an individual for appointment as a Non-Executive Director to the PartyGaming Board. Under the same agreement, Anurag Dikshit is similarly entitled to nominate one individual for appointment as a Non-Executive Director to the PartyGaming Board provided he maintains an interest in 15% or more of PartyGaming’s issued share capital. Ruth Parasol DeLeon and Russell DeLeon, who together retain an interest in 28.43% of PartyGaming’s issued share capital, nominated John Davy and following his resignation, Rami Lerner, to act as their appointee to the Board and Anurag Dikshit, who retains an interest in 27.66% of PartyGaming’s issued share capital, nominated Emilio Gomez. Owing to the background to their appointments, the Nominated Directors do not satisfy the normal criteria for independence.

Despite this technical imbalance of independent and non-independent Directors, the Board is satisfied that it has and can continue to maintain a sufficient degree of independence for the following reasons:

(i)

On the majority of business items considered by the Board the Nominated Directors are independent, because the interests of the relevant Principal Shareholders and the Company do not conflict. On issues when the interests of the Company and interests of the relevant Principal Shareholders may conflict, mechanisms in the Relationship Agreement and letters of appointment for the Nominated Directors allow the Independent Directors to exclude the Nominated Directors from the decision-making process.

(ii)	The Independent Directors are not in a minority to the Executive Directors.

(iii)	The Chairman of the Board was independent on appointment.

(iv)

The Board is of sufficient size with the appropriate balance of skills and experience to manage the imbalance appropriately and incurring the financial cost of recruiting additional Independent Directors, coupled with the risk of making the Board’s size unwieldly, cannot be justified solely for the purpose of satisfying the Code’s recommendation.

The Directors will continue to review this situation to ensure they remain satisfied that the Board maintains a sufficient degree of independence.

Lord Moonie is the Senior Independent Director.

The Chairman and Chief Executive Officer

In accordance with the Code, the roles of Chairman and Chief Executive Officer are not exercised by the same individual. The different responsibilities of both roles have been clearly set out by the Board in a schedule of responsibilities of the Chairman and the Chief Executive Officer.

Board information and professional development

The Chairman oversees, with the assistance of the Company Secretary, the process of ensuring that all Directors receive timely and accurate information in order to enable them to perform their duties. Management provides detailed information ahead of each Board or Committee meeting and additional information or updates between meetings, when deemed necessary. Each Executive Director is readily available to the Non-Executive Directors if the latter should need clarification or amplification on any information provided. All the Directors have access to the advice and services of the Company Secretary, who is responsible to the Board for ensuring Board procedures are complied with and advising the Board, through the Chairman, on all governance matters. The Board has also adopted a procedure for a Director to seek independent professional advice at the expense of the Company where they judge it necessary to discharge their responsibilities as Directors. Each Committee of the Board also has authority under its terms of reference to obtain outside legal or other independent professional advice if the Committee considers it necessary in order to perform its duties.

PartyGaming Plc Annual Report 2008 | 85

Directors’ report

Each new Director receives a full induction on joining the Board and major Shareholders are offered the opportunity to meet new Non-Executive Directors. The Chairman ensures that all Directors continually update their skills, knowledge and familiarity with the Company to fulfil their roles on the Board and Board Committees via reports and information collated by management, the Company Secretary and the Company’s advisers.

Performance evaluation

The Directors have undertaken a formal and rigorous evaluation of their performance for the year ended 31 December 2008, utilising the services of a third-party corporate governance consultancy, Lintstock Limited, which advises many FTSE 100 and 250 companies. The evaluation has focused on the effectiveness of the Chairman, Non-Executive Directors, Executive Directors, the Board and its Committees and has been conducted using a confidential questionnaire. The results have been reviewed by the Board led by the Chairman and discussed with individual Directors, except that the performance of the Chairman has been reviewed by the Non-Executive Directors, led by the Senior Independent Director, without the Chairman being present.

Nominations Committee and Board appointments and re-appointments

The Board has adopted a formal, rigorous and transparent procedure for the appointment of new Directors to the Board. The Board has appointed a Nominations Committee to lead the process of appointment and make recommendations to the Board. Until stepping down on 29 August 2008, Michael Jackson chaired the Nominations Committee and John Davy was also a member until he resigned as a Director on 4 March 2009. The other members were and continue to be Stephen Box, Tim Bristow, Lord Moonie and Rod Perry. Mitch Garber was a member until his resignation from the Board on 16 May 2008 and he was replaced on the Nominations Committee by Jim Ryan on 21 August 2008. Following the departure of Michael Jackson, Rod Perry became Chairman of the Nominations Committee. Subsequent to the year-end, following the departure of John Davy, Emilio Gomez was appointed a member of the Nominations Committee.

The Nominations Committee has adopted terms of reference, approved by the Board that are available on the Company’s website: www.partygaming.com/investor/nomination_terms.html

In recruiting for the positions of Chairman, Executive Director or Independent Non-Executive Director, the Nominations Committee will normally engage the services of an external search consultancy to assist with the recruitment process. During 2008 the Company made three Board appointments, a new Chief Executive Officer, a new Chairman and a Managing Director. The Nominations Committee oversaw the preparation of specifications for these roles and an external search consultancy was engaged to identify candidates for the position of Chief Executive Officer. The position of Managing Director was created and selected as part of this Chief Executive Officer external search, benchmarking and selection process. Owing to the significant changes to the membership of the Board over a relatively short period of time, the Nominations Committee recommended, and the Board agreed, that the Board should select an internal candidate for the position of Chairman in order to provide a degree of continuity and maintain a sufficient level of experience and understanding of the Company’s business. The Board interviewed and received presentations from candidates for all three roles and decided whom to appoint.

The Articles require a Director to retire at the first AGM following their appointment and to seek re-appointment by Shareholders. Consequently, Jim Ryan and Rami Lerner will retire and seek re-appointment as Directors at the AGM, whilst John O’Malia stepped down from the Board ahead of his re-appointment.

The Articles dictate that at every AGM one-third of the remaining Directors (or, if their number is not three or a multiple of three, the number nearest to one-third) shall retire from office; but if any Director has at the start of the AGM been in office for three years or more since his last re-appointment, he shall retire at that AGM. Consequently, Rod Perry and Martin Weigold will both retire at the AGM and seek re-appointment.

The Nominations Committee has reviewed these re-appointments and on the basis of experience, performance, skills and commitment demonstrated, has recommended to the Board that all the Directors be re-appointed. The Board has considered and agrees with this recommendation and is therefore recommending to Shareholders that they re-appoint Rami Lerner, Jim Ryan, Rod Perry and Martin Weigold as Directors at the AGM.

The letters of appointment for each of the Non-Executive Directors do not specify a fixed term of appointment. The Board has resolved, however, that if any Non-Executive Director remains in office for a period of six years, having satisfied annual performance evaluations and been re-appointed by Shareholders at an AGM at least twice, then that Non-Executive Director’s re-appointment will be subject to a rigorous review by the Nominations Committee and the Board, both bodies taking into account the need to maintain an active and progressive Board. The Board does not expect that any Non-Executive Director will serve for a period greater than nine years.

86| PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

The Code recommends that notice or contract periods for Directors should be set at one year or less. As disclosed in the Remuneration Report on pages 91 to 100 the notice periods for all the Directors comply with this recommendation.

The letters of appointment for the Non-Executive Directors and the service agreements for the Executive Directors will be available for inspection 30 minutes prior to and during the AGM.

Audit Committee

The Board is required by the Code to establish formal and transparent arrangements for considering how it should apply the required financial reporting and internal control principles and for maintaining an appropriate relationship with the Company’s joint auditors, BDO Stoy Hayward LLP and BDO Orion Limited. The Board has done this by appointing an Audit Committee, whose terms of reference, approved by the Board, are available on the Company’s website: www.partygaming.com/investor/audit_terms.html

In accordance with its duties, the Audit Committee made recommendations to the Board on the appointment of the external auditors and also approved their remuneration (both subject to Shareholder approval at the AGM) and also approved their terms of engagement. The Audit Committee also established a policy regarding the appointment of the auditors to perform non-audit services for the Group that are over and above the external audit, and keeps this under ongoing review. This policy dictates that in the Company’s financial year, the total fees for non-audit services provided by the external auditors should not exceed the total fees for audit services they provide. In the year ended 31 December 2008, the proportion of total non-audit fees to total audit fees paid to the external auditors was 0.2:1.0. The Audit Committee remains confident that the objectivity and independence of the external auditors are not impaired as a result of this further work.

The Code recommends that a minimum of three Independent Directors (excluding the Chairman of the Board) should serve on the Audit Committee. Throughout the year ended 31 December 2008 and to date, the members of the Audit Committee have been Stephen Box, Tim Bristow and Lord Moonie. Stephen Box is Chairman of the Audit Committee and has recent and relevant financial experience. Rod Perry was a member until he became Chairman of the Board on 29 August 2008. All members were or are Independent Non-Executive Directors.

The Audit Committee is authorised to investigate any matter pertaining to the Company’s management of risk and internal controls, the integrity of the financial reporting and engagement of the external auditors and in doing so may seek any information it requires from any employee of the Company and all employees are expected to co-operate.

During the year to 31 December 2008, the Audit Committee met five times. At these meetings it monitored the integrity of the Company’s full year preliminary results announcement and the annual report for the year ended 31 December 2007 and the 2008 half year financial statements. The members also met with management and with the internal and external auditors to review the effectiveness of internal controls and business risk management. The Audit Committee members also met privately with the external auditors and separately with the internal audit function, without management representatives present. Through these meetings and review process the Audit Committee has satisfied itself that proper and satisfactory internal control systems remain in place to identify and contain business risks and that the integrity of the Company’s financial reporting is sound. In 2009, the Audit Committee has met once to review and recommend the approval of the 2008 full year results announcement and the Annual Report.

Risk management and effective internal controls

PartyGaming maintains a robust system of internal control for the purpose of safeguarding the investment of Shareholders in the Company and the Group’s assets. At least annually the Board conducts a review of the effectiveness of the Group’s system of internal controls, covering all material controls, including financial, operational and compliance controls and risk management systems. PartyGaming’s system of internal control reduces the probability that business risks might impede the Company in achieving its objectives, but it cannot eliminate these risks and can therefore provide only reasonable, not absolute, assurance against material misstatement or loss.

The Company has an internal audit department, which also carries out the Company’s risk management monitoring. During the year, management identified the risks attaching to the business and, on an ongoing basis, efforts are being taken to mitigate these risks. Throughout the year PartyGaming’s internal auditors performed internal audits of offices and departments within the business to assess whether adequate internal controls are in place to protect the Group, its employees and Shareholders. The internal audit reports are presented to the Audit Committee and the Head of Internal Audit meets regularly with the Audit Committee, as well as Chairman of the Audit Committee, to whom he has direct access.

In accordance with the guidance contained in the Turnbull Report, the Board, with the assistance of the Audit Committee, has completed its annual review of the effectiveness of the internal system of control, and is satisfied that it is in accordance with that guidance.

PartyGaming Plc Annual Report 2008 | 87

Directors’ report

The Company has adopted a formal ‘whistleblowing’ procedure by which employees can, in confidence, raise concerns about possible improprieties in matters of financial reporting or other matters. This procedure is set out in the PartyGaming Employee Handbook and has been reviewed by both the Audit and Ethics Committees. Both Committees are satisfied that arrangements are in place for the proportionate and independent investigation of such matters and for appropriate follow-up action.

The Company has directors’ and officers’ liability insurance and prospectus indemnity cover in place.

External Auditors

During the year ended 31 December 2008, BDO Stoy Hayward LLP was appointed under an engagement letter to act as auditors to enable the Company to meet its obligations to prepare financial statements in accordance with the Listing Rules. For the purposes of filing the Company financial statements in Gibraltar, BDO Stoy Hayward LLP and BDO Orion Limited have been appointed to act as auditors, allowing an audit report to be issued under section 10 of the Gibraltar Companies (Accounts) Act 1999. The Audit Committee has reviewed the re-appointment of BDO Stoy Hayward LLP and BDO Orion Limited as auditors. The Audit Committee recommends and the Board agrees with the re-appointment of BDO Stoy Hayward LLP and BDO Orion Limited as auditors and therefore an ordinary resolution to this effect is being proposed at the AGM (resolution 3) together with an ordinary resolution authorising the Directors to set the auditors’ remuneration (resolution 4).

Ethics Committee

The Board believes that the way in which the Group behaves and interacts with its stakeholders is key to the Group’s long-term success and development. Reflecting the importance the Company places on corporate and social responsibility (‘CSR’), the Board has appointed an Ethics Committee, despite there being no requirement to do so under the Code. The members of the Committee during the year and to date have been Tim Bristow (Chairman), Emilio Gomez, Lord Moonie and Rod Perry. Michael Jackson and John Davy were members until they stepped down from the Board on 29 August 2008 and 4 March 2009 respectively. Rami Lerner was appointed a member on 4 March 2009. The purpose of the Ethics Committee is to oversee the CSR framework adopted by the Group, monitoring that adequate policies are in place to deal with stakeholder risks, just as the Audit Committee reviews whether the Company has satisfactory internal controls in place to address the financial risks faced by the business. In particular, the Ethics Committee focuses on the Company’s approach to responsible gaming, the fairness of the gaming platforms and rules, gaming licence compliance, anti-money laundering procedures, charitable donations and the Group’s impact on the environment. The terms of reference for the Ethics Committee are available on the Company’s website: www.partygaming.com/investor/ethics_terms.html

The Group Finance Director has executive responsibility for CSR matters. The Ethics Committee met twice during the year ended 31 December 2008. Further details regarding the Group’s approach to CSR-related issues is contained in the ‘Our values’ and ‘Our relationships’ sections of the Annual Report on pages 63 to 75.

Remuneration Committee

The Board has appointed a Remuneration Committee to deal with matters regarding the remuneration of the Chairman of the Board, Executive Directors, the Company Secretary and certain senior management. The remuneration of the Non-Executive Directors is a matter for the Executive Directors. The terms of reference for the Remuneration Committee are available on the Company’s website: www.partygaming.com/investor/remuneration_terms.html During the year ended 31 December 2008 and to date, Stephen Box, Tim Bristow, Lord Moonie and Rod Perry have been members of the Remuneration Committee. Rod Perry chaired the Remuneration Committee until his appointment as Chairman of the Board on 29 August 2008 when Lord Moonie took over as Chairman of the Committee. Michael Jackson was a member of the Remuneration Committee until he stepped down from the Board on 29 August 2008. In accordance with the Code, excluding the Chairman of the Board, all members have been or are Independent Non-Executive Directors. The Remuneration Report prepared by the Remuneration Committee is set out on pages 91 to 100 of the Annual Report and discloses the remuneration policy of the Company and the remuneration of the Directors. The Remuneration Report sets out why the Company does not comply fully with the Code’s requirement that performance-related elements of remuneration should form a significant proportion of the total remuneration package of the Executive Directors. In addition, the Remuneration Report also explains why the Company does not comply with the Code’s recommendation that executive options are not offered at a discount.

Relations with Shareholders

The Board recognises the need for a productive dialogue with Shareholders based on a mutual understanding of objectives. As described above, Ruth Parasol DeLeon, Russell DeLeon and Anurag Dikshit, who in aggregate hold 56.1% of PartyGaming’s issued share capital, are represented on the Board via their nominees. In addition, the Chairman, Chief Executive Officer and Group Finance Director assisted by the Group Director of Corporate Affairs, meet with institutional Shareholders on a regular basis. The Senior Independent Director can be contacted via the Company’s registered office in the event that any Shareholder wishes to raise an issue which is felt would be inappropriate to raise with the Chairman, Chief Executive Officer or Group Finance Director direct.

88 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Annual General Meeting

The Company’s AGM will be held at 11.00 a.m. on Thursday 7 May 2009 at the Caleta Hotel, Catalan Bay, Gibraltar. The Company is incorporated, managed and controlled in Gibraltar and therefore the AGM is required to be held in Gibraltar. The AGM notice is printed on pages 142 to 145 of the Annual Report and has been dispatched more than 20 working days before the AGM. The AGM provides a valuable opportunity for Shareholders, particularly private individuals, to meet the Board. Saving any unforeseen circumstances, all the Directors will be present at the AGM and the Chairmen of the Audit, Remuneration, Nominations and Ethics Committees will be available to answer questions relating to their Committees. Information on attending and voting at the AGM is set out in the Notice of AGM on pages 142 to 145.

Each item of business is proposed in a separate resolution at the AGM and the vote will be undertaken by poll rather than simply by a show of hands in accordance with best practice. Following the AGM the voting results will be announced via a regulatory news service to the London Stock Exchange and posted on the Company’s website: www.partygaming.com The business of the meeting is set out in the AGM notice, but set out below is a summary of and rationale for each resolution.

Resolution 1 – To receive the annual accounts (ordinary resolution)
The Directors are required by Section 178 (1) of the Gibraltar Companies Act 1930 (as amended) to present the annual accounts for the year ended 31 December 2008 to Shareholders to formally receive them. This gives Shareholders the opportunity to raise any questions about the 2008 accounts and accompanying reports and statements.

Resolution 2 – To approve the Remuneration Report (ordinary resolution)
The Remuneration Report sets out the remuneration policy of the Company and is prepared and laid before Shareholders for approval in accordance with best practice. The vote is advisory and does not affect the remuneration of the Directors for the year ended 31 December 2008.

Resolution 3 – To re-appoint the auditors (ordinary resolution)
The Company is required to appoint an auditor at each general meeting at which accounts are laid before the Shareholders, to hold office until the conclusion of the next such meeting. The Directors are recommending the re-appointment of BDO Stoy Hayward LLP and BDO Orion Limited as auditors of the Company.

Resolution 4 – To authorise the Directors to set the auditors’ remuneration (ordinary resolution)
The resolution authorises the Directors to set the remuneration payable to the auditors, in accordance with best practice. As explained above, the Audit Committee is tasked with reviewing the auditors’ remuneration and making a recommendation to the Board.

Resolutions 5 to 8 – To re-appoint certain Directors (ordinary resolutions)
Resolutions 5 to 8 deal with the re-appointment of Rami Lerner, Jim Ryan, Rod Perry and Martin Weigold respectively. In accordance with the Articles, these Directors must retire at the AGM and stand for re-appointment. Details of each Director’s background and experience are set out in the ‘Board of Directors’ section on pages 78 and 79. For the reasons set out in this Directors’ report, the Board believes that it is in the best interests of the Company to re-appoint these individuals as Directors.

Resolution 9 – Authorised share capital increase (ordinary resolution)
The Board is proposing increasing the Company’s authorised share capital from £75,000 divided into 500,000,000 Shares of 0.015 pence each to £105,000 divided into 700,000,000 Shares of 0.015 pence each. This increase is required to give the Company sufficient headroom to issue additional share capital by using the authorities being sought under resolutions 10 and 11.

Resolution 10 – Share allotment authority (ordinary resolution)
The Board is proposing to update the Company’s authority to issue new share capital in light of potential acquisition opportunities and changes to UK corporate governance guidelines, specifically those of the Association of British Insurers (‘ABI’). The Company is seeking authority to issue new Shares up to an amount equal to one-third of the existing issued share capital (£20,575, equivalent to approximately 137,167,000 Shares). If these Shares are issued and paid-up wholly or partly otherwise than for cash (for example, in connection with an acquisition by the Company), then pursuant to the provisions of the Articles, no pre-emption rights would apply to such issues of Shares.

In addition, the Company is seeking authority to issue further new Shares in an amount up to a further one-third of the existing issued share capital (i.e. a further £20,575, equivalent to approximately 137,167,000 Shares). This further additional authority will only be used for a fully pre-emptive rights issue and is only valid until the Annual General Meeting in 2010. In addition, if the Company conducts a rights issue in excess of one-third of its issued share capital and the proceeds raised exceed more than one-third of the Company’s market capitalisation immediately prior to the rights issue, then all members of the Board wishing to remain in office will stand for re-election at the 2010 Annual General Meeting. Resolution 10 is subject to resolution 9 being passed, otherwise the Company will not have sufficient authorised share capital headroom to utilise this authority.

PartyGaming Plc Annual Report 2008 | 89

Directors’ report

Resolution 11 – Disapplication of pre-emption rights (special resolution)
The Articles require any new Shares to normally be offered to the current Shareholders in proportion to their existing holdings in order to protect them from having their shareholdings significantly diluted by the Company acting unilaterally. To give the Company a degree of flexibility in managing its share capital and raising new funds, the Board is seeking Shareholder authority to issue up to 5% of the Company’s issued share capital (£3,086, equivalent to approximately 20,573,000 Shares) for cash without preemption rights applying to such an allotment. It is normal practice for UK-listed companies to have this limited authority, which accords with UK corporate governance guidelines. In accordance with the Pre-emption Group’s Statement of Principles, the Board confirms its intention that no more than 7.5% of the issued share capital will be issued for cash on a non pre-emptive basis during any rolling three-year period. Resolution 11 is subject to resolution 10 being passed.

Resolution 12 – Share buyback authority (special resolution)
In certain circumstances, it may be advantageous for the Company to purchase its own Shares and resolution 12 seeks authority from Shareholders to do so. The resolution specifies the maximum number of Shares that may be acquired (10% of the Company’s issued ordinary share capital) and the maximum and minimum prices at which they may be bought.

Any Shares purchased in this way will be cancelled and the number of Shares in issue will be reduced accordingly. The Directors will only purchase such Shares after taking into account the effects on earnings per share and the benefit for Shareholders.

By order of the Board of Directors

Robert Hoskin
Company Secretary

11 March 2009

90 | PartyGaming Plc Annual Report 2008

Remuneration report	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

Introduction

In accordance with the Listing Rules, the Company presents a report on the remuneration of the Directors for the year ended 31 December 2008. The Company is incorporated in Gibraltar and so is not subject to the Directors’ Remuneration Report Regulations 2002 which apply to UK incorporated companies and which set out specific disclosure requirements for a company’s remuneration report. However, in pursuit of best practice and compliance with the Code, this Remuneration Report has been prepared by the Remuneration Committee in accordance with the aforementioned regulations. An ordinary resolution to approve the Remuneration Report will be proposed at the AGM on 7 May 2009 (Resolution 2). The vote will have an advisory status only and will be in respect of the remuneration policy and overall remuneration packages generally and will not be specific to individual levels of remuneration. BDO Stoy Hayward LLP and BDO Orion Limited have audited the sections headed ‘Share Plans’ and ‘Emoluments table’, to the extent required by the regulations.

Remuneration Committee
The Board has appointed a Remuneration Committee. It is the duty of this Committee to determine and agree with the Board the framework and broad policy for the remuneration of the Chairman of the Board, Chief Executive Officer, Executive Directors, Company Secretary and any other senior management reporting directly to the Chief Executive Officer. The Committee also annually reviews the total individual remuneration packages of each of these individuals, including bonuses, incentive payments and share option grants or share awards. In a wider context, the Remuneration Committee also oversees major changes in employee benefit structures throughout the Group.

The terms of reference for the Remuneration Committee are available on the Group’s website: www.partygaming.com/investor/remuneration_terms.html or on request from the Company Secretary.

During the year ended 31 December 2008, the following Directors were members of the Remuneration Committee:

>	Lord Moonie (Chairman from 29 August 2008)

>	Rod Perry (Chairman until 29 August 2008)

>	Stephen Box

>	Tim Bristow

>	Michael Jackson (until 29 August 2008)

In accordance with the Code, which allows an independent Chairman of the Board to sit on the Remuneration Committee, the Chairman of the Board has been and is a member of the Remuneration Committee. In accordance with the Remuneration Committee’s terms of reference, the Chairman of the Board takes no part in the Remuneration Committee’s deliberations or decisions regarding the remuneration or service of the Chairman of the Board.

The Secretary to the Remuneration Committee is the Secretary to the Company.

In the year to 31 December 2008, the Committee convened four meetings in Gibraltar. During the reporting period and in pursuance of performing its duties effectively, the Committee consulted internally with the Group Human Resources Director and Company Secretary. In addition, the Chief Executive Officer was invited to attend some of the Remuneration Committee’s meetings. No person was involved in any decisions as to their own remuneration. The Committee has also retained the services of Kepler Associates Limited to advise the Committee and the Company’s management on market remuneration trends, short and long-term incentives and general executive remuneration matters. No other services were provided to the Company by Kepler Associates Limited.

Executive remuneration policy

The Company’s executive remuneration policy remains unchanged from the policy approved by Shareholders at the AGM in 2008. The policy is to provide market-competitive total remuneration packages enabling the Company to recruit and retain the high-calibre individuals required to drive the future growth and performance of its business. Being an online gaming business operating in a highly competitive and dynamic environment, a particular emphasis is placed on providing a share-based remuneration package appealing to entrepreneurial and innovative executives.

PartyGaming Plc Annual Report 2008 | 91

Remuneration report

When establishing policies on remuneration, the Remuneration Committee takes into account a range of special circumstances specific to the Company. These include the rapid pace of change in the Company, the characteristics of the sectors in which the Company operates and the requirement for Executive Directors and certain other senior management positions to relocate to and discharge all their responsibilities from Gibraltar. The Company’s policy is that fixed compensation (salary and benefits) should reflect the appropriate rate for each role, taking into account market practice in the gaming and internet sectors, as well as geographic location. Variable rewards provided through share options and bonuses currently form approximately 76% of the Chief Executive Officer’s total remuneration opportunity whilst they form approximately 80% of the total remuneration opportunity for the Group Finance Director and senior management. The senior management bonus scheme rewards the achievement of annual corporate and personal objectives; the Share Plans reward share price performance over the longer term.

The Remuneration Committee considers corporate performance on environmental, social and governance (‘ESG’) issues when setting the remuneration of Executive Directors and ensures that these are appropriately addressed in an individual’s personal objectives. The Remuneration Committee also reviews whether incentive structures for senior management may raise ESG risks by inadvertently motivating irresponsible behaviour and is of the view that this is not the case with the current incentive structures.

Salary

Executive Directors’ salaries are reviewed annually with changes normally implemented from 1 January each year. Owing to the challenging global economic environment and its uncertain effect on the Company’s business, the salaries paid to the Executive Directors and senior management team have not been increased in 2009 and remain unchanged from 2008 levels.

When salaries are due to be reviewed they are analysed and benchmarked by the Remuneration Committee’s advisers against two comparator reference groups: (i) other FTSE 250 companies with a similar market capitalisation as the Company, and (ii) listed companies in the gaming and entertainment sectors. In 2008 when the salaries of the Chief Executive Officer and Managing Director were agreed at the time of their appointments, the basic salary levels for both roles exceeded the market median. The total cash payments (which aggregates basic salary and target bonuses) made to the Chief Executive Officer were just below the market median and for the Managing Director and Group Finance

Director they were above the market median but below the market upper quartile. Executive Directors’ 2008 and current 2009 salaries were/are as follows:

Name	Position	2008 salary £	2009 salary £

Jim Ryan(1)	Chief Executive Officer	500,000	500,000

John O’Malia(2)	Managing Director	425,000	425,000

Martin Weigold	Group Finance Director	428,505	428,505

(1)

Jim Ryan was appointed to the Board on 30 June 2008 and so received a pro-rated salary of £262,097 for the balance of 2008, which also includes a payment in respect of work performed for the Company following the announcement of his appointment on 15 May 2008 but prior to his appointment taking effect.

(2)

John O’Malia was appointed to the Board on 16 May 2008 and so actually received a pro-rated salary of £266,196 for the balance of 2008. He resigned as a Director with effect from 28 February 2009 and the Company has no plans to fill the position of Managing Director.

Benefits

Executive Directors receive private medical insurance, permanent health insurance and life assurance. There are no pension benefits or company car allowances. John O’Malia also received an annual housing allowance of up to £39,000 in respect of his residence in Gibraltar.

Senior management bonus scheme

For the year to 31 December 2008, the Executive Directors participated in a senior management bonus scheme approved by the Remuneration Committee. The awards for the Executive Directors and senior management are earned by achieving stretching targets linked to revenue, Clean EBITDA and personal performance objectives. In the case of the Chief Executive Officer these personal objectives were agreed with the Chairman of the Board, the Remuneration Committee and the Board and for the other Executive Directors these objectives were agreed with the Chief Executive Officer, the Remuneration Committee and the Board. The Chief Executive Officer was eligible for an incentive with a maximum award of 150% of basic salary (prorated from his appointment to the Board on 30 June 2008). The Managing Director and Group Finance Director were eligible for an incentive with a maximum award of 100% of basic salary.

Bonus payments made to the Executive Directors for the year to 31 December 2008 were as follows:

		Bonus paid
Executive Director	Position	£

Jim Ryan	Chief Executive Officer	155,607

John O’Malia	Managing Director	279,688

Martin Weigold	Group Finance Director	180,000

92 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

For the year ending 31 December 2009 the Chief Executive Officer and Group Finance Director are eligible for incentives with a maximum award of 150% and 120% of basic salary respectively. Awards will be earned for achieving stretching targets linked to Clean EBITDA and personal performance objectives, the latter in the case of the Chief Executive Officer agreed with the Chairman, Remuneration Committee and the Board and in the case of the Group Finance Director and other senior managers, the Chief Executive Officer, the Remuneration Committee and the Board. These performance measures were chosen for their relevance in driving the performance of the business in 2009.

Share Plans

Executive Directors, senior managers and other staff are eligible to participate in the Company’s long-term incentive arrangements which are currently structured around four Share Plans described below.

A. The Plans

(i) The PartyGaming Plc Share Option Plan

To attract, retain and reward employees and self-employed consultants, the Board established the PartyGaming Plc Share Option Plan (the ‘Nil-Cost Plan’) in June 2005. Each option granted to date under the Nil-Cost Plan (‘Nil-Cost options’) takes the form of a right to acquire Shares or Depositary Interests at nil-cost on particular vesting dates, subject only to continued employment. The exercise of Nil-Cost options is satisfied by the transfer to participants of Shares held in the Employee Trust established prior to Admission.

The Code recommends that executive share options should not be offered at a discount. The options awarded under the Nil-Cost Plan are awarded at nil-cost on issue and vesting. At the time awards were made to the Executive Directors, the Remuneration Committee was of the view that such awards were necessary in order for the Company to either secure or retain their services.

As at 9 March 2009, 6,634,178 Shares were held in the Employee Trust to cover outstanding Nil-Cost options and 717,957 Shares were available in the Employee Trust for future awards under the Nil-Cost Plan.

The Nil-Cost Plan will only be used in exceptional circumstances in connection with the recruitment or retention of key individuals.

Jim Ryan was awarded a Nil-Cost option over 1,500,000 Shares on 30 June 2008. This award vests in two tranches, Under Tranche One 1,000,000 Shares vest as follows:

>	100,000 Shares vested immediately on grant.

>	200,000 Shares vest on 30 June 2009.

>	500,000 Shares vest in eight quarterly tranches of 62,500 Shares, with the first quarterly vesting on 30 September 2009.

>	200,000 Shares vest in four quarterly tranches of 50,000 Shares between 30 June 2011 and 30 June 2012, with the first quarterly vesting on 30 September 2011.

Under Tranche Two 500,000 Shares vest as follows:

>	100,000 Shares vest in four quarterly tranches of 25,000 Shares between 30 June 2010 and 30 June 2011, with the first quarterly vesting on 30 September 2010.

>	100,000 Shares vest in four quarterly tranches of 25,000 Shares between 30 June 2011 and 30 June 2012, with the first quarterly vesting occurring on 30 September 2011.

>	300,000 Shares vest in four quarterly tranches of 75,000 Shares between 30 June 2012 and 30 June 2013, with the first quarterly vesting occurring on 30 September 2012.

Prior to his appointment to the Board and in connection with securing and retaining his services, John O’Malia was awarded two Nil-Cost Option awards over a total of 750,000 Shares. 275,000 of these Shares vested prior to his resignation or during his notice period to 28 February 2010. The Nil-Cost option awards over the remaining 475,000 Shares lapsed on 28 February 2009.

No new Nil-Cost options were awarded to Martin Weigold during 2008.

PartyGaming Plc Annual Report 2008 | 93

Remuneration report

(ii) The PartyGaming Plc Executive Share Option Plan The primary purpose of the PartyGaming Plc Executive Share Option Plan (the ‘Executive FMV Plan’) is to focus participants on long-term financial performance. The Executive FMV Plan provides for grants of fair market value options (‘Executive FMV options’) over existing or newly issued Shares, or Depositary Interests, to eligible employees (including the Executive Directors) and self-employed consultants of the Group. The exercise of any options granted under the Executive FMV Plan is subject to the satisfaction of corporate performance targets set over three years. Although the Executive FMV Plan was adopted in June 2005, the Company first issued awards under the Executive FMV Plan to the Executive Directors only on 11 May 2007, in conjunction with the introduction of the two new Share Plans detailed below. Awards up to 200% of salary are made annually and the awards made to-date are fully exercisable if the growth in Clean EPS equals or exceeds 15% per annum over a three year period, with no re-testing. The Remuneration Committee is of the view that it is appropriate to use an absolute EPS measure rather than, for example, a relative measure based on a UK inflation index as the Company generates only a small proportion of its revenues in the UK. The Remuneration Committee will review this performance condition prior to each future grant to ensure that it remains appropriately challenging.

On 6 March 2008, Martin Weigold was granted at no cost an Executive FMV option over 1,714,020 Shares, equal in value to 100% of salary. Following the 10 for 1 share capital consolidation which took effect on 19 May 2008 this award was rebased to 171,402 Shares. This Executive FMV option will vest in full on 31 March 2011 only if the Company’s Clean EPS equals or exceeds 15% per annum over the period 1 January 2008 to 31 December 2010. The strike price for exercising this Executive FMV option is 250 pence per Share (rebased from 25 pence per Share).

On 8 October 2008, Jim Ryan and John O’Malia were granted at no cost an Executive FMV option each over 645,100 Shares and 274,100 Shares respectively, equal in value to 200% of salary in the case of Jim Ryan and 100% of salary in respect of John O’Malia. These Executive FMV options vest in full on 31 August 2011 only if the Company’s Clean EPS equals or exceeds 15% per annum over the period 1 July 2008 to 30 June 2011. The strike price for exercising these Executive FMV options is 155 pence per Share. John O’Malia’s Executive FMV option lapsed without vesting on his departure from the Board on 28 February 2009.

Executive FMV options have only been granted to the Executive Directors and as at 9 March 2009 there were outstanding awards over a total of 904,862 Shares (representing 0.22% of the issued ordinary share capital).

(iii) The PartyGaming Plc All-Employee Option Plan The primary purpose of the PartyGaming Plc All-Employee Option Plan (the ‘FMV Plan’) introduced in 2007 is to align the interests of employees with Shareholders. All employees with the exception of the Executive Directors are eligible to receive annual awards of fair market value options under the FMV Plan (‘FMV options’) as follows:

>	normal annual grants of between 40% and 170% of salary. Awards of up to 300% of salary in exceptional circumstances (e.g. initial awards on recruitment); and

>	options to vest on continued employment; 50% after 2.5 years and 50% after three years; initial awards (e.g. on recruitment) to vest in one-sixth tranches every six months over three years.

The Remuneration Committee recognises that whilst it is unusual for a UK-listed company to grant time-vesting option awards, it considers it essential to attract talented executives from around the world, to draw the best talent to Gibraltar, and also to help ensure the continued retention of the Company’s existing talent. In accordance with the FMV Plan rules, no FMV options have been awarded to the Executive Directors, although John O’Malia received an award over 286,725 Shares in 2007 prior to being appointed to the Board. This award lapsed in its entirety without having been exercised on his departure from the Board on 28 February 2009. As at 9 March 2009 there were outstanding FMV options over a total of 19,324,326 Shares (representing 4.70% of the issued ordinary share capital).

(iv) The PartyGaming Plc Performance Share Plan The primary purpose of the PartyGaming Plc Performance Share Plan (‘PSP Plan’) is to focus participants on long-term external performance. Senior managers including the Executive Directors are eligible for annual share awards under the PSP Plan of up to 200% of salary for Executive Directors and up to 40% of salary for senior managers in normal circumstances (300% in exceptional circumstances).

On 6 March 2008 Martin Weigold was granted at no cost an award under the PSP Plan over 1,714,020 Shares, equal in value to 100% of salary. Following the 10 for 1 share capital consolidation which took effect on 19 May 2008 this award was rebased to 171,402 Shares. This award vests subject to the Company’s Total Shareholder Return (‘TSR’) performance over the three-year period from 1 January 2008 to 31 December 2010 compared to the median TSR of a sector comparator group.

On 8 October 2008 Jim Ryan and John O’Malia were granted at no cost awards under the PSP Plan over 645,100 Shares and 274,100 Shares respectively, equal in value In Jim Ryan’s case to 200% of salary and 100% of salary in respect of John O’Malia. These awards vest subject to the Company’s TSR performance over the three-year period from 1 July 2008 to 30 June 2011 compared to the median TSR of a sector comparator group. John O’Malia’s PSP award, together with the PSP award he received in 2007 lapsed without vesting on his departure from the Board on 28 February 2009.

94 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

The comparator group comprises Ladbrokes, William Hill, Sportingbet, Bwin, 888 Holdings, Paddy Power, Unibet and CryptoLogic. The threshold for vesting at which 25% will vest, will be TSR equalling the median of the comparator group, rising on a straight-line basis to 100% vesting if the Company’s TSR exceeds the median by 10% per annum calculated over the three-year period. It is estimated that outperformance of the median by 10% per annum is broadly equivalent to upper quartile performance over three years. The initial share price is the average of the daily mid-market closing prices of a share for the three calendar months ending on the day immediately prior to the relevant performance period and the share price at the end of the relevant performance period is the average of the daily mid-market closing prices of a Share for the three calendar months ending on the last day of the relevant performance period. There will be no re-testing and vesting will occur as soon as reasonably practicable after the end of the performance period and once the Remuneration Committee has determined the extent to which the performance condition has been satisfied. In addition to satisfaction of the TSR performance target, vesting is also subject to the Remuneration Committee being satisfied that actual TSR performance over the three-year period is a genuine reflection of the Company’s performance.

The Remuneration Committee will review the TSR performance condition prior to each future grant to ensure that it remains appropriately challenging. PSP Plan awards have also been made to certain senior executives during the year. As at 9 March 2009 there were outstanding PSP Plan awards over a total of 1,350,387 Shares (representing 0.33% of the issued ordinary share capital).

B. Dilution, funding, voting and dividend entitlement

The exercise of Nil-Cost options is satisfied by the transfer to participants of Shares held in the Employee Trust established prior to Admission, because the Founder Shareholders wanted to ensure the Group’s employees shared in the success of the business. Such Nil-Cost option exercises therefore have no cash impact on the Company. International Financial Reporting Standards, however, require that the fair value of these Nil-Cost options be amortised through the income statement over their vesting period, based on the Group’s estimate of the Shares that will eventually vest.

The vesting of awards made under the Executive FMV Plan, FMV Plan and PSP Plan can be satisfied by the issue of new Shares or the transfer of existing Shares in the Employee Trust. Owing to the depletion of the number of Shares held in the Employee Trust, it is likely that awards made under the Executive FMV, FMV and PSP Plans will be satisfied by the issue of new Shares. In any 10-year period, not more than 10% of the issued ordinary share capital of the Company may be issued or committed to be issued under the Executive FMV Plan, FMV Plan and PSP Plan. As at 9 March 2009, 21,579,575 Shares had been committed to be awarded in total under the Executive FMV Plan, FMV Plan and PSP Plan, representing 5.24% of the ordinary issued share capital of the Company. In addition, in any 10-year period, not more than 5% of the issued ordinary share capital of the Company may be issued or committed to be issued under the Executive FMV Plan and PSP Plan. The FMV Plan is not subject to the 5% in 10 years limit as it operates on an all-employee basis. As at 9 March 2009 a total of 2,255,249 Shares had been committed to be awarded under the Executive FMV Plan and PSP Plan, representing 0.55% of the ordinary issued share capital of the Company.

Nil-Cost Plan, Executive FMV Plan, FMV Plan and PSP Plan participants are not entitled to vote or receive dividends in respect of Shares relating to awards which are unvested or vested but unexercised. The Employee Trust has waived the rights to vote or receive dividends in respect of the Shares it holds.

PartyGaming Plc Annual Report 2008 | 95

Remuneration report

C. Status summary of awards granted

Executive Director/type of award	Number of Shares over which awards granted on 1 January 2008	Number of Shares over which awards granted during the year to 31 December 2008	Exercise price of award granted (pence)					Lapsed	Number of Shares over which awards remain unvested or unexercised at 31 December 2008	Expiry date

				Vested		Exercised

				Date	Number of Shares	Date	Number of Shares

Jim Ryan
Nil-Cost Plan	nil	1,500,000	nil	30.06.08	100,000	—	nil	nil	1,500,000	30.06.18

Executive FMV Plan	nil	645,100	155.00	nil	nil	nil	nil	nil	645,100	08.10.18

PSP Plan	nil	645,100	nil	nil	nil	nil	nil	nil	645,100	Vest automatically if performance condition satisfied

Martin Weigold
Nil-Cost Plan	1,779,553	nil	nil	31.03.08	197,728	nil	nil	nil	1,779,553	06.04.15
				30.06.08	197,728					(option granted on
				30.09.08	197,728					06.04.05) 29.12.16
				31.12.08	197,728					(option granted
										29.12.06)

Executive FMV Plan	88,360	171,402	250.00	nil	nil	—	nil	nil	259,762	11.05.17
										(option granted on
										11.05.07) 06.03.18
										(option granted on
										06.03.08)

PSP Plan	88,360	171,402	nil	nil	nil	—	nil	nil	259,762	Vest automatically
										if performance
										condition satisfied

John O’Malia (1)
Nil-Cost Plan	150,000	600,000	nil	31.03.08	12,500	—	nil	nil	750,000	125,000 - 04.06.07
				30.06.08	12,500					600,000 - 15.05.18
				30.09.08	12,500
				31.12.08	12,500

Executive FMV Plan	nil	274,100	155.00	—	nil	—	nil	nil	274,100	08.10.18

PSP Plan	39,272	274,100	nil	—	nil	—	nil	nil	313,372	Vest automatically
										if performance
										condition satisfied

FMV Plan	286,725	nil	282.50	31.03.08	47,787	—	nil	nil	286,725	03.09.17
				30.09.08	47,786

Mitch Garber
Nil-Cost Plan	2,025,000	nil	nil	01.01.08	50,000	16.05.08	2,025,000	nil	nil	n/a
				01.02.08	50,000
				01.03.08	50,000
				01.04.08	50,000
				19.04.08	1,000,000
				01.05.08	50,000
				16.05.08	600,000

Executive FMV Plan	116,000	nil	457.50	—	nil	—	nil	116,000	nil	n/a

PSP Plan	116,000	nil	nil	—	nil	—	nil	116,000	nil	n/a

(1)

John O’Malia resigned as a Director with effect from 28 February 2009. All awards under the Executive FMV Plan, PSP Plan and FMV Plan lapsed without having vested or being exercised on resignation. In respect of the Nil-Cost Plan his awards vested on 28 February 2009 in respect of 200,000 Shares which would have vested during his twelve-month notice period. His Nil-Cost Plan awards in respect of the remaining 475,000 Shares lapsed on 28 February 2009.

96 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

No awards under the Share Plans have been granted to Non-Executive Directors.

The future vesting of Jim Ryan’s Nil-Cost option is conditional on his continued employment by the Company on the relevant vesting dates, save as described as follows. In the event the termination of his employment by the Company for cause, he will be entitled to exercise his Nil-Cost options only in respect of the Shares which have vested as at the date the notice of resignation or termination is given (‘notice date’). If employment is terminated by the Company for any reason other than for cause then, subject to him entering into a written waiver and release of all claims against the Group relating to his employment or its termination, he will in addition be entitled to exercise his Nil-Cost option in respect of the Shares which would have vested under Tranche One and Tranche Two in the 12 months following the notice date. In the event of his resignation then the Tranche One Shares vest on the same basis as if the Company had terminated his employment without cause, but he is not entitled to any Tranche Two Shares vesting in the 12 months following the notice date. On a change of control of the Company he shall be entitled to vest all outstanding Tranche One Shares. Unvested Tranche Two Shares will either be rolled-over into an appropriate number of shares in the acquiring company vesting on the same basis as the original grant or, if roll-over is not provided, then he will be entitled to exercise those Tranche Two Shares which would have vested in the 12 months following the date of the change of control.

Martin Weigold’s final vest of Shares under the Nil-Cost options granted to him on 6 April 2005 and 29 December 2006 was on 31 December 2008.

The future vesting of Executive FMV and PSP Plan awards made to the Executive Directors are conditional on each of them continuing to be employed by the Company on the relevant vesting dates and the relevant performance conditions being satisfied, save that in the event that employment ceases before an Executive FMV or PSP Plan award vests owing to factors such as injury, disability or ill health, then unless the Remuneration Committee determines otherwise, subject to the satisfaction of the performance conditions, a proportion of an award may vest.

Executive Director service contracts

Jim Ryan, John O’Malia and Martin Weigold were appointed Executive Directors under terms of service agreements with the Company dated 15 May 2008, 15 May 2008 and 4 April 2005 respectively. These agreements are governed by English law.

The service agreements grant entitlements to a salary, discretionary bonus, participation in the Company’s long-term incentive plans, private medical insurance, permanent health insurance and life assurance.

In accordance with the Code, each current Executive Director’s employment is terminable by either party on 12 months’ written notice.

The Company may elect to pay an Executive Director compensation in lieu of notice. Such a payment would comprise 12 months’ salary at the Director’s then current basic rate plus a cash payment to compensate for the value of any lost benefits under the Service Agreement. A compensation payment is payable where the requisite 12 months’ notice is not given to the Executive Director or where the Executive Director terminates by giving 12 months’ notice and the Company does not wish the Executive Director to serve his notice. If a period of notice is served then the compensation payment is reduced pro rata. In the event that an Executive Director’s contract is terminated for cause (e.g. gross misconduct), the Company may terminate the contract with immediate effect and no compensation would be payable, in which case the Executive Director is not under any obligation to mitigate loss on his part and any such payment will be in full and final settlement of any claims the Executive Director may have against the Company. None of the service agreements provide for the payment of compensation to the Executive Director in the event of a change of control of the Company.

The Chief Executive Officer and Group Finance Director are subject to certain restrictive covenants during their appointments and for 12 months following the termination of their appointments.

An Executive Director’s Nil-Cost, Executive FMV and PSP Plan awards are dealt with in accordance with the terms of his grant letters.

Details regarding the Company’s payment to the former Chief Executive Officer, in respect of his departure on 16 May 2008, were set out in the Company’s 2007 Remuneration Report and are detailed in the emoluments table on page 99.

Departing Managing Director

On 19 January 2009 PartyGaming announced that John O’Malia had resigned and would be stepping down from the Board with effect from 28 February 2009. In accordance with his service agreement he received a payment in lieu of twelve month’s basic salary (£425,000) in respect of his notice period and vested those Shares that would have vested under his Nil-Cost Plan awards during this notice period (200,000 Shares). Private medical insurance cover continues until 31 August 2009, whilst all other benefits and allowances terminated on 28 February 2009.

PartyGaming Plc Annual Report 2008 | 97

Remuneration report

Chairman’s terms of appointment and remuneration

Rod Perry has been the Chairman of the Board since 29 August 2008 under an appointment letter dated 28 August 2008 governed by English law. This letter supersedes his letter of appointment dated 17 April 2005 relating to his original appointment to the Board. The Chairman is entitled to an annual fee of £345,000 for his services, reimbursement of reasonable expenses and to the provision of office facilities at the Company’s offices in Gibraltar. The Chairman does not participate in the Company’s bonus scheme or Share Plans. The appointment is for an initial period of two years and can be terminated at any time by either party on six month’s notice.

The Chairman is subject to certain restrictive covenants during the appointment and for a period of 12 months following the termination of the appointment.

Michael Jackson was the Chairman until 29 August 2008 under an appointment letter dated 31 May 2005 governed by English law. He received an annual fee of £525,000 (2007: £525,000). Following discussions between the Board and Michael Jackson regarding his succession, it was agreed that Michael Jackson would leave the Board, which was effected on 29 August 2008 in conjunction with the appointment of his successor. As part of his departure arrangements Michael Jackson received a payment of £525,000 in lieu of 12 months’ notice. Michael Jackson was subsequently engaged by the Group under a consultancy agreement to provide services, as required, to the Group. The consultancy will terminate on 29 August 2009 and for a further six months afterwards he is prevented from providing services to other gaming businesses. A fee of £110,000 is payable to Michael Jackson under this consultancy agreement.

Non-Executive Directors’ terms of appointment and remuneration

The Non-Executive Directors each entered into a letter of appointment, the terms of which are governed by English law.

Tim Bristow was appointed under a letter of appointment dated 4 May 2007. Stephen Box, John Davy, Emilio Gomez and Lord Moonie were all appointed under letters of appointment dated 13 December 2007. John Davy’s successor, Rami Lerner, was appointed under a letter of appointment dated 4 March 2009. The Independent Non-Executive Directors (Tim Bristow, Stephen Box and Lord Moonie) are entitled to an annual fee of £130,000 per annum plus £20,000 if they chair one or more of the Board’s committees (2007: £150,000 including fees for chairing Board Committees). In addition, Lord Moonie is entitled to an additional annual fee of £20,000 as the appointed Senior Independent Director (2007: nil). During the year Tim Bristow received a one-off additional fee of £15,000 for the extra work and time involved in overseeing the process for the succession of the Board Chairman, including chairing the Nominations and Remuneration Committees. The non-independent Non-Executive Directors (Emilio Gomez, John Davy and his successor, Rami Lerner) were and continue to be entitled to a lower fee of £100,000 per annum in recognition of the fact that they cannot be members of the Audit or Remuneration Committees. The remuneration of the Non-Executive Directors is a matter for the Executive Directors and the levels of remuneration reflect the time commitment and responsibilities of the particular non-executive role as well as the market rates paid to Non-Executive Directors generally.

Each of the Non-Executive Directors is entitled to reimbursement of reasonable expenses incurred in the course of their duties, the use of office facilities in Gibraltar and directors’ and officers’ liability insurance cover.

The appointments may be terminated by either party giving three month’s notice and are subject to the provisions of the Articles. The Non-Executive Directors are subject to certain restrictive covenants during their appointments and for a period of 6 months following the termination of their appointments.

Non-Executive Directors are not entitled to participate in any of the Company’s incentive or Share Plans.

98 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

Emoluments table

Name	Basic salary/fees $	Retention and loyalty Bonuses $	Annual Bonus $	Allowances/ benefits $	Payment in lieu of notice $	Total emoluments $	Proceeds from sale of nil-cost options $	2008 total $	2007 total $

Executive Directors
Jim Ryan	486,242	—	288,682	9,681	—	784,605	—	784,605	—
Martin Weigold	794,962	—	333,936	10,220	—	1,139,118	—	1,139,118	1,278,774
John O’Malia	493,847	—	518,877	47,060	—	1,059,784	—	1,059,784	—
Mitch Garber(1)	396,032	3,153,840	—	146,648	1,050,000	4,746,520	—	4,746,520	16,404,629

Non-Executive Directors
Rod Perry	401,785	—	—	—	—	401,785	—	401,785	300,174
Lord Moonie	265,912	—	—	—	—	265,912	—	265,912	13,287
Stephen Box	278,280	—	—	—	—	278,280	—	278,280	15,331
Tim Bristow	306,108	—	—	—	—	306,108	—	306,108	197,695
John Davy	185,520	—	—	—	—	185,520	—	185,520	10,221
Emilio Gomez	185,520	—	—	—	—	185,520	—	185,520	10,221
Michael Jackson(2)	644,084	—	—	—	973,980	1,618,064	—	1,618,064	1,050,609

Aggregate emoluments	4,438,292	3,153,840	1,141,495	213,609	2,023,980	10,971,216	—	10,971,216	19,280,941

(1)	Mitch Garber’s resignation as Chief Executive officer took effect from 16 May 2008. Details of his emolument entitlements are set out in the Company’s 2007 Remuneration Report.

(2)	Michael Jackson’s resignation as Chairman of the Board took effect from 29 August 2008. Details of his emolument entitlements are set out on page 98 of this Remuneration Report.

PartyGaming Plc Annual Report 2008 | 99

Remuneration report

External appointments

All Executive Directors are required to seek the consent of the Board before accepting external appointments as Non-Executive Directors of companies outside the Group. None of the Executive Directors is a director of a company outside the Group for which they or the Company receives or received a fee in respect of such a position during the year to 31 December 2008.

Total shareholder return

The Directors’ Remuneration Report Regulations 2002 require the Remuneration Committee to set out a graph showing the total shareholder return of the Company’s Shares against the total shareholder return performance of a suitable index for the period since the Company’s IPO. For this Remuneration Report the Directors have chosen to use both the FTSE 100 and FTSE 250 indices as comparators. The graph below plots the value of an investment of £100 in the Company’s Shares and in the FTSE 100 and FTSE 250 indices from Admission to 31 December 2008. The change in the value of the FTSE 100 and FTSE 250 indices holdings reflects any changes in the constituent companies over the period. The value of dividend income is treated as reinvested in the period.

Value of £100 invested since June 2005
PartyGaming vs. FTSE100 Index and FTSE250 Index

Lord Moonie
Chairman of the Remuneration Committee

11 March 2009

100 | PartyGaming Plc Annual Report 2008

Directors’ responsibility statement	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

The Directors are responsible for preparing the Annual Report and consolidated financial statements in accordance with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999, the Gibraltar Companies Act 1930 (as amended), International Financial Reporting Standards as adopted by the European Union (‘IFRS’) and Article 4 of the IAS Regulation, and the FSA’s Disclosure and Transparency Rules and Listing Rules.

The Directors are also responsible for preparing the Company’s financial statements in accordance with the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended). The Directors have also chosen to prepare the Company’s financial statements in accordance with IFRS.

The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company, for safeguarding the assets, for taking reasonable steps for the prevention and detection of fraud and other irregularities and for the preparation of a Directors’ Report which complies with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended), and a Directors’ Remuneration Report which complies with the requirements of the UK’s Directors’ Remuneration Report Regulations 2002.

Financial statements are published on the Group’s website in accordance with legislation in the United Kingdom governing the preparation and dissemination of financial statements, which may vary from legislation in other jurisdictions. The maintenance and integrity of the Group’s web site is the responsibility of the Directors. The Directors’ responsibility also extends to the ongoing integrity of the financial statements contained therein.

In accordance with International Accounting Standard 1 the Directors are required to prepare financial statements for each financial year that present fairly the financial position of the Group and the Company and the financial performance and cashflows of the Group and the Company for that period. This requires the faithful representation of the effects of transactions, other events and conditions in accordance with the definitions and recognition criteria for assets, liabilities, income and expenses set out in the International Accounting Standards Board’s ‘Framework for the Preparation and Presentation of Financial Statements’. In virtually all circumstances, a fair presentation will be achieved by compliance with all applicable IFRS.

In preparing the financial statements the Directors are required to:

>	Select suitable accounting policies and then apply them consistently.

>	Present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information.

>

Provide additional disclosure when compliance with the specific requirements in IFRS is insufficient to enable users to understand the impact of particular transactions, other events and conditions on the Group’s financial position and financial performance.

In accordance with DTR 4.1.12 of the FSA’s Disclosure and Transparency Rules, the Directors confirm to the best of their knowledge:

(a) the Group’s financial statements have been prepared in accordance with IFRS and Article 4 of the IAS Regulation and give a true and fair view of the assets, liabilities, financial position and profit and loss of the Group; and

(b) the Annual Report includes a fair review of the development and performance of the business and the financial position of the Group and the Company, together with a description of the principal risks and uncertainties that they face.

By order of the Board of Directors

Robert Hoskin
Company Secretary

11 March 2009

PartyGaming Plc Annual Report 2008 | 101

Independent auditors’ report to the shareholders of PartyGaming Plc

We have audited the Group and Company financial statements (the ‘financial statements’) of PartyGaming Plc for the year ended 31 December 2008 which comprise the Group Income Statement, the Group and Parent Company Balance Sheets, the Group and Parent Company Cashflow Statements, the Group and Parent Company Statement of Recognised Income and Expense and the related notes 1 to 30 to the financial statements. These financial statements have been prepared under the accounting policies set out therein. We have also audited the information in the Directors’ Remuneration Report that is described as having been audited.

Respective responsibilities of Directors and auditors

The Directors’ responsibilities for preparing the Annual Report, the Remuneration Report and the financial statements in accordance with applicable law and International Financial Reporting Standards (‘IFRS’) as adopted by the European Union are set out in the Statement of Directors’ Responsibilities.

Our responsibility is to audit the financial statements and the part of the Remuneration Report to be audited in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). PartyGaming Plc has complied with the requirements of rules 9.8.6 and 9.8.8 of the Listing Rules of the UK Financial Services Authority and Schedule 7A of the UK Companies Act 1985 in preparing its Annual Report, as if it was incorporated in the United Kingdom. As auditors, we have agreed that our responsibilities in relation to the Annual Report will be those as set out below.

We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements have been properly prepared in accordance with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended), and the part of the Remuneration Report to be audited has been properly prepared in accordance with Schedule 7A of the UK Companies Act 1985. We also report to you whether in our opinion, the information disclosed in the Directors’ Report is consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by the Listing Rules and Gibraltar legislation regarding Directors’ remuneration and other transactions is not disclosed.

We review whether the corporate governance statements set out in the Directors’ Report reflect the Company’s compliance with the nine provisions of the 2008 Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the Group’s corporate governance procedures or its risk and control procedures.

We read the other information contained in the Annual Report and consider whether it is consistent with the audited financial statements. This other information comprises only the Directors’ Report, the unaudited part of the Directors’ Remuneration Report, the Chairman’s Statement, the Chief Executive’s Business Review and the Review of 2008. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. Our responsibilities do not extend to any other information.

Our report has been prepared pursuant to the terms of our engagement letter and for no other purpose. No person is entitled to rely on this report unless such a person is a person entitled to rely upon this report by virtue of the terms of our engagement letter or has been expressly authorised to do so by our prior written consent. Save as above, we do not accept responsibility for this report to any other person or for any other purpose and we hereby expressly disclaim any and all such liability.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the Directors’ Remuneration Report to be audited. It also includes an assessment of the significant estimates and judgments made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group’s and Company’s circumstances, consistently applied and adequately disclosed.

102 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the Remuneration Report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the Remuneration Report to be audited.

Opinion

In our opinion:

>

the financial statements give a true and fair view, in accordance with IFRS as adopted by the European Union, of the state of the Group’s and the Company’s affairs as at 31 December 2008 and of the Group’s profit for the year then ended;

>

the financial statements have been properly prepared in accordance with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended);

>	the part of the Remuneration Report described as having been audited has been properly prepared in accordance with Schedule 7A of the UK Companies Act 1985;

>	the information given in the Directors’ Report is consistent with the financial statements; and

>

we have nothing to report to you in respect of our responsibility set out above in relation to the Company keeping proper accounting records and the auditors receiving information and explanations for our audit and disclosures regarding directors remuneration and other transactions.

Emphasis of matter – Regulatory issues

In forming our opinion, which is not qualified, we have considered the adequacy of, and draw attention to, the disclosures made in note 23 to the financial statements concerning the residual risk of adverse action arising from the Group having had customers in the US prior to the enactment of the Unlawful Internet Gambling Enforcement Act. Note 23 includes a statement that the Group has not been able to quantify any potential impact of the regulatory uncertainty on the financial statements for the year ended 31 December 2008.

BDO Stoy Hayward LLP
Chartered Accountants
55 Baker Street
London W1U 7EU

11 March 2009

BDO Orion Limited
Registered Auditors
PO Box 1200
Montagu Pavilion
8–10 Queensway
Gibraltar

11 March 2009

PartyGaming Plc Annual Report 2008 | 103

Consolidated income statement

Year ended 31 December	Notes	2008 $million	2007 $million

Continuing operations

Net revenue – ongoing	4	472.9	457.8
Non-recurring adjustment to net revenue	4	—	18.2

Net revenue		472.9	476.0
Other operating (expense) income		(2.8)	2.3
Administrative expenses

Other administrative expenses		(191.0)	(209.5)
Share-based payments	5	(21.7)	(79.3)

Total administrative expenses		(212.7)	(288.8)
Distribution expenses		(179.5)	(184.2)

Profit from operating activities	8	77.9	5.3
Finance income	6	4.7	3.0
Finance costs	6	(0.2)	(1.6)

Profit before tax		82.4	6.7
Tax	7	(4.6)	7.2

Profit after tax from Continuing operations		77.8	13.9
(Loss) profit after tax from Discontinued operations	3	(10.9)	27.7

Profit after tax attributable to the equity holders of the parent		66.9	41.6

Earnings per share (cents)
Basic	10	16.5	10.4
Diluted	10	16.2	10.0

Continuing earnings per share (cents)
Basic	10	19.2	3.5
Diluted	10	18.8	3.3

Consolidated statement of recognised
income and expense

Year ended 31 December	2008 $million	2007 $million

Exchange differences on translation of foreign operations	(2.7)	2.2

Net (expense) income recognised directly to equity	(2.7)	2.2
Profit after tax for the year	66.9	41.6

Total recognised income and expense for the year	64.2	43.8

104 | PartyGaming Plc Annual Report 2008

Consolidated balance sheet	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

As at 31 December	Notes	2008 $million	2007 $million

Non-current assets
Intangible assets	11	184.5	203.2
Property, plant and equipment	12	16.7	37.7

		201.2	240.9

Current assets
Assets held for sale	15	5.9	—
Trade and other receivables	16	50.8	64.0
Short-term investments	17	8.3	8.5
Cash and cash equivalents	18	193.1	119.3

		258.1	191.8

Total assets		459.3	432.7

Current liabilities
Trade and other payables	19	(44.1)	(107.1)
Income taxes payable		(2.8)	(3.8)
Client liabilities and progressive prize pools	20	(131.1)	(123.4)
Provisions	21	(2.0)	(5.0)

Total liabilities		(180.0)	(239.3)

Total net assets		279.3	193.4

Equity
Share capital	24	0.1	0.1
Share premium account	25	66.4	66.4
Capital contribution reserve	25	34.7	34.7
Retained earnings	25	1,003.8	915.2
Other reserve	25	(825.4)	(825.4)
Currency reserve	25	(0.3)	2.4

Equity attributable to equity holders of the parent		279.3	193.4

These consolidated financial statements were approved by a duly appointed and authorised committee of the Board on 11 March 2009 and were signed on its behalf by Rod Perry and Emilio Gomez, Directors.

PartyGaming Plc Annual Report 2008 | 105

Consolidated statement of cashflows

Year ended 31 December	2008 $million	2007 $million

Profit for the year	66.9	41.6
Adjustments for:
Amortisation of intangibles	23.0	21.7
Interest expense	0.2	1.6
Interest income	(4.7)	(3.0)
Depreciation of property, plant and equipment	18.6	23.6
Impairment of assets held for sale	1.3	—
Increase in reserves due to share-based payments	21.7	79.1
Increase in capital contribution reserve	—	2.2
Loss (profit) on sale of property, plant and equipment	0.2	(0.5)
Currency translation reserve	0.7	2.2
Income tax expense (credit)	4.6	(60.9)

Operating cashflows before movements in working capital and provisions	132.5	107.6
Decrease in trade and other receivables	12.1	3.3
Decrease in trade and other payables	(23.3)	(11.7)
Decrease in provisions	(3.0)	(0.5)

Cash generated from operations	118.6	98.7
Income taxes paid	(4.3)	(2.9)

Net cash inflow from operating activities	114.3	95.8
Investing activities
Purchases of property, plant and equipment	(8.4)	(9.1)
Sale of property, plant and equipment	—	2.4
Purchases of intangible assets	(35.0)	(6.4)
Interest received	4.7	3.0
Decrease in short-term investments	0.2	0.6

Net cash used in investing activities	(38.5)	(9.5)

Financing activities
Interest paid	(2.0)	(1.3)
Repayment of amounts drawn down under revolving credit facility	—	(12.0)

Net cash used in financing activities	(2.0)	(13.3)

Net increase in cash and cash equivalents	73.8	73.0
Cash and cash equivalents at beginning of year	119.3	46.3

Cash and cash equivalents at end of year	193.1	119.3

106 | PartyGaming Plc Annual Report 2008

Notes to the consolidated financial statements	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

1. Accounting policies

Basis of preparation
The financial statements have been prepared in accordance with those International Financial Reporting Standards including International Accounting Standards (IASs) and interpretations, (collectively ‘IFRS’), published by the International Accounting Standards Board (‘IASB’) which have been adopted by the European Commission and endorsed for use in the EU for the purposes of the Group’s full year financial statements.

The consolidated and company financial statements comply with the Gibraltar Companies (Consolidated Accounts) Act 1999 and the Gibraltar Companies Act 1930 (as amended).

Statutory accounts for the year ended 31 December 2008 will be filed with Companies House Gibraltar following the Company’s Annual General Meeting.

The following standards and interpretations, issued by the IASB or the International Financial Reporting Interpretations Committee (‘IFRIC’), are effective for the first time in the current financial year and have been adopted by the Group with no significant impact on its consolidated results or financial position:

IFRIC 11 – Group and Treasury Share Transactions (effective for annual periods beginning on or after 1 March 2007).

IFRIC 12 – Service Concession Arrangements (effective for annual periods beginning on or after 1 January 2008).

IFRIC 13 – Customer Loyalty Programmes (effective for annual periods beginning on or after 1 July 2008) which has been early adopted by the Group in accordance with best practice.

IAS 23 – Borrowing Costs (effective for annual periods beginning on or after 1 January 2009) which has been early adopted by the Group in accordance with best practice.

IAS 39 and IFRS 7 (Amendment) – Reclassification of Financial Instruments (effective immediately).

IFRS 2 (Amendment) – Vesting Conditions and Cancellations (effective for annual periods beginning on or after 1 January 2009) which has been early adopted by the Group in accordance with best practice.

The following interpretations were issued by the IFRIC and IASB before the year end but were not effective for the 2008 year end:

IFRIC 16 – Hedges of a Net Investment in a Foreign Operation (effective for annual periods beginning on or after 1 October 2008).

IFRIC 17 – Distributions of Non-cash Assets to Owners (effective for annual periods beginning on or after 1 July 2009).

IAS 1 – Presentation of Financial Statements (effective for annual periods beginning on or after 1 January 2009).

IFRS 3 (Revised) – Business Combinations (effective for annual periods beginning on or after 1 July 2009).

IAS 27 – Consolidated and Separate Financial Statements (effective for annual periods beginning on or after 1 July 2009).

The Group is currently assessing the impact, if any, that these standards will have on the presentation of its consolidated results.

Critical accounting policies, estimates and judgements
The preparation of financial statements under IFRS requires the Group to make estimates and judgements that affect the application of policies and reported amounts. Estimates and judgements are continually evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

PartyGaming Plc Annual Report 2008 | 107

Notes to the consolidated financial statements

1. Accounting policies (continued)
Included in this note are accounting policies which cover areas that the Directors consider require estimates, judgements and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year. These policies, together with references to the related notes to the financial statements, can be found below:

Revenue recognition	note 4

Intangible assets and impairment of goodwill	note 11

Impairment of assets held for sale	note 15

Payment processor receivables	note 16

Provisions	note 21

Regulatory compliance and contingent liabilities	note 23

Share-based payments	note 28

Basis of accounting
The consolidated and company financial statements have been prepared under the historical cost convention other than for the valuation of certain financial instruments.

The functional and presentational currency used in the preparation of the consolidated financial statements is US dollars. The functional currency is the currency in which the parent company operates and it reflects the economic substance of the underlying events and circumstances of the Group. A number of Group companies operate in local currencies but the amounts involved are not material.

Basis of consolidation
Subsidiaries are those companies controlled, directly or indirectly, by PartyGaming Plc. Control exists where the Company has the power to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. Except as noted below, the financial information of subsidiaries is included in the consolidated financial statements using the acquisition method of accounting, and are consolidated from the date of acquisition (i.e. the date on which control of the subsidiary effectively commences) to the date of disposal (i.e. the date on which control over the subsidiary effectively ceases).

On the date of acquisition the assets and liabilities of the relevant subsidiaries are measured at their fair values. The interest of minority shareholders is stated at the minority’s proportion of the fair values of the assets and liabilities recognised.

Under section 10(2) of the Gibraltar Companies (Consolidated Accounts) Act 1999, the Company is exempt from the requirement to present its own income statement.

All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

Accounting for the Company’s acquisition of the controlling interest in PartyGaming Holdings Limited
The Company’s controlling interest in its directly held, wholly-owned subsidiary, PartyGaming Holdings Limited (formerly Headwall Ventures Limited), was acquired through a transaction under common control, as defined in IFRS 3 Business Combinations. The Directors note that transactions under common control are outside the scope of IFRS 3 and that there is no guidance elsewhere in IFRS covering such transactions.

IFRS contain specific guidance to be followed where a transaction falls outside the scope of IFRS. This guidance is included at paragraphs 10 to 12 of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. This requires, inter alia, that where IFRS does not include guidance for a particular issue, the Directors may also consider the most recent pronouncements of other standard setting bodies that use a similar conceptual framework to develop accounting standards. In this regard, it is noted that the United States Financial Accounting Standards Board (FASB) has issued an accounting standard covering business combinations (FAS 141) that is similar in a number of respects to IFRS 3.

In contrast to IFRS 3, FAS 141 does include, as an Appendix, limited accounting guidance for transactions under common control which, as with IFRS 3, are outside the scope of that accounting standard. The guidance contained in FAS 141 indicates that a form of accounting that is similar to pooling of interests accounting, which was previously set out in Accounting Practices Board (APB) Opinion 16, may be used when accounting for transactions under common control.

108 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

1. Accounting policies (continued)

Having considered the requirements of IAS 8, and the guidance included within FAS 141, it is considered appropriate to use a form of accounting which is similar to pooling of interests when dealing with the transaction in which the Company acquired its controlling interest in PartyGaming Holdings Limited.

Investments in subsidiaries
Investments in subsidiaries held by the Company are carried at cost less any impairment in value.

Foreign currency
Transactions entered into by group entities in a currency other than the currency of the primary economic environment in which they operate (their ‘functional currency’) are recorded at the rates ruling when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates ruling at the balance sheet date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognised immediately in the consolidated income statement, except for foreign currency borrowings qualifying as a hedge of a net investment in a foreign operation, in which case exchange differences are recognised in a separate component of equity.

On consolidation, the results of overseas operations are translated into US dollars at rates approximating to those ruling when the transactions took place. All assets and liabilities of overseas operations, including goodwill arising on the acquisition of those operations, are translated at the rate ruling at the balance sheet date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised directly in equity (the ‘currency reserve’).

Exchange differences recognised in the income statement of group entities’ separate financial statements on the translation of long-term monetary items forming part of the group’s net investment in the overseas operation concerned are reclassified to the currency reserve on consolidation.

On disposal of a foreign operation, the cumulative exchange differences recognised in the foreign exchange reserve relating to that operation up to the date of disposal are transferred to the consolidated income statement as part of the profit or loss on disposal.

Revenue
Revenue from online gaming, comprising poker (including emerging games), casino, sports betting and bingo and ‘skins’ (third-party entities that use the Group’s platform and certain services) is recognised in the accounting periods in which the gaming transactions occur. Net revenue consists of net gaming revenue and revenue generated from foreign exchange commissions on customer deposits and withdrawals and account fees.

Poker (including emerging games) revenue represents the commission charged or tournament entry fees where the player has concluded his or her participation in the tournament. Casino, sports betting and bingo revenue represents net house win adjusted for the fair market value of gains and losses on open betting positions. Revenue in respect of ‘skin’ arrangements where the skin owns the relationship with the customer is the net commission invoiced. Revenue is measured at the fair value of the consideration received or receivable and is net of certain promotional bonuses and the value of PartyPoints accrued. Revenue generated from foreign exchange commissions on customer deposits and withdrawals and account fees is allocated to each reporting segment.

Interest income is recognised on an accruals basis.

Segment information
A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment). In accordance with best practice, the Group early adopted IFRS 8 Operating segments in 2007. This standard is concerned with the way in which companies report information about operating segments in annual and interim financial disclosures. The method for determining what information to report is based on the way management organises the business segments within the Group for decision-making purposes and for the assessment of financial performance. The Group reviews financial statements presented by product type which are supplemented by some information about geographic regions for the purposes of making operating decisions and assessing financial performance. Therefore, the Group has determined that it is appropriate to report according to product segment.

Taxation
Income tax expense represents the sum of the Directors’ best estimate of taxation exposures and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using rates that have been enacted or substantively enacted by the balance sheet date.

PartyGaming Plc Annual Report 2008 | 109

Notes to the consolidated financial statements

1. Accounting policies (continued)

Deferred tax
Deferred tax is recognised on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. It is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences other than where IAS 12 Income Taxes contains specific exemptions.

Deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset realised. Deferred tax is charged or credited to profit or loss, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Property, plant and equipment
All property, plant and equipment are stated at cost, less accumulated depreciation, with the exception of freehold land and buildings which are stated at cost and are not depreciated.

Assets in the course of construction are carried at cost, less any recognised impairment loss. Cost includes directly attributable costs incurred in bringing the assets to working condition for their intended use, including professional fees. Depreciation commences when the assets are ready for their intended use.

Depreciation is provided to write-off the cost, less estimated residual values, of all property, plant and equipment with the exception of freehold land and buildings, evenly over their expected useful lives. It is calculated at the following rates:

Leasehold improvements	– over length of lease

Plant, machinery, computer equipment	– 33% per annum

Fixtures, fittings, tools and equipment, vehicles	– 20% per annum

Where an item of property, plant or equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment.

Subsequent expenditure is capitalised where it is incurred to replace a component of an item of plant, property or equipment where that item is accounted for separately including major inspection and overhaul. All other subsequent expenditure is expensed as incurred, unless it increases the future economic benefits to be derived from that item of plant, property and equipment.

Goodwill
Goodwill represents the excess of the cost of an acquisition over the Group’s share of the fair value of the identifiable assets and liabilities of an acquired subsidiary, associate or jointly controlled entity.

For acquisitions where the agreement date is on or after 31 March 2004, goodwill is not amortised and is reviewed for impairment at least annually. Any impairment is recognised immediately in the income statement and is not subsequently reversed. Goodwill arising on earlier acquisitions was being amortised over its estimated useful life of 20 years. In accordance with the transitional provisions of IFRS 3 Business Combinations, the unamortised balance of goodwill at 31 December 2004 was frozen and reviewed for impairment and will be reviewed for impairment at least annually.

110 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

1. Accounting policies (continued)

Intangible assets
Identifiable assets, liabilities and contingent liabilities arising from business combinations that meet the conditions for recognition under IFRS 3 are recognised at their fair value at the acquisition date. The identified intangibles are amortised over the useful economic life of the assets. The useful economic life of the intangible assets acquired is estimated to be between 18 months and ten years.

Internally generated intangible assets – research and development expenditure
Expenditure incurred on development activities, including the Group’s software development, is capitalised only where the expenditure will lead to new or substantially improved products or processes, the products or processes are technically and commercially feasible and the Group has sufficient resources to complete development. The expenditure capitalised includes the cost of materials, labour and an appropriate proportion of overheads. Capitalised development expenditure is amortised over three to five years. All other development expenditure is expensed as incurred.

Subsequent expenditure on capitalised intangible assets is capitalised only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain the related intangible asset’s current level of performance, is expensed as incurred.

Impairment of tangible and intangible assets
At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cashflows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cashflows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cashflows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Non-current assets held for sale
Non-current assets and disposal groups are classified as held for sale if the carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as being met only when the sale is highly probable, management is committed to a sale plan, the asset is available for immediate sale in its present condition and the sale is expected to be completed within one year from the date of classification. These assets are measured at the lower of carrying value and fair value less associated costs of sale.

Share-based payments
The Group has applied the requirements of IFRS 2 Share-based Payments. The Group issues equity settled share-based payments to certain employees.

Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period and based, for those share options which contain only non-market vesting conditions, on the Group’s estimate of the shares that will eventually vest. Fair value is measured by use of a suitable option pricing model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

PartyGaming Plc Annual Report 2008 | 111

Notes to the consolidated financial statements

1. Accounting policies (continued)

For cash-settled share-based payment transactions, the goods or services received and the liability incurred are measured at the fair value of the liability. Up to the point at which the liability is settled, the fair value of the liability is re-measured at each reporting date and at the date of settlement, with changes being recorded in the income statement. The Group records the expense based on the fair value of the share-based payments on a straight-line basis over the vesting period. For cash payments made by The Bonita Trust, the charge is recorded when the Trustees commit to make the payment.

Where equity instruments of the parent company or a subsidiary are transferred, or cash payments based on the Company’s (or a subsidiary’s) share price are made, by shareholder(s) or entities that are effectively controlled by one or more shareholder(s), the transaction is accounted for as a share-based payment, unless the transfer or payment is clearly for a purpose other than payment for goods or services supplied to the Group.

Where equity instruments are transferred by one or more shareholder(s), the amount recorded in reserves is included in the share-based payment reserve. Where a cash payment is made, this is recorded as a capital contribution.

Treasury shares
The consideration paid or received for the purchase or sale of treasury shares is recognised directly in equity. The cost of treasury shares held is presented as a separate reserve. Any excess of the consideration received on the sale of treasury shares over the weighted average cost of the shares sold is credited to the share premium account.

Provisions and contingent liabilities
The Group recognises a provision in the balance sheet when it has a legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation.

Where the Group has a possible obligation as a result of a past event that may, but probably will not, result in an outflow of economic benefits, no provision is made. Disclosures are made of the contingent liability including, where practicable, an estimate of the financial effect, uncertainties relating to the amount or timing of outflow of resources, and the possibility of any reimbursement.

Where time value is material, the amount of the related provision is calculated by discounting the cashflows at a pre-tax rate that reflects market assessments of the time value of money and any risks specific to the liability.

Leased assets
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are recognised as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly to the income statement.

Rentals payable under operating leases are charged directly to the income statement on a straight-line basis over the term of the relevant lease.

Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

Derivative financial instruments
The Group uses derivative financial instruments to manage currency cashflows and to hedge foreign exchange risk on non-US dollar denominated financial assets and liabilities. The derivative instruments used by the Group consist mainly of spot and forward foreign exchange contracts.

Derivative financial instruments are recognised in the balance sheet at fair value calculated using either discounted cashflow techniques or by reference to market prices supplied by banks. Changes in the fair value of derivative financial instruments are recognised in the income statement.

The Group presently does not adopt any form of hedge accounting as described in IAS 39 and does not anticipate any requirement to do so in the foreseeable future.

112 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

1. Accounting policies (continued)

Financial assets
The Group’s financial assets which are financial instruments are categorised as loans and receivables.

These include trade and other receivables and cash and cash equivalents. There are no financial assets that are classified as ‘held to maturity’ or ‘available for sale’. A category for ‘in the money’ derivative financial instruments was not required since there were no derivative financial instruments held as at 31 December 2008 or 31 December 2007.

Cash comprises cash in hand and balances with financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash. They include unrestricted short-term bank deposits originally purchased with maturities of three months or less. Amounts held as security deposits are considered restricted cash and are classified as short-term investments.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted on an active market. They arise principally through the amounts due from payment processors that remit funds on behalf of customers, the prepayment of suppliers and other types of contractual monetary asset and cash (and cash equivalents). They are initially recognised at fair value, plus transaction costs directly attributable to their acquisition or issue. They are subsequently carried at amortised cost using the effective interest rate method, less any provisions for impairment.

Impairment provisions are recognised when there is objective evidence (primarily default or significant delay in payment) that the Group will be unable to collect all of the amounts due. The amount of such a provision is the difference between the net carrying amount and the present value of the future expected cashflows associated with the impaired receivable.

Financial liabilities:
The Group’s financial liabilities are all categorised as financial liabilities measured at amortised cost. Financial liabilities include the following items:

>	Client liabilities, including amounts due to progressive prize pools.

>

Trade payables and other short-term monetary liabilities which are initially recognised at fair value and subsequently carried at amortised cost using the effective interest rate method, which ensures that interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the balance sheet.

>

Bank borrowings and overdrafts which are initially recognised at fair value, net of any transaction costs directly attributable to the issue of the instrument. Such interest-bearing liabilities are subsequently valued at amortised cost using the effective interest rate method. Interest expense in this context includes initial transaction costs, as well as any interest or coupon payable while the liability is outstanding.

>	A category for ‘out of the money’ derivative financial instruments was not required since there were no derivative financial instruments as at 31 December 2008 or 31 December 2007.

Share capital
Financial instruments issued by the Group are treated as equity only to the extent that they do not meet the definition of a financial liability. The Group’s ordinary shares are classified as equity instruments.

Dividends
Dividends are recognised when they become legally payable. In the case of interim dividends to equity shareholders, this is when declared by the Directors. In the case of final dividends, this is when approved by the shareholders at the Annual General Meeting.

2. Restatement of prior periods

Number of shares and earnings per share
At an Extraordinary General Meeting on 15 May 2008 an ordinary resolution was passed to consolidate the Company’s 4,115,193,850 ordinary shares of 0.0015 pence each to 411,519,385 ordinary shares of 0.015 pence each with effect from 19 May 2008. The number of shares and earnings per share for the year ended 31 December 2007 have been restated as if the consolidation had taken place prior to 1 January 2007. There is no other effect on the financial statements.

Reanalysis of business segments
In the annual accounts for the year ended 31 December 2007, bingo was classified as part of casino. This business segment is now reported separately.

PartyGaming Plc Annual Report 2008 | 113

Notes to the consolidated
financial statements

3. Discontinued operations

Income statement

Year ended 31 December	Notes	2008 $million	2007 $million

Administrative expenses

Other administrative expenses		(10.9)	(13.6)
Share-based payments	5	—	(2.0)

Total administrative expenses		(10.9)	(15.6)
Distribution expenses		—	(11.1)

Loss from operating activities before reorganisation costs		(10.9)	(26.7)
Reorganisation income		—	0.7

Loss before tax		(10.9)	(26.0)
Tax	7	—	53.7

(Loss) profit after tax		(10.9)	27.7

Earnings (loss) per share (cents)
Basic	10	(2.7)	6.9
Diluted	10	(2.7)	6.7

Statement of cashflows

Year ended 31 December		2008 $million	2007 $million

Net cash from operating activities		(10.9)	(17.0)
Net cash used in investing activities		—	—
Net cash used in financing activities		—	—

Net increase in cash and cash equivalents		(10.9)	(17.0)

Discontinued operations refers to those operations located physically outside of the US but which relate to US customers that were no longer accepted following the enactment of the UIGEA.

Other administrative expenses allocated to Discontinued operations in the year primarily represent legal costs incurred in respect of the Group’s US legal matters and ongoing discussions with the United States Attorney’s Office for the Southern District of New York regarding the Group’s activities before the enactment of the UIGEA. The Group is discussing with its insurers reimbursement of certain of these costs. However, as the policy allowing the recovery of these costs has not yet formally been triggered, these costs have been expensed in full during the period.

The Group’s insurers have now agreed in principle to reimburse the Company for some of the costs incurred by legal counsel retained by the Directors (as opposed to legal counsel retained by the Company, the costs of which are not covered by the policy). The Company is in the process of confirming this amount with the insurers, although it should be noted that the reimbursement sum is unlikely to exceed $0.5 million.

In 2007 a net $2.7 million was received from payment processors that had previously been provided for as part of the 2006 reorganisation charge. The credit reflected within reorganisation costs of $0.7 million includes this recovery, net of $2.0 million associated with changes in estimates made in respect of the 2006 reorganisation charge.

4. Revenue and business segment information

For management purposes and transacting with customers, the Group’s operations can be segmented into the following four operating divisions:

> poker (including emerging games),

> casino,

> sports betting and

> bingo.

These divisions are the basis upon which the Group reports its segment information. Unallocated corporate expenses, assets and liabilities relate to the Group as a whole and are not allocated to individual segments.

114 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

4. Revenue and business segment information (continued)

Year ended 31 December 2008	Poker $million	Casino $million	Sports betting $million	Bingo $million	Unallocated corporate $million	Consolidated $million

Continuing operations
Net revenue	274.0	176.0	18.0	4.9	—	472.9
Clean EBITDA	76.1	66.1	5.1	(0.1)	(3.0)	144.2
Profit (loss) before tax	73.1	60.5	(7.2)	(0.1)	(43.9)	82.4

Discontinued operations
Clean EBITDA	—	(4.2)	—	—	(6.7)	(10.9)
Loss before tax	—	(4.2)	—	—	(6.7)	(10.9)

Total operations
Net revenue	274.0	176.0	18.0	4.9	—	472.9
Clean EBITDA	76.1	61.9	5.1	(0.1)	(9.7)	133.3
Profit (loss) before tax	73.1	56.3	(7.2)	(0.1)	(50.6)	71.5

Total assets	59.4	76.0	109.6	—	214.3	459.3

Year ended 31 December 2007	Poker $million	Casino $million	Sports betting $million	Bingo $million	Unallocated corporate $million	Consolidated $million

Continuing operations
Net revenue – ongoing	295.0	144.2	16.1	2.5	—	457.8
Non-recurring adjustment to net revenue	15.8	2.4	—	—	—	18.2
Net revenue	310.8	146.6	16.1	2.5	—	476.0
Clean EBITDA	62.4	43.5	3.4	0.1	2.3	111.7
Profit (loss) before tax	70.0	40.3	(9.4)	0.1	(94.3)	6.7

Discontinued operations
Clean EBITDA	(11.1)	—	—	—	(13.6)	(24.7)
Profit (loss) before tax	(16.6)	2.9	—	—	(12.3)	(26.0)

Total operations
Net revenue – ongoing	295.0	144.2	16.1	2.5	—	457.8
Non-recurring adjustment to net revenue	15.8	2.4	—	—	—	18.2
Net revenue	310.8	146.6	16.1	2.5	—	476.0
Clean EBITDA	51.3	43.5	3.4	0.1	(11.3)	87.0
Profit (loss) before tax	53.4	43.2	(9.4)	0.1	(106.6)	(19.3)

Total assets	60.2	81.6	121.9	—	169.0	432.7

In 2007, the Group implemented geographic operational changes and was also able to undertake a further review of developments in the approaches that may be taken by tax authorities in major jurisdictions. As a consequence there was a reversal of a creditor in the Group’s balance sheet, the charge for which had historically been deducted from revenue, resulting in a corresponding one-off credit of $18.2 million to revenue in 2007. This adjustment was non-cash and non-recurring in nature.

Geographical analysis of net revenue
The following table provides an analysis of the Group’s net revenue before non-recurring adjustments by geographical segment:

Year ended 31 December	2008 $million	2007 $million

Germany	93.2	83.2
Canada	78.5	86.3
United Kingdom	48.4	55.7
Other	252.8	232.6

Net revenue – ongoing	472.9	457.8

PartyGaming Plc Annual Report 2008 | 115

Notes to the consolidated financial statements

4. Revenue and business segment information (continued)

Geographical analysis of non-current assets
The following table provides an analysis of the Group’s non-current assets by location:

Year ended 31 December	2008 $million	2007 $million

Bermuda	127.8	135.9
Gibraltar	63.4	18.7
Other	10.0	86.3

Non-current assets	201.2	240.9

5. Share-based payments

Year ended 31 December	2008 $million	2007 $million

Charge relating to nil-cost options:
Issued pre-IPO	1.3	0.9
Issued post-IPO	15.8	70.7

Total charge relating to nil-cost options	17.1	71.6
FMV Plan	4.3	7.1
PSP Plan	0.2	0.1
Executive FMV Plan	0.1	0.3

Total charge relating to options	21.7	79.1
Bonita Trust charge* (see note 27)	—	2.2

Total charge	21.7	81.3

* In 2007 a corresponding credit of $2.2 million in respect of this charge was included in reserves. Of this $2.2 million, $2.0 million related to Discontinued operations and $0.2 million related to Continuing operations.

Prior to flotation, the Principal Shareholders established the PartyGaming Plc Share Option Plan (the ‘Nil-Cost Plan’) for the benefit of the current and future workforce. Under the terms of the Nil-Cost Plan each option takes the form of a right, exercisable at nil-cost, to acquire shares in the Company, the vesting of which are satisfied by existing shares which had been issued to the Employee Trust.

Following the enactment of the UIGEA, the Company implemented on 29 December 2006 a one-off adjustment to existing incentive awards and also granted new incentive awards by using an additional 40 million shares gifted to the Employee Trust by certain founders of the Company. As such, the exercise of these options will have no cash impact on the Company. However, IFRS requires that the fair value of the options be amortised through the income statement over the life of the options.

The charge associated with the nil-cost options decreased from $71.6 million in 2007 to $17.1 million in 2008, primarily reflecting the vesting of nil-cost options granted in earlier periods.

Details of the share option plans are shown in note 28 and within the Remuneration report.

116 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

6. Finance income and costs

Year ended 31 December	2008 $million	2007 $million

Interest income	4.7	3.0
Interest expense	(0.2)	(1.6)

Net finance income	4.5	1.4

7. Tax

Analysis of tax charge

Year ended 31 December	2008 $million	2007 $million

Tax – Continuing operations	(4.6)	7.2
Tax – Discontinued operations (see note 3)	—	53.7

Current tax (expense) credit for the year	(4.6)	60.9

Income tax (expense) credit for the year	(4.6)	60.9

There are no material deferred tax balances arising during the period.

The effective tax rate based on the total tax charge is a charge of 6.4% (2007: credit of 315.5%). The effective tax rate for the period before share-based payments is 4.9% (2007: 4.9%).

Factors affecting the tax charge for the year
The total charge for the year can be reconciled to accounting profit as follows:

Year ended 31 December	2008 $million	2007 $million

Profit before tax – Continuing operations	82.4	6.7
Loss before tax – Discontinued operations (see note 3)	(10.9)	(26.0)

Profit (loss) before tax	71.5	(19.3)

Tax at the weighted average tax rate of the Group being tax (expense) credit at the effective tax rate for the period	(3.5)	1.0
Effect of share-based payments	(1.1)	(4.0)
Effect of adjustment to the weighted average tax rate of the Group being tax credit at the effective tax rate for prior periods	—	63.9

Income tax (expense) credit	(4.6)	60.9

The Group’s policy is to manage, control and operate Group companies only in the countries in which they are registered. At the period end there were Group companies registered in 12 countries including Gibraltar. However, the rules and practice governing the taxation of eCommerce activity are evolving in many countries. It is possible that the amount of tax that will eventually become payable may differ from the amount provided in the financial statements.

The Group has received indemnities from the Principal Shareholders in connection with certain potential historic corporate taxation liabilities. The Directors consider the likelihood of any such liability arising to be remote. Accordingly, neither has a provision for any such potential taxation been made, nor has an asset been recognised in respect of the indemnity.

Factors that may affect future tax charges
In Gibraltar, the Group benefits from the exempt company regime. The Gibraltar exempt company regime will be phased out by 31 December 2010; assessable income is taxed in Gibraltar at the mainstream corporation tax rate.

In India, the Group benefits from a tax holiday on income from qualifying activities until March 2010; under current rules assessable income is taxed in India at approximately 34%. A Minimum Alternative Tax of 11.33% applies. Fringe benefit tax is payable at approximately 34% on a proportion of specified benefits provided or deemed to have been provided to past and present employees.

PartyGaming Plc Annual Report 2008 | 117

Notes to the consolidated financial statements

8. Profit from operating activities

Year ended 31 December	2008 $million	2007 $million

This has been arrived at after charging (crediting):
Directors emoluments	23.1	60.7
Other staff costs	82.4	108.1
Amortisation of goodwill and intangibles	23.0	21.7
Depreciation on property, plant and equipment	18.6	23.6
Product development (including staff cost)	2.2	—
Loss (profit) on disposal of fixed assets	0.2	(0.5)
Transaction fees	31.2	32.1
Exchange loss (gain)	5.0	(2.3)
Reorganisation costs	1.7	—
Impairment losses – trade receivables (bad debts)	2.6	1.7
Reversal of impairment losses – trade receivables (bad debts) relating to reorganisation costs	—	(2.7)
Impairment losses – assets held for sale	1.3	—

Year ended 31 December	2008 $million	2007 $million

Auditors’ remuneration for:
Audit services	1.1	1.2
IT related services	—	0.1
Due diligence for acquisitions	0.2	0.1

9. Staff costs

Year ended 31 December	2008 $million	2007 $million

Aggregate remuneration including Directors comprised:
Wages and salaries	72.9	80.4
Share-based payments	21.7	81.3
Employer social insurance contribution	7.2	3.4
Other benefits	3.7	3.7

	105.5	168.8

Year ended 31 December	2008 Number	2007 Number

Average number of employees
Directors	9	10
Administration	147	147
Customer service	384	362
Others	690	648

	1,230	1,167

118 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

10. Earnings per share (‘EPS’)

	2008			2007

Year ended 31 December	Continuing operations cents	Discontinued operations cents	Total cents	Continuing operations cents	Discontinued operations cents	Total cents

Basic EPS	19.2	(2.7)	16.5	3.5	6.9	10.4
Diluted EPS	18.8	(2.7)	16.2	3.3	6.7	10.0
Basic Clean EPS	24.9	(2.7)	22.2	16.1	(6.2)	9.9
Diluted Clean EPS	24.5	(2.7)	21.8	15.4	(6.2)	9.5

Basic earnings per share

Basic earnings per share is calculated by dividing the earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year, excluding those held as treasury shares.

Year ended 31 December	2008 Total	2007 Total

Basic EPS
Basic earnings ($ million)	66.9	41.6
Weighted average number of ordinary shares (million)	406.2	398.5
Basic earnings per ordinary share (cents)	16.5	10.4

Basic Clean EPS
Adjusted earnings ($million)	90.3	39.5
Weighted average number of ordinary shares (million)	406.2	398.5
Adjusted earnings per ordinary share (cents)	22.2	9.9

Clean earnings per share

Management believes that Clean earnings per share reflects the underlying performance of the business and assists in providing a clearer view of the fundamental performance of the Group. Clean EBITDA and Clean earnings per share are performance measures used internally by management to manage the operations of the business and remove the impact of one-off and non-cash items. They are therefore calculated before reorganisation costs, non-cash charges relating to share-based payments, non-recurring adjustment to revenue and release of tax provision.

Clean net earnings attributable to equity shareholders is derived as follows:

	2008			2007

Year ended 31 December	Continuing operations $million	Discontinued operations $million	Total $million	Continuing operations $million	Discontinued operations $million	Total $million

Earnings (loss) for the purposes of basic and diluted earnings per share being profit attributable to equity holders of the parent	77.8	(10.9)	66.9	13.9	27.7	41.6
Reorganisation costs (income)	1.7	—	1.7	—	(0.7)	(0.7)

Earnings (loss) before reorganisation costs	79.5	(10.9)	68.6	13.9	27.0	40.9
Share-based payments	21.7	—	21.7	79.3	2.0	81.3
Non-recurring adjustment to revenue	—	—	—	(18.2)	—	(18.2)
Release of tax provision	—	—	—	(10.8)	(53.7)	(64.5)

Clean net earnings (loss)	101.2	(10.9)	90.3	64.2	(24.7)	39.5

PartyGaming Plc Annual Report 2008 | 119

Notes to the consolidated financial statements

10. Earnings per share (‘EPS’) (continued)

Year ended 31 December	2008 Number million	2007 Number million

Weighted average number of shares
Number of shares in issue as at 1 January	411.5	400.0
Number of shares in issue as at 1 January held by the Employee Trust	(11.3)	(16.1)
Weighted average number of shares issued during the year	—	10.9
Effect of vested share options	6.0	3.7

Weighted average number of ordinary shares for the purposes of basic earnings per share	406.2	398.5
Effect of potential dilutive unvested shares	7.3	19.3

Weighted average number of ordinary shares for the purposes of diluted earnings per share	413.5	417.8

In accordance with IAS 33, the weighted average number of shares for diluted earnings per share takes into account all potentially dilutive shares granted, which are not included in the number of shares for basic earnings per share above. Although the unvested, potentially dilutive shares are contingently issuable, in accordance with IAS 33 the period end is treated as the end of the performance period. Those option holders who were employees at that date are deemed to have satisfied the performance requirements and their related potentially dilutive shares have been included for the purpose of diluted EPS.

11. Intangible assets

	Other intangibles $million	Goodwill $million	Development expenditure $million	Total $million

Cost or valuation
As at 1 January 2007	128.6	171.1	—	299.7
Additions	29.0	37.6	6.4	73.0

As at 31 December 2007	157.6	208.7	6.4	372.7
Additions	1.5	—	2.8	4.3

As at 31 December 2008	159.1	208.7	9.2	377.0

Amortisation
As at 1 January 2007	71.7	76.1	—	147.8
Charge for the year	21.2	—	0.5	21.7

As at 31 December 2007	92.9	76.1	0.5	169.5
Charge for the year	20.7	—	2.3	23.0

As at 31 December 2008	113.6	76.1	2.8	192.5

Carrying amounts:
As at 31 December 2007	64.7	132.6	5.9	203.2

As at 31 December 2008	45.5	132.6	6.4	184.5

The other intangible assets primarily include the customer lists, brands and other intangibles acquired in respect of Gamebookers and the acquisitions from EOL and IOG which are being amortised over their estimated useful economic lives of between 18 months and ten years. The values are based on cashflow projections from existing customers taking into account the expected impact of player attrition.

Development expenditure represents software infrastructure assets that have been developed and generated internally. They are being amortised over their estimated useful economic lives of between three and five years.

During the year the Group paid a final deferred consideration of Euro 21.0 million, plus interest of Euro 1.3 million, in relation to acquisitions made in prior periods.

120 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

11. Intangible assets (continued)

Goodwill is allocated to the following cash generating units (CGUs):

As at 31 December	$million

Gamebookers	86.4
EOL/IOG	37.6
PartyPoker	8.6

As at 31 December 2007 and 31 December 2008	132.6

The goodwill in relation to the PartyPoker CGU noted above arose from the 8.5% minority interest buy-out by the Group in 2004. Post-acquisition, this was treated as part of the overall poker operations of the Group. As such, the directors have concluded that there are no reasonably possible changes in key assumptions which would cause the carrying value of goodwill to exceed its value in use.

The recoverable amounts of the other CGUs above have been determined from value in use calculations based on cashflow projections covering the following ten year period. The Group believes that going beyond five years’ cashflows in the value in use calculations is appropriate given the Group is an established business and is a leader in a growth industry. The projections include the formally approved budget for 2009 and detailed projections covering the following two year period to 31 December 2011. Key assumptions used in the projections are as follows:

	Gamebookers		EOL/IOG

As at 31 December	2008	2007	2008	2007

Discount rate	9.6%	8.2%	8.5%	7.6%
Operating margin	33.0%	28.0%	32.0%	27.0%
Growth rate	12.0%	10.0%	17.0%	15.0%

Operating margins have been based on past experience and future expectations in the light of anticipated economic and market conditions. Discount rates are based on the Group’s weighted average cost of capital, adjusted to reflect management’s assessment of specific risks related to the CGUs. Growth rates have been based on estimates published in January 2009 by H2 Gambling Capital, an independent consultant to the online gambling industry.

The excess of the recoverable amounts over the carrying value for the other CGUs are as follows:

As at 31 December	2008 $million	2007 $million

Gamebookers	15.7	35.5
EOL / IOG	190.4	114.5

	206.1	145.0

The break-even analysis (with other key assumptions remaining the same) for the other CGUs are shown in the following table:

As at 31 December 2008	Gamebookers	EOL/IOG

Break-even – discount rate	13.1%	58.6%
Break-even – operating margin	26.6%	0.9%
Break-even – growth rate	7.0%	(35.9%)

PartyGaming Plc Annual Report 2008 | 121

Notes to the consolidated financial statements

12. Property, plant and equipment

	Land and buildings $million	Plant, machinery and vehicles $million	Fixtures, fittings, tools and equipment $million	Total $million

Cost or valuation
As at 1 January 2007	16.2	4.9	83.6	104.7
Exchange movements	0.1	0.2	0.8	1.1
Additions	0.1	0.2	8.8	9.1
Disposals	(1.8)	(0.2)	(3.4)	(5.4)

As at 31 December 2007	14.6	5.1	89.8	109.5
Exchange movements	(1.9)	(1.1)	(10.3)	(13.3)
Additions	0.3	1.6	6.5	8.4
Reclassified as assets held for sale (see note 15)	(7.4)	—	—	(7.4)
Disposals	—	(0.3)	(4.5)	(4.8)

As at 31 December 2008	5.6	5.3	81.5	92.4

Depreciation
As at 1 January 2007	2.4	2.5	45.2	50.1
Charge for the year	0.9	1.2	21.5	23.6
Disposals	—	—	(1.9)	(1.9)

As at 31 December 2007	3.3	3.7	64.8	71.8
Exchange movements	(0.4)	(1.1)	(8.6)	(10.1)
Charge for the year	0.7	1.8	16.1	18.6
Disposals	—	(0.2)	(4.4)	(4.6)

As at 31 December 2008	3.6	4.2	67.9	75.7

Carrying amount
As at 31 December 2007	11.3	1.4	25.0	37.7
As at 31 December 2008	2.0	1.1	13.6	16.7

13. Commitments for capital expenditure

As at 31 December	2008 $million	2007 $million

Contracted but not provided for	1.6	0.4

14. Investments

Company investment in subsidiary undertakings

$million

As at 1 January 2007	1,641.2
Additions	66.0
Options issued to employees of subsidiary undertakings	29.8

As at 31 December 2007	1,737.0

Options issued to employees of subsidiary undertakings	10.0
Less: impairment	(575.7)

As at 31 December 2008	1,171.3

During the year ended 31 December 2008 the Company issued share options with a fair value of $10.0 million (2007: $29.8 million) in respect of employees of subsidiary undertakings.

The investment in the subsidiary undertakings have been revalued to market value as at 31 December 2008.

122 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

15. Assets held for sale

As at 31 December	2008 $million	2007 $million

Cost	7.4	—
Exchange movement	(0.2)	—
Less: impairment	(1.3)	—

	5.9	—

Assets held for sale comprise residential properties that are no longer required by the Group and are currently being offered for sale. There are no associated liabilities. The Directors consider that the carrying amounts of assets held for sale approximate to their fair values, which are based on estimates of the present value of expected future cashflows.

16. Trade and other receivables

	Group		Company

As at 31 December	2008 $million	2007 $million	2008 $million	2007 $million

Payment service providers	25.8	29.7	—	—
Prepayments	16.6	19.4	—	—
Other receivables	8.4	14.9	—	—
Due from Group companies	—	—	200.8	210.1

	50.8	64.0	200.8	210.1

The Directors consider that the carrying amount of trade and other receivables approximates to their fair values, which is based on estimates of amounts recoverable. The recoverable amount is determined by calculating the present value of expected future cashflows.

During 2007, a net total of $2.7 million of amounts previously written-off following the enactment of the UIGEA was recovered and credited to reorganisation costs.

17. Short-term investments

As at 31 December	2008 $million	2007 $million

Cash on deposit for more than three months	1.6	5.4
Restricted cash	6.7	3.1

	8.3	8.5

As at 31 December 2008 restricted cash related to amounts held as interest-bearing security deposits. As at 31 December 2007 restricted cash related to the remaining cash held in the Employee Trust payable to a former Director.

18. Cash and cash equivalents

As at 31 December	2008 $million	2007 $million

Cash in hand and current accounts	193.1	119.3

PartyGaming Plc Annual Report 2008 | 123

Notes to the consolidated financial statements

19. Trade and other payables

	Group		Company

As at 31 December	2008 $million	2007 $million	2008 $million	2007 $million

Trade and other payables	44.1	107.1	—	0.8
Due to Group companies	—	—	6.7	0.9

	44.1	107.1	6.7	1.7

Trade and other payables comprise amounts outstanding for trade purchases and other ongoing costs. The average credit period for trade purchases is 30 days. The carrying amount of trade and other payables approximates to their fair value which is based on the net present value of expected future cashflows.

20. Client liabilities and progressive prize pools

As at 31 December	2008 $million	2007 $million

Client liabilities	121.0	116.2
Progressive prize pools	10.1	7.2

	131.1	123.4

Client liabilities and progressive prize pools represent amounts due to customers including net deposits received, undrawn winnings, jackpots and tournament prize pools and certain promotional bonuses. The carrying amount of client liabilities and progressive prize pools approximates to their fair value which is based on the net present value of expected future cashflows.

21. Provisions

As at 31 December	2008 $million	2007 $million

Provision at beginning of period	5.0	5.5
Charged to income statement	2.6	1.7
Credited to income statement	(5.6)	(2.2)

Provision at end of period	2.0	5.0

Provisions are expected to be settled within the next year and relate to chargebacks which are recognised at the Directors’ best estimate of the provision based on past experience of such expenses applied to the level of activity.

22. Operating lease commitments

The total future minimum lease payments under non-cancellable operating lease payments are analysed below:

As at 31 December	2008 $million	2007 $million

Payments due
Within one year	1.5	2.1
Later than one year but not later than five years	2.8	7.4
More than five years	0.2	1.0

	4.5	10.5

All operating lease commitments relate to land and buildings. Rental costs under operating leases are charged to the income statement in equal annual amounts over the period of the leases.

124 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

23. Contingent liabilities

From time to time the Group is subject to legal claims and actions against it. The Group takes legal advice as to the likelihood of success of such claims and actions.

Regulatory issues
As part of the Board’s ongoing regulatory compliance process, the Board continues to monitor legal and regulatory developments and their potential impact on the business and take appropriate advice in respect of these developments.

Following the enactment of the UIGEA, the Group stopped taking any deposits from customers in the US and barred such customers from wagering real money on all of the Group’s sites. Notwithstanding this, the actions taken by certain US regulatory authorities suggest that there remains a residual risk of an adverse impact arising from the Group having had customers in the US prior to the enactment of the UIGEA.

Furthermore, the Group is aware that certain US regulatory authorities have made enquiries of banks and other financial advisers that have had involvement with the internet gaming industry. Certain customary indemnities have been given by the Company to its advisers in connection with the Company’s initial public offering in June 2005 and other assignments, and claims under such indemnities cannot be ruled out. The Group has not, however, received notice of any such claim to date.

On 4 June 2007, the Company announced that it had initiated discussions with the United States Attorney’s Office for the Southern District of New York (‘USAO’). These discussions have made good progress and the Company continues to negotiate the terms of a possible settlement with the USAO. However, the terms of any settlement have not yet been finalised and there can be no certainty that any agreement will be reached between the Company and the USAO.

The Board believes that further disclosure in relation to this matter including any disclosure of any range of potential settlement would be prejudicial to the Group’s interests.

Litigation
The Group is the defendant in a US action which is based on alleged collusion taking place on the Group’s online poker tables. This action has been brought by two individual plaintiffs who are seeking class certification. The class seeking to be represented comprises poker customers in the US who from 1 January 2002 played real money games on the Group’s sites.

The Group believes the action to be speculative, without merit and open to challenge on a number of grounds. The Group had not hitherto submitted to US jurisdiction and therefore the action had not been contested. In light of a number of factors, not all of which pertained at the time of the decision not to contest, the Group decided to seek to challenge the proceedings and accordingly sought and was granted permission to enter a defence and contest the action on the merits. The Group also applied to have the action dismissed, and the judge granted that order and dismissed the proceedings with prejudice on 30 September 2008. Subsequently, the plaintiffs have appealed the judge’s decision.

The Board believes that the disclosure of a range of potential liability, if any, would be prejudicial to the Group’s interests.

24. Share capital

	Issued and fully paid $	Number million

Ordinary shares as at 31 December 2007 and 31 December 2008	103,866	411.5

Shares issued are converted into US dollars at the exchange rate prevailing on the date of issue. The issued and fully paid share capital of the Group amounts to $103,866 and is split into 411,519,385 ordinary shares. The share capital in UK sterling is £61,727.91 and translates at an average exchange rate of 1.6822 US dollars to £1 sterling. As at 31 December 2008, 6,684,959 (2007: 11,222,665) ordinary shares were held as treasury shares by the Employee Trust.

Authorised share capital and significant terms and conditions

The total authorised number of shares comprises 500 million ordinary shares with a par value of 0.015 pence each. All issued shares are fully paid. The holders of ordinary shares are entitled to receive dividends when declared and are entitled to one vote per share at meetings of the Company. The Trustee of the Employee Trust has waived all voting and dividend rights in respect of shares held by the Employee Trust. The share capital is shown on the basis that it has been in issue throughout the period. There were no changes to the authorised share capital during the period.

On 9 May 2008 the Company issued 8 additional ordinary shares in order to increase the total number of shares in issue to a number divisible by a factor of 10. At an Extraordinary General Meeting on 15 May 2008 an ordinary resolution was passed to consolidate the Company’s 4,115,193,850 ordinary shares of 0.0015 pence each to 411,519,385 ordinary shares of 0.015 pence each with effect from 19 May 2008. The number of shares and earnings per share for prior periods have been restated as if the consolidation had taken place prior to 1 January 2007.

PartyGaming Plc Annual Report 2008 | 125

Notes to the consolidated financial statements

25. Reserves

Group

	Share premium $million	Capital contribution reserve $million	Retained earnings $million	Other reserve $million	Currency reserve $million

As at 1 January 2007	0.4	32.5	794.5	(825.4)	0.2
Profit after tax attributable to equity holders of the parent	—	—	41.6	—	—
Issue of shares	66.0
Share-based payments	—	2.2	79.1	—	—
Exchange differences on translation of foreign operations	—	—	—	—	2.2

As at 31 December 2007	66.4	34.7	915.2	(825.4)	2.4
Profit after tax attributable to equity holders of the parent	—	—	66.9	—	—
Share-based payments	—	—	21.7	—	—
Exchange differences on translation of foreign operations	—	—	—	—	(2.7)

As at 31 December 2008	66.4	34.7	1,003.8	(825.4)	(0.3)

Share premium is the amount subscribed for share capital in excess of nominal value. Capital contribution reserve is the amount arising from share-based payments made by The Bonita Trust and cash held by the Employee Trust. Retained earnings are the cumulative net gains and losses recognised in the consolidated income statement after the effect of share-based payments. In prior years, the amounts arising from share-based payments made by the Group were shown in a separate reserve. Currency reserve represents the gains/losses arising on retranslating the net assets of overseas operations into US dollars.

The other reserve of $825.4 million is the amount arising from the application of accounting which is similar to the pooling of interests method, as set out in the Group’s accounting policies. Under this method of accounting, the difference between the consideration for the controlling interest and the nominal value of the shares acquired is taken to other reserves on consolidation. As a result, the share capital and reserves reflect PartyGaming Plc’s share capital and the retained earnings for each of the periods ended 31 December 2007 and 2008 and reflects the cumulative profits as if the current Group structure had always been in place.

Company

	Share premium $million	Capital contribution reserve $million	Retained earnings $million	Capital reserve $million

As at 1 January 2007	0.4	—	340.3	1,533.5
Loss after tax attributable to equity holders	—	—	(76.4)	—
Acquisitions	66.0	—	—	—
Share-based payments	—	2.4	79.1	—
Transfer to retained earnings	—	(2.4)	2.4	—

As at 31 December 2007	66.4	—	345.4	1,533.5
Loss after tax attributable to equity holders	—	—	(604.9)	—
Transfer of impairment loss (see note 14)			575.7	(575.7)
Share-based payments	—	—	24.9	—

As at 31 December 2008	66.4	—	341.1	957.8

The Company’s capital reserve arose in respect of the excess of fair value of the shares issued over the nominal value of shares issued in acquiring the 56.8% share capital of PartyGaming Holdings Limited in February 2005 (see ‘Accounting policies’).

126 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

26. Financial instruments and risk management

In common with other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing these risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

There have been no substantive changes in the Group’s exposure to financial instrument risks, its objectives, policies and processes for managing these risks or the methods used to measure them from previous periods, unless otherwise stated in this note.

Principal financial instruments
The principal financial instruments used by the Group, from which financial instrument risk arises, are as follows:

>	trade receivables;

>	prepayments;

>	cash at bank and cash equivalents;

>	short-term investments;

>	bank loans;

>	trade payables;

>	client liabilities and progressive prize pools; and

>	foreign exchange contracts.

Foreign exchange contracts are regularly used in the normal course of business but none were outstanding as at 31 December 2008 or at the prior period end. The Group operates a sports betting business and always has open bets. As at 31 December 2008 and at the prior period end the fair market value of open bets was not material. Other financial derivative instruments are permitted to be used by the Group, but none were used in the period ended 31 December 2008 or in the prior period.

Management controls and procedures
The Board has overall responsibility for the determination of the Group’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating the required processes that ensure the effective implementation of the objectives and policies to the Group’s treasury department under the auspices of the Group Treasury Committee (see below). As such, the Group’s funding, liquidity and exposure to interest rate and foreign exchange rate risks are managed by the Group’s treasury department. The treasury department is mandated to execute conventional forward foreign exchange contracts and swaps in order to manage these underlying risks. No other derivatives may be executed without written authority from the Board at which point an explanation of the accounting implications would also be given.

Treasury operations are conducted within a framework of policies and guidelines reviewed and approved by the Board on an annual basis which are recommended and subsequently monitored by the Group Treasury Committee. The Group Treasury Committee is chaired by the Group Finance Director. These polices include benchmark exposures and hedge cover levels for key areas of treasury risk. The Group risk management policies would also be reviewed by the Board following, for example, significant changes to the Group’s business. Exposures are monitored and reported to management on a weekly basis, together with required actions when tolerance limits are exceeded. The internal control procedures and risk management processes of the treasury department are also reviewed periodically by the internal audit function. The last internal control review was undertaken during 2007 and the procedures and processes were deemed satisfactory.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible, without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below:

Liquidity risk
Liquidity risk arises from the Group’s management of its working capital as well as the finance charges and principal repayments on its debt instruments. In essence, it is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due.

The Group’s treasury department ensures that the Group’s cash (and cash equivalents) and amounts due from payments service providers (‘PSPs’) exceed its combined client liabilities at all times. This excess is defined as the Client Liability Cover. Client liabilities principally represent customer deposits and progressive prize pools.

The Group Treasury Committee is advised of cash balances, investments, foreign currency exposures, interest income, interest expense, amounts due from PSPs, Client Liability Cover and counterparty exposures on a weekly basis.

PartyGaming Plc Annual Report 2008 | 127

Notes to the consolidated financial statements

26. Financial instruments and risk management (continued)

The Group imposes a maximum debt limit of $150 million that may mature in any one year to ensure that there is no significant concentration of refinancing risk. The Group was required to make a final payment Euro 22.3 million on 1 February 2008 representing a retention to the vendors of the Gamebookers business activity acquired in August 2006. This payment was met out of existing cash resources whilst maintaining a positive Client Liability Cover.

Management monitors liquidity to ensure that sufficient liquid resources are available to the Group. The Group’s principal financial assets are cash, bank deposits and trade and other receivables.

Capital risk
In common with many internet companies that have few physical assets, the Group has no policy as to the level of equity capital and reserves other than to address statutory requirements. The primary capital risk to the Group is the level of debt relative to the Group’s net income. Accordingly, the Group’s policy is that gross debt should not exceed $300 million and that the leverage ratio of gross debt/clean EBITDA should be less than 1.5x. Since April 2007 the Group has had no bank loans nor entered into any credit facilities.

Details of the Group’s dividend policy is disclosed in the Chariman’s Statement and also on page 39 of this Annual Report under the heading ‘Review of 2008’.

Credit risk
Operational: The Group’s operational credit risk is primarily attributable to receivables from PSPs and from customers who dispute their deposits made after playing on the Group’s websites. Prior to accepting new PSPs and wherever practicable, credit checks are performed using a reputable external source. Senior management monitors PSP balances on a weekly basis and promptly takes corrective action if pre-agreed limits are exceeded. For PSPs that do not have a formal credit rating, an internal rating system is used, based on such factors as industry knowledge, balance sheet strength, profitability, customer diversification, geographic diversification, long-term stability, management credibility and historic payment track record.

These internal ratings are monitored and reviewed on a monthly basis by the Director of Payment Processing. An internal rating of one is assessed as very strong whilst a rating of five is assessed as weak.

As at 31 December	2008 $million	2007 $million

1 (Very Strong)	0.1	—
2 (Strong)	18.2	1.3
3 (Good)	7.5	19.8
4 (Adequate)	—	8.2
5 (Weak)	—	0.4

Payment Service Providers amounts due	25.8	29.7

Management consider the maximum credit exposure on amounts due from PSPs to be the carrying amount.

As at 31 December 2008 and 31 December 2007 there were no overdue amounts due from PSPs which had not been impaired, nor were there any partially impaired amounts. There is an inherent concentration of risk with PSPs, which are not investment grade banks, in that the majority derive most of their income from the online gaming sector. To this end, where practicable and economic, the Group seeks to substitute non-investment grade PSPs with investment grade, or at least better quality, PSPs.

The table below sets out the movement in the impairment of amounts due from PSPs.

Year ended 31 December	2008 $million	2007 $million

Impairments	(0.6)	(4.6)
Recoveries	—	7.3

Total impairment (charge) credit	(0.6)	2.7

Note 21 details the movement and level of provisions for amounts due from PSPs.

128 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

26. Financial instruments and risk management (continued)

Cash investments: As of October 2008, wherever possible and commercially practicable the Group invests cash through major financial institutions where the counterparty has a one year credit default swap (‘CDS’) rate as quoted by Bloomberg, of no more than 2% or, in the case of pooled money market funds, a minimum long-term credit rating of AAA on the principal, as defined by Moody’s rating agency. Investments are allowed only in highly liquid securities. The Group maintains monthly operational balances with banks that do not meet this credit rating in Israel, Bulgaria and India to meet local salaries, expenses and legal requirements. These balances are small and are kept to a minimum.

	Cash and cash equivalents		Short-term investments

As at 31 December	2008 $million	2007 $million	2008 $million	2007 $million

AAA money market funds	103.0	34.8	—	—
Counterparties with CDS less than 0.5%	—	80.6	—	8.5
Counterparties with CDS between 0.5% and 1%	30.1	—	—	—
Counterparties with CDS between 1% and 1.5%	24.6	—	8.3	—
Counterparties with CDS between 1.5% and 2%	28.2	—	—	—
Counterparties without CDS or CDS more than 2%	7.2	3.9	—	—

	193.1	119.3	8.3	8.5

Prior to October 2008 and at 31 December 2007 credit risk was managed purely by reference to Moody’s rating agency. However the past year has shown that published credit ratings for banks have proven to be unreliable following the default of several significant investment grade banks. Consequently, in October 2008, the Group ceased using such ratings for establishing counterparty limits and now uses CDS rates where possible, which the Group believes provide a more accurate assessment of the market’s view as to the probability of default by a counterparty over the next year.

The following table shows the analysis of cash investments purely by reference to Moody’s rating agency and is for illustrative purposes only.

	Cash and cash equivalents		Short-term investments

As at 31 December	2008 $million	2007 $million	2008 $million	2007 $million

Counterparties with AAA credit rating	103.0	34.8	—	—
Counterparties with AA- to AA+ credit rating	82.9	80.6	8.3	8.5
Counterparties with credit rating below AA-	7.2	3.9	—	—

	193.1	119.3	8.3	8.5

The treasury department may only make the following cash investments, without prior written authority by the Board:

>	cash deposits;

>	pooled money market funds;

>	certificates of deposit; and

>	commercial paper.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset on the balance sheet.

Market risk
Market risk arises from the Group’s use of interest-bearing, tradable and foreign currency financial instruments. It is the risk that the fair value of future cashflows on its long-term debt finance and cash investments through the use of a financial instrument will fluctuate because of changes in interest rates, foreign exchange rates or other market factors.

Interest rate risk
Given the Group’s net cash position, the Group considers that its exposure to interest rate risk is negligible. The Group’s current net cash position is maintained on a fully floating basis. In the event of a strategic change in the debt position of the Group, the interest rate management policy would be reviewed.

PartyGaming Plc Annual Report 2008 | 129

Notes to the consolidated financial statements

26. Financial instruments and risk management (continued)

Currency risk
Transaction and currency liability exposures: The Group’s policy is that all material transaction and currency liability exposures are economically and fully hedged using foreign exchange contracts and/or by holding cash in the relevant currency. Additionally, the Group has discretion to hedge some or all of its forecast sterling operational costs in Gibraltar and the UK for up to 12 months. No other forecast cashflows are hedged. The Group also economically hedges material committed exposures such as capital expenditure unless the period between commitment and payment is short (less than one month). Currency exposures are monitored by the Group Treasury Committee on a weekly basis. A $5 million currency tolerance limit between US dollars and any other currency is permitted in order to avoid executing low value and uneconomic foreign exchange contracts.

Net investment exposures: The Group has the flexibility to hold debt in currencies other than US dollars in order to hedge non-US dollar investments up to 50% of the net investment value. In managing the mix of ongoing debt exposure the Group takes into account prevailing interest rates in particular currencies and the potential impact on Group earnings ratios. The Group had no material non-US dollar debt which hedged net investments during the years ended 31 December 2008 or 31 December 2007.

Sensitivity analysis to currency and interest rate risk
The Group has adopted a sensitivity analysis that measures the change to the fair value of the Group’s financial instruments and any resultant impact on the Group’s income statement of either:

>	an instantaneous increase or decrease of 1% in market interest rates (including the annualised interest income impact of variable rate interest-bearing financial instruments), or

>	a 10% strengthening or weakening in the US dollar against all other currencies from the rates applicable at 31 December 2008 or 31 December 2007.

The Group is exposed to interest rate movements since it holds significant amounts of cash at floating rates as well as cash equivalents to meet client liability obligations that are non-interest bearing. The Group is exposed to currency movements in the US dollar, arising out of changes in the fair value of financial instruments which are held in non-US currencies. This analysis is for illustrative purposes only, as in practice, market rates rarely change in isolation.

The amounts generated from the sensitivity analysis are estimates of the possible impact of market risk, assuming that specified changes occur. Actual results in the future may differ materially from these results due to other developments in financial markets that may cause fluctuations in interest and exchange rates to vary from the hypothetical amounts disclosed in the following table, which therefore should not be considered as a projection of likely future events and losses.

	(Decrease) increase in fair value of financial instruments		Impact on income statement: gain (loss)

As at 31 December	2008 $million	2007 $million	2008 $million	2007 $million

1% decrease in interest rates	—	—	(1.9)	(0.8)
1% increase in interest rates	—	—	2.0	0.8
10% weakening in US dollar	(2.0)	—	(1.5)	1.3
10% strengthening in US dollar	2.0	—	1.5	(1.4)

Insurance
The Group purchases insurance for commercial or, where required, for legal or contractual reasons. The Group also retains certain insurable risk where external insurance is not considered an economic means of mitigating these risks.

130 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

26. Financial instruments and risk management (continued)

Total financial assets and liabilities and effective interest rate and repricing analysis
In respect of income-earning financial assets and interest-bearing financial liabilities, the following tables indicate their effective interest rates at the balance sheet dates and the periods in which they reprice, as well as setting out the Group’s accounting classification of each class of financial assets and liabilities and their fair values at 31 December 2008 and 31 December 2007.

			Of which interest-bearing

As at 31 December 2008	Carrying value $million	Fair value $million	Total $million	Effective interest rate	6 months or less $million	6 – 12 months $million	1 – 2 years $million

Assets held for sale	5.9	5.9	—		—	—	—
Trade and other receivables	50.8	50.8	—		—	—	—
Short-term investments	8.3	8.3	8.3	4.99%	1.6	6.7	—
Cash and cash equivalents	193.1	193.1	193.1	1.87%	193.1	—	—

Loans and receivables	258.1	258.1	201.4		194.7	6.7	—

Trade and other payables	(44.1)	(44.1)	(0.4)	3.60%	(0.4)	—	—
Client liabilities and progressive prize pools	(131.1)	(131.1)	—		—	—	—

Financial liabilities at amortised cost	(175.2)	(175.2)	(0.4)		(0.4)	—	—

			Of which interest bearing

As at 31 December 2007	Carrying value $million	Fair value $million	Total $million	Effective interest rate	6 months or less $million	6 – 12 months $million	1 – 2 years $million

Trade and other receivables	64.0	64.0	—	—	—	—
Short-term investments	8.5	8.5	5.4	4.50%	5.4	—	—
Cash and cash equivalents	119.3	119.3	119.3	3.90%	119.3	—	—

Loans and receivables	191.8	191.8	124.7		124.7	—	—

Trade and other payables	(107.1)	(107.1)	(35.3)	4.34%	(34.0)	(0.9)	(0.4)
Client liabilities and progressive prize pools	(123.4)	(123.4)	—		—	—	—

Financial liabilities at amortised cost	(230.5)	(230.5)	(35.3)		(34.0)	(0.9)	(0.4)

The fair values of borrowings and other financial instruments are estimated at 31 December each year by discounting the future contractual cashflows to the net present values using appropriate yield curves.

27. Related parties

Group
Transactions between the Group companies have been eliminated on consolidation and are not disclosed in this note.

Principal Shareholders
Anurag Dikshit, Ruth Parasol DeLeon and Russ DeLeon are the ultimate controlling shareholders of the Group. During the period the Principal Shareholders, and corporate entities controlled by the Principal Shareholders, did not receive any remuneration in the form of salary, bonuses or consulting fees (2007: $nil).

The wife of a Principal Shareholder owns a property and it is leased to the Group’s Indian subsidiary on an arm’s length basis. Rentals paid during the year were $79,000 (2007: $61,000). In 2007 an increased security deposit of $33,375 was paid.

Former Directors and Principal Shareholders have leased their personal properties to employees of the Group. The Directors believe that these lease arrangements are fair value personal arrangements between the parties involved and are independent of the Group.

The Principal Shareholders have also given certain indemnities to the Group.

PartyGaming Plc Annual Report 2008 | 131

Notes to the consolidated financial statements

27. Related parties (continued)

Bonita Trust
The Bonita Trust was established in Gibraltar in 2004 in effect by the Group’s Principal Shareholders to benefit the communities where the Group and its employees and service providers operate. The Bonita Trust is operated by an independent professional trustee. The Bonita Trust has philanthropic objectives and supports medical, cultural and educational programmes, principally directed to benefit the communities of Gibraltar, India and the UK. In addition, employees of PartyGaming and their families are a beneficiary class of The Bonita Trust.

In December 2006 and subsequently, The Bonita Trust made or committed to make payments to certain individuals that were employed or had previously been employed by the Group. These payments were made independently of the Group and were over and above the amounts that the Board had already determined should be paid by the Group to those employees and former employees. However, as these payments were based primarily on the Company’s share price, the Board considers these to fall under the criteria for Share-based Payments under IFRS 2. As a result, the income statement for the year ended 31 December 2007 included a charge totalling $2.2 million (of which $2.0 million related to Discontinued operations) as if such amounts had been paid by the Group itself. A corresponding amount was recorded as a capital contribution in the Group’s balance sheet. No further commitments were made during the year ended 31 December 2008.

The Bonita Trust regularly makes donations and other payments in respect of its other objectives. Disclosure of the existence of such payments has been made as it is possible that the Group’s name may be linked with them. It is emphasised that neither The Bonita Trust nor any person or entity connected with The Bonita Trust sought any advice from the Group, its Directors or key management in deciding whether these payments should be made. In addition, none of the payments were made in respect of any obligations incurred, or services received by the Group, nor did they fall within the scope of IFRS 2 Share-based Payments. Consequently, no entries have been made in the Group’s financial statements in respect of these payments.

Directors and key management
Key management are those individuals who the Directors believe have significant authority and responsibility for planning, directing and controlling the activities of the Group. The aggregate short-term and long-term benefits, as well as share-based payments of the Directors and key management of the Group are set out below:

	2008	2007
Year ended 31 December	$million	$million

Short-term benefits	16.4	18.0
Share-based payments	14.7	63.0

	31.1	81.0

At the year end an aggregate balance of $1.4 million (2007: $0.3 million) was due to Directors and key management.

The Group’s subsidiaries continued to provide the following property arrangements during the period:

>

the former Chief Executive Officer had two furnished properties available for his use in Gibraltar which the Directors believe have a fair rental value of approximately $150,000 per annum (plus service and utility costs); and

>

the former Chief Executive Officer had an additional property available for his use at fair rental value, but he did not avail himself of the property and the property has been leased to other employees and third parties at fair rental value.

In 2007 unfurnished property was leased to the Group Finance Director at an annual lease rental of £44,400 ($84,000), which the Directors believe was the fair rental value of the property. With the approval of the Company’s shareholders this property was sold at fair market value of £1.2 million ($2.4 million) to the Group Finance Director on 25 May 2007.

The Group purchased telecommunication and utility services of $5.9 million (2007: $5.0 million) from companies for whom a Board member is a Director on an arm’s length basis, with amounts owed at 31 December 2008 of $0.3 million (2007: $0.2 million).

The Group made affiliate payments of less than $1,000 (2007: $nil) to a company for whom a Board member is a Director on an arm’s length basis, with amounts owed at 31 December 2008 of less than $1,000 (2007: $nil).

132 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

27. Related parties (continued)

On 1 February 2008, the Group paid the final element of the consideration due to Trident Gaming Plc in respect of the acquisition of the business and assets connected with the Gamebookers.com website. This amounted to Euro 21.0 million and total interest of Euro 1.3 million. John O’Malia, the former Managing Director, was the former CEO of Gamebookers and received Euro 2.1 million of the total consideration.

After the former Chairman of the Board stepped down as a Director on 29 August 2008, he was engaged by the Group under a consultancy agreement to provide services, as required, to the Group. The consultancy will terminate on 29 August 2009 and for a further six months afterwards he is prevented from providing services to other gaming businesses. A fee of £110,000 is payable to the former Chairman under this consultancy agreement.

Certain Directors and certain key management were granted nil-cost options under service contracts which were granted under a Group share option plan (see note 28).

Company
The cash obligations of PartyGaming Plc (the ‘Company’) for operating expenditure, are discharged by its operating subsidiaries. Amounts paid by the subsidiaries are accounted for through an adjustment to the related inter-company balances. During the year, $15.0 million of costs (2007: $24.4 million) were incurred by subsidiaries on behalf of the Company. The Company also has an agreement with PartyGaming Services (UK) Limited, a wholly-owned subsidiary, for the provision of Investor Relations and Public Relations services to it at a cost of $2.1 million (2007:$1.4 million).

In 2008, the Company received dividends from subsidiaries of $279,000 (2007: $nil). In 2008, the Company did not declare a dividend to shareholders (2007: $nil).

At year end, the Company did not have any other borrowing facilities.

The Directors and certain key management of the Company were remunerated through cash payments made by other entities within the Group of $2.5 million (2007: $9.9 million) and share options issued by the Company with a share-based payment expense of $11.7 million (2007: $49.3 million). Additionally, the Company has granted options over its Shares to employees of certain subsidiaries. The share-based payment expense for the year in respect of these share options of $10.0 million (2007: $29.8 million) has been added to the Company’s cost of investment in those subsidiaries. Disclosures relating to share-based payments are included in note 28.

28. Share-based payments

As disclosed in note 5, the Group has adopted and granted awards under the Nil-Cost Plan, FMV Plan, PSP Plan and Executive FMV Plan as a reward and retention incentive for employees of the Group, including the Executive Directors (the ‘Participants’). The Group has used the binomial options pricing model. An appropriate discount has been applied to reflect the fact that dividends are not paid on options that have not vested or have vested and have not been exercised.

Year ended 31 December 2008	Nil-Cost Plan Number million	FMV Plan Number million	PSP Plan Number million	Executive FMV Plan Number million

Outstanding at beginning of period	9.0	7.3	0.4	0.2
Shares over which options granted during the period	2.3	17.5	1.5	0.2
Shares in respect of options lapsed during the period	(0.6)	(3.8)	(0.2)	(0.1)
Exercised during the period	(4.7)	—	—	—

Outstanding at end of period	6.0	21.0	1.7	0.3

Exercisable at the end of period	2.4	1.6	—	—

Shares over which options granted during the period (number)	2,250,000	17,457,240	1,471,598	171,402
Percentage of total issued share capital	0.55%	4.24%	0.36%	0.04%

Weighted average share price for options exercised	£2.42	—	—	—
Weighted average remaining contractual life of options outstanding upon satisfaction of performance conditions where relevant (days)	2,615	3,269	639	3,202

PartyGaming Plc Annual Report 2008 | 133

Notes to the consolidated financial statements

28. Share-based payments

Year ended 31 December 2007	Nil-Cost Plan Number million	FMV Plan Number million	PSP Plan Number million	Executive FMV Plan Number million

Outstanding at beginning of period	17.0	—	—	—
Shares over which options granted during the period	0.6	7.9	0.4	0.2
Shares in respect of options lapsed during the period	(2.6)	(0.6)	—	—
Exercised during the period	(6.0)	—	—	—

Outstanding at end of period	9.0	7.3	0.4	0.2

Exercisable at the end of period	1.3	0.6	—	—

Shares over which options granted during the period (number)	625,657	7,910,275	437,459	204,360
Percentage of total issued share capital	0.15%	1.92%	0.11%	0.05%

Weighted average share price for options exercised	£3.40	—	—	—
Weighted average remaining contractual life of options outstanding upon satisfaction of performance conditions where relevant (days)	3,152	3,445	779	3,419

Terms and conditions

Nil-Cost Plan
Options granted under this plan during the period generally vest in instalments over a four to five-year period. There are no performance conditions attached to options issued by the Group.

FMV Plan
Options granted under this plan during the period generally vest in instalments over a three-year period. There are no performance conditions attached to options issued by the Group under the terms of the FMV Plan. Executive Directors are not eligible to receive any awards under this plan.

PSP Plan
These awards vest subject to the achievement of a total shareholder return (‘TSR’) performance target over the three-year period commencing on 1 January 2007, 1 July 2007, 1 January 2008 or 1 July 2008 compared to the median TSR of a sector comparator group. The threshold for vesting at which 25% will vest, will be TSR equalling the median of the comparator group, rising on a straight-line basis to 100% vesting if the Company’s TSR exceeds the median by 10% per annum calculated over the three year period. It is estimated that outperformance of the median by 10% per annum is broadly equivalent to upper quartile performance over three years.

Executive FMV Plan
These options vest subject to the growth in the Company’s Clean Earnings per share equalling or exceeding 15% per annum in the three year period from either 1 January 2007 or 1 January 2008.

Outstanding share options issued under the FMV Plan and Executive FMV Plan have been granted at exercise prices between 155.0 pence and 457.5 pence (2007: between 282.5 pence and 457.5 pence).

134 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

29. Acquisitions made in the prior period

On 19 January 2007 the Group acquired assets, players and gaming related contracts associated with Empire Online Limited (‘EOL’) and Intercontinental Online Gaming Limited (‘IOG’), both exclusively non-US facing gaming businesses.

A summary of the two acquisitions is as follows:

	EOL	IOG
	$million	$million

Intangible assets
Book value on acquisition	221.8	—
Fair value adjustments	(202.8)	10.0

Fair value of intangible assets acquired	19.0	10.0

Other net assets
Book value on acquisition	0.3	3.4
Fair value adjustments	(0.3)	(3.4)

Fair value of other net assets acquired	—	—

Fair value of net assets acquired	19.0	10.0
Goodwill	29.0	8.6

Fair value of consideration including expenses	48.0	18.6

The fair value adjustments relate to the write-off of goodwill and the attributing of fair values of customer lists and brands acquired as part of the acquisition. These customer lists and brands are being amortised over their estimated useful economic lives of up to five years.

The fair value of consideration including expenses for each acquisition is represented by:

	EOL	IOG
	$million	$million

Issue of ordinary shares in PartyGaming Plc (number)	8,332,593	3,186,791
Average share price (pence)	293.2	293.2

Share-based consideration	38.2	15.5
Deferred share-based consideration	9.6	2.9
Expenses	0.2	0.2

Fair value of consideration including expenses	48.0	18.6

The number of shares issued and the average share price have been adjusted for the share consolidation on 15 May 2008 (note 24).

	EOL	IOG
Year ended 31 December 2007	$million	$million

Post-acquisition
Net revenue	17.2	24.1
Operating profit	6.4	6.3

Had the business been owned for the entire year
Net revenue	18.1	25.4
Operating profit	6.7	6.6

PartyGaming Plc Annual Report 2008 | 135

Notes to the consolidated financial statements

30. Principal subsidiary undertakings

The Company is the holding company of the Group. The following table shows details of the Company’s principal subsidiary undertakings. Each of these companies is wholly-owned by a member of the Group, the issued share capital of each is fully paid and each will be included in the consolidated accounts of the Group (unless otherwise specified):

Subsidiary name	Registered office address	Share capital (issued and fully paid)

Bay Management Limited	711 Europort, Gibraltar	3,000 ordinary shares of $1 each
ElectraGames Limited	711 Europort, Gibraltar	10,000 ordinary shares of $1 each
ElectraWorks (Alderney) Limited	York House, Victoria Street, Alderney, Channel Islands, GY9 3TA	1 ordinary share of £1 and 9,828,785 redeemable shares of $1 each
ElectraWorks Limited	711 Europort, Gibraltar	1,180,000 ordinary shares of $0.01 each
EZE International Limited	711 Europort, Gibraltar	7,500 ordinary shares of $1 each
GB Services Eood	24 Kapitan Dimitar Spisarevski Str., Floor 6, Iskar Region, Sofia 1592, Bulgaria	17,220 ordinary shares of BGN100 each
iGlobalMedia Entertainment Limited	711 Europort, Gibraltar	50,000 ordinary shares of $1 each
iGlobalMedia Marketing (Gibraltar) Limited	711 Europort, Gibraltar	7,500 ordinary shares of $1 each
iGlobalMedia Marketing (Israel) Limited	48 Menachem Begin Road, Floor 16, Tel-Aviv 66184, Israel	100 ordinary shares of ILS0.01 each
iGlobalMedia Marketing (UK) Limited	18 King William Street, London, EC4N 7BP	1 ordinary share of £1
IVY Comptech Private Limited	Cyber Spazio, Road No. 2, Banjara Hills, Hyderabad, Andra Pradesh 500 033, India	50,000 shares of INR10 each
Leo Data Limited	711 Europort, Gibraltar	1,000 ordinary shares of $1 each
PartyGaming Asia Limited	711 Europort, Gibraltar	2,000 ordinary shares of £1 each
PartyGaming Finance Limited	Clarendon House, 2 Church Street, Hamilton HM 1, Bermuda	2,227,000,000 common shares of $1 each
PartyGaming Holdings Limited	711 Europort, Gibraltar	944,000,000 ordinary shares of $0.00001 each
PartyGaming IA Limited	Clarendon House, 2 Church Street, Hamilton HM 1, Bermuda	687,000,000 common shares of $1 each
PartyGaming Services (UK) Limited	18 King William Street, London, EC4N 7BP	1 ordinary share of £1
Party InterVentures Limited	711 Europort, Gibraltar	100 ordinary shares of £1 each
PartyPartners Limited	711 Europort, Gibraltar	2,000 ordinary shares of £1 each
Paytech International Limited	711 Europort, Gibraltar	8,500 ordinary shares of $1 each
PB (Italia) Srl	Via Pasquale Stanislao Mancini 2, Rome 00196, Italy	10,000 quotas of €1 each
PGB Limited	711 Europort, Gibraltar	2,000 ordinary shares of £1 each
PKR Services Limited	711 Europort, Gibraltar	2,000 ordinary shares of £1 each
WPC Productions Limited	711 Europort, Gibraltar	1,850,000 ordinary shares of $0.01 each

31. Post balance sheet events

There have been no material post balance sheet events which would require disclosure or adjustment to the financial statements for the year ended 31 December 2008.

32. Dividend

The Board did not pay any dividend in respect of 2007, nor an interim dividend in 2008. The Board is not recommending the payment of a final dividend for the 2008 financial year.

136 | PartyGaming Plc Annual Report 2008

Company balance sheet	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

		2008	2007
As at 31 December	Note	$million	$million

Non-current assets
Investments	14	1,171.3	1,737.0
Current assets
Due from Group companies	16	200.8	210.1

Total assets		1,372.1	1,947.1

Current liabilities
Trade and other payables	19	—	(0.8)
Due to Group companies	19	(6.7)	(0.9)

Total liabilities		(6.7)	(1.7)

Total net assets		1,365.4	1,945.4

Equity
Share capital	24	0.1	0.1
Share premium account	25	66.4	66.4
Retained earnings	25	341.1	345.4
Capital reserve	25	957.8	1,533.5

Total equity		1,365.4	1,945.4

These Company financial statements were approved by a duly appointed and authorised committee of the Board on 11 March 2009 and were signed on its behalf by Rod Perry and Emilio Gomez, Directors.

PartyGaming Plc Annual Report 2008 | 137

Company statement of recognised income and expense

Year ended 31 December	2008 $million	2007 $million

Exchange differences on translation of foreign operations	—	—

Net income recognised directly to equity	—	—
Profit after tax for the year	(604.9)	(76.4)

Total recognised income and expense for the year	(604.9)	(76.4)

Company statement of cashflows

Year ended 31 December	2008 $million	2007 $million

Profit before tax	(604.9)	(76.4)
Impairment of investment	575.7	—
Increase in capital contribution	3.2	2.4
Share-based payments	11.7	49.3

	(14.3)	(24.7)
Decrease in trade and other receivables	9.3	24.4
Increase in trade and other payables	5.0	0.3

Net cash from operating activities and cash and cash equivalents	—	—

The Company does not have its own bank account, with its cash obligations being discharged by its operating subsidiaries. Amounts paid in cash by those subsidiaries are accounted for through an adjustment to the related inter-company balances. In consequence, the Company has no cashflows of its own.

138 | PartyGaming Plc Annual Report 2008

Shareholder information	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

Share information

The Company has only one class of share in issue, ordinary shares of 0.015 pence each (‘Shares’).

As at	Shares in issue	No. of voting rights	No. of Shares in free float

31 December 2008	411,519,385	404,834,426	174,208,560

9 March 2009	411,519,385	404,885,207	174,259,341

The Company’s Shares have been admitted to trading on the London Stock Exchange since 30 June 2005.
TDL: PRTY.L
ISIN Number: G1000A0MV757
SEDOL Number: BOB3SV4

On 15 May 2008 Shareholders approved a ten for one share capital consolidation, which became effective on 19 May 2008. As a result of this exercise the Company’s issued share capital changed from 4,115,193,850 ordinary shares of 0.0015 pence each to 411,519,385 ordinary shares of 0.015 pence each.

Share price

(all prices mid-market per Share at the close of business)

Offer price	1160.00	p*

1 January 2008	290.00	p*

High during the period to 31 December 2008	300.00	p

Low during the period to 31 December 2008	95.00	p

31 December 2008	194.75	p

Decrease over the year	32.8%

FTSE 250 Index decrease over the period	40.3%

*	Adjusted to take account of the ten for one share capital consolidation that took effect on 19 May 2008 and in relation to the original offer price this was 116.00 pence.

Share price information is available on the Company’s website, www.partygaming.com and the London Stock Exchange website, www.londonstockexchange.co.uk. In the UK, information can also be found in The Financial Times and The Times share price listings.

Market capitalisation

The market capitalisation of PartyGaming as at 31 December 2008 was £0.8 billion (equivalent to US$1.2 billion). The Company is currently ranked within the FTSE 250 Index of companies.

Depositary Interests

PartyGaming has entered into depositary interest arrangements to enable investors to settle and pay for interests in the Company’s Shares through the CREST system. CREST is a paperless settlement system allowing securities to be transferred from one person’s CREST account to another without the need to use share certificates or written instruments of transfer. Securities issued by non-UK companies, such as PartyGaming, cannot be held or transferred in the CREST system. Under arrangements put in place by the Company, a depositary holds the Shares and has issued dematerialised depositary interests representing the underlying Shares which are held on trust for the holders of the Depositary Interests.

Capita IRG Trustees Limited (‘Capita IRG Trustees’ or the ‘Depositary’), is part of the same group of companies as PartyGaming’s Registrars, Capita IRG (Offshore) Limited, and has issued the dematerialised depositary interests (‘Depositary Interests’). The Depositary Interests are independent securities constituted under English law which may be held and transferred through the CREST system.

The Depositary Interests have been created pursuant to and issued on the terms of a deed poll executed by Capita IRG Trustees in favour of the holders of the Depositary Interests from time to time (the ‘Deed Poll’).

As at 31 December 2008, 179,260,276 Shares were held by the Depositary in respect of a total 179,260,276 Depositary Interests. There were 1,575 Depositary Interest Holders on the Depositary Interest register as at that date.

Each Depositary Interest is treated as one Share. Capita IRG Trustees will pass on to holders of Depositary Interests any stock or cash benefits received by it as the holder of Shares on trust. Depositary Interest Holders will also be able to receive notices of Shareholder meetings and other documents issued by PartyGaming to Shareholders.

PartyGaming Plc Annual Report 2008 | 139

Shareholder information

The Depositary must pass on to Depositary Interest Holders and, so far as they are reasonably able, exercise on behalf of Depositary Interest Holders all rights and entitlements received, or to which they are entitled in respect of the underlying Shares which are capable of being passed on or exercised. Rights and entitlements to cash distributions, to information, to make choices and elections and to call for, attend and vote at meetings shall, subject to the Deed Poll, be passed on in the form in which they are received together with amendments and additional documentation necessary to effect such passing-on, or, as the case may be, exercised in accordance with the Deed Poll. The Depositary Interests have the same ISIN and SEDOL numbers as the underlying Shares and do not have a separate listing on the Official List.

Registrar
Capita Registrars (Jersey) Limited
12 Castle Street
St. Helier
Jersey JE2 3RT
Channel Islands

Email: ssd@capitaregistrars.com
Telephone: +44 (0)1534 847000
Fax: +44 (0)1534 847001

UK Transfer Agents
Capita Registrars
The Registry
34 Beckenham Road
Beckenham
Kent BR3 4TU
United Kingdom

Website: www.capitaregistrars.com
Email: ssd@capitaregistrars.com
Telephone: 0871 664 0300* (from UK)
+ 44 (0)208 639 3399 (from overseas)
Fax: + 44 (0)208 639 2342

Depositary
Capita IRG Trustees Limited
The Registry
34 Beckenham Road
Beckenham
Kent BR3 4TU
United Kingdom

Email: ssd@capitaregistrars.com
Telephone: 0871 664 0335* (from UK)
+ 44 (0)208 639 3135 (from overseas)
Fax: + 44 (0)208 639 2213

* Calls cost 10 pence per minute plus network extras.

Dividend

For the reasons set out in the Chairman’s Statement of this Annual Report, the Board is not recommending the payment of a final dividend in respect of the year ended 31 December 2008.

Annual General Meeting

Date and time: Thursday 7 May 2009 at 11.00 a.m.

Venue: The Caleta Hotel, Catalan Bay, Gibraltar.

The Notice of AGM is contained within this Annual Report, setting out the resolutions to be considered at the meeting.

Corporate calendar

31 December 2008	Year-end

11 March 2009	Announcement of 2008 annual results

1 April 2009	Annual report posted

4 May 2009	Deadline for submitting AGM form of direction or submitting voting instructions via CREST (Depository Interest Holders only)

5 May 2009	Deadline for submitting AGM proxy forms (Shareholders only)

7 May 2009	Annual General Meeting

30 June 2009	Half year-end

31 December 2009	Year-end

Receiving Company documents electronically

All PartyGaming Shareholder documents can be found on the Company’s website, www.partygaming.com, together with previous announcements to the London Stock Exchange, share price information and general information about PartyGaming and its business.

In May 2008, with Shareholder and Depositary Interest Holder approval, PartyGaming’s Articles were amended to allow the Company to provide all Shareholder and Depositary Interest Holder documents via its website, except where Shareholders and Depositary Interest Holders have requested to receive a hard copy of such documents. This allows PartyGaming to limit the environmental impact of our business and to manage our costs more effectively.

140 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

If you are currently receiving hard copies of PartyGaming documents through the post and would like to be kinder to the environment and help reduce PartyGaming’s costs, you are encouraged to register to receive Company documents via the Company’s website. You can do this by going to the registrar’s website, www.capitaregistrars.com and registering for electronic communications. You will be notified that Company documents are on the corporate website by written notification which will be mailed to you unless when registering to receive documents electronically you request to be notified by email rather than post.

Analysis of Share and Depositary Interest holdings

Holdings of Shares/Depositary Interests as at 31 December 2008	Number of accounts	% of total accounts	% of total Shares/ Depositary Interests	Number of Shares/ Depositary Interests

Up to 1,000	3,126	76.58	0.22	891,512

1,001 to 10,000	654	16.02	0.51	2,096,640

10,001 to 100,000	191	4.68	1.59	6,563,080

100,001 to 1,000,000	77	1.89	5.23	21,511,394

1,000,001 to 10,000,000	28	0.68	17.31	71,237,439

10,000,001 to 100,000,000	4	0.10	19.05	78,413,454

100,000,001 to 1,000,000,000	2	0.05	56.09	230,805,866

Totals	4,082	100.00	100.00	411,519,385

The interests of the Directors in the Company’s share capital is set out in the Directors’ Report on page 82. The interests of the Directors in the Company’s Share Plans are set out in the Remuneration Report on pages 91 to 100.

A table of those parties with a material interest in 3% or more of the Company’s share capital or, in the case of other interests in 10% or more of the share capital, as notified to the Company in accordance with the Gibraltar Disclosure of Interests in Shares Act 1998, the Articles and Deed Poll, is set out in the Directors’ Report on page 81.

Company announcements

Copies of announcements made by the Company are available on the Company’s website, www.partygaming.com.

Taxation

The following statements are intended to apply only as a general guide to current tax law for an individual Shareholder who holds Shares as an investment and who is the beneficial owner of the Shares. Shareholders should consult their own tax advisers in connection with their potential liability to pay tax in the country of their nationality or the country where they live on disposal, gift or bequest of their Shares or on the receipt of dividends.

Taxation of capital gains
There is no capital gains tax in Gibraltar on a disposal of Shares, but Shareholders may be liable to pay tax in the country of their nationality or the country where they live.

Stamp duty
No stamp duty is chargeable in Gibraltar on the transfer of Shares and there is no stamp duty reserve tax in Gibraltar.

Provided that the Shares are not registered in any register kept in the UK by or on behalf of the Company, an agreement to transfer the Shares would not be expected to be subject to UK stamp duty or stamp duty reserve tax. The Share register is not kept in the UK and it is not intended that any such register will be kept in the UK. A transfer on sale of Shares would not be expected to be subject to UK stamp duty or stamp duty reserve tax provided that the instrument of transfer is not executed in the UK and does not relate to any property situated or to any matter or thing to be done in the UK.

No UK stamp duty or stamp duty reserve tax is expected to be payable on an agreement to transfer Depositary Interests within CREST provided that relevant conditions are met including in particular that (i) no register of Shares is kept in the UK by or on behalf of the Company; and (ii) the central management and control of the Company is not exercised in the UK. It is intended that these conditions will be met. It is not expected that an instrument subject to UK stamp duty or stamp duty reserve tax would be created in respect of such a transfer.

PartyGaming Plc Annual Report 2008 | 141

Notice of AGM

Notice is hereby given that the 2009 Annual General Meeting of PartyGaming Plc will be held on Thursday 7 May 2009 at 11.00 a.m. at the Caleta Hotel, Catalan Bay, Gibraltar to consider the following business (with the exception of resolutions 11 and 12, which are special resolutions, all resolutions are proposed as ordinary resolutions, and all resolutions will be decided on a poll):

1.	To receive the financial statements, Directors’ Report and Auditors’ Report for the year ended 31 December 2008.

2.	To approve the Remuneration Report for the year ended 31 December 2008.

3.

To re-appoint BDO Stoy Hayward LLP and BDO Orion Limited as the Company’s auditors with BDO Orion Limited acting as the auditor for the purposes of section 10 of the Gibraltar Companies (Accounts) Act 1999.

4.	To authorise the Directors to set the auditors’ remuneration.

5.	To re-appoint Rami Lerner as a Director.

6.	To re-appoint Jim Ryan as a Director.

7.	To re-appoint Rod Perry as a Director.

8.	To re-appoint Martin Weigold as a Director.

9.	That,

(i)

the Company’s authorised share capital be increased from £75,000.00 divided into 500,000,000 ordinary shares of £0.00015 each to £105,000.00 divided into 700,000,000 ordinary shares of £0.00015 each by the creation of 200,000,000 ordinary shares of £0.00015 each (totalling £30,000.00 in nominal value), each such ordinary share ranking pari passu with the existing ordinary shares of the Company; and

(ii)

the Company’s memorandum of association be amended by the deletion of the existing paragraph 5 and its substitution by the following new paragraph 5, with effect from the conclusion of the Annual General Meeting:

‘‘5. The authorised share capital of the company is £105,000 (One Hundred and Five Thousand Pounds Sterling) divided into 700,000,000 (Seven Hundred Million) Ordinary shares of £0.00015 (Fifteen Hundred-Thousandths of a Pound Sterling) each, with power to divide the shares in the capital for the time being into several classes and with power to increase the capital and to issue any of the shares in the capital, original or increased, with or subject to any preferential, special or qualified rights or conditions as regards dividends, repayment of capital voting or otherwise.”

10.	That, subject to the passing of the previous resolution and in place of the existing authority:

(i)

the Board of Directors be and it is hereby generally and unconditionally authorised for the purposes of section 66 of the Companies Act 1930 (as amended) to exercise all powers of the Company to allot Relevant Securities (as defined in article 6 of the Company’s articles of association (the ‘Articles’)) up to an aggregate nominal amount of £20,575.00 and further,

(ii)

the Board of Directors be and it is hereby generally and unconditionally authorised for the purposes of section 66 of the Companies Act 1930 (as amended) to exercise all powers of the Company to allot Relevant Securities comprising Equity Securities (as defined by article 20 of the Articles) up to a nominal amount of £41,150.00 (including within such limit any Relevant Securities allotted under sub-paragraph (i) above) in connection with an offer by way of a rights issue:

	(A)	to Ordinary shareholders in proportion (as nearly as practicable) to their existing holdings; and

(B)

to people who are holders of other Equity Securities if this is required by the rights of those securities or, if the Board of Directors considers it necessary, as permitted by the rights of those securities, and so that the Board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter, provided that these authorities shall expire at the end of the Company’s Annual General Meeting in the year 2010 or, if earlier, at close of business on 7 August 2010, save that the Company may before such expiry make an offer or enter into an agreement which would or might require Relevant Securities to be allotted after such expiry and the Board of Directors may allot Relevant Securities in pursuance of such an offer or agreement as if the authorities conferred hereby had not expired.

142 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

11.

That subject to the passing of the previous resolution and in place of the existing authority, the Board of Directors be and it is hereby empowered pursuant to articles 22 to 25 of the Articles to allot Equity Securities (as defined by article 20 of the Articles) for cash pursuant to the authority conferred by the previous resolution as though articles 14 to 21 of the Articles did not apply to any such allotment provided that this power shall be limited:

	(i)	to the allotment of Equity Securities in connection with an offer of Equity Securities (but in the case of the authority granted under resolution 10(ii) by way of a rights issue only):

		(A)	to Ordinary shareholders in proportion (as nearly as practicable) to their existing holdings; and

(B)

to people who are holders of other Equity Securities if this is required by the rights of those securities or, if the Board of Directors considers it necessary, as permitted by the rights of those securities, and so that the Board may impose any limits or restrictions and make any arrangements which it considers necessary or appropriate to deal with fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

	(ii)	in the case of the authority granted under resolution 10(i), to the allotment (otherwise than under sub-paragraph (i) above) of Equity Securities up to an aggregate nominal value of £3,086.00,

and shall expire at the end of the Company’s Annual General Meeting in the year 2010 or, if earlier, at close of business on 7 August 2010, save that the Company may before such expiry make an offer or enter into an agreement which would or might require Equity Securities to be allotted after such expiry and the Board of Directors may allot Equity Securities in pursuance of such an offer or agreement as if the power conferred hereby had not expired.

12.

That the Company be generally and unconditionally authorised to make market purchases within the meaning of section 79 of the Gibraltar Companies Act 1930 (as amended) of ordinary shares of £0.00015 each of the Company (‘Shares’) provided that:

	(i)	the maximum number of Shares hereby authorised to be acquired is 41,151,938;

	(ii)	the minimum price that may be paid for any such Share is £0.00015, being the nominal value of a Share;

(iii)

the maximum price that may be paid for any such Share is an amount equal to 105% of the average of the middle market quotations for a Share as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which the Share is contracted to be purchased; and

(iv)

the authority hereby conferred shall expire on the date of the Annual General Meeting of the Company in the year 2010 or, if earlier, at close of business on 7 August 2010; but a contract for purchase may be made before such expiry, that will or may be completed wholly or partly thereafter, and a purchase of Shares may be made in pursuance of any such contract.

By order of the Board of Directors

Robert Hoskin
Company Secretary
PartyGaming Plc
711 Europort
Gibraltar

11 March 2009

PartyGaming Plc Annual Report 2008 | 143

Notice of AGM

Notes:

1. General

The Notice of AGM is an important document. If there is anything you do not understand then you should consult with the appropriate professional adviser. If you have any questions regarding how to attend and/or vote at the AGM then please contact the Registrar.

If you have recently sold all of your PartyGaming Shares and/or Depositary Interests then please send this document and the enclosed forms to the person who sold the Shares/Depositary Interests for you. They can then send them to the new owner of the Shares/Depositary Interests.

References to times in the AGM notice are to the time in Gibraltar which is one hour ahead of British Summer Time (‘BST’).

The business of the meeting is set out in the AGM notice and a summary of and rationale for each resolution is set out in the Directors’ Report on pages 89 to 90 of this Annual Report.

Biographies of the Directors recommended for re-election are set out on pages 78 to 79 of this Annual Report. The Board unanimously recommends the re-appointment of these Directors for the reasons set out in the Directors’ Report on page 86 of this Annual Report.

2. Right of attendance

2.1 Shareholders
To have the right to come and vote at the AGM, you must be a Shareholder of PartyGaming, holding Shares entered on the Company’s register of members by 11.00 a.m. (10.00 a.m. BST) on 5 May 2009.

2.2 Depositary Interest Holders
To have the right to come and vote at the AGM, you must be entered on PartyGaming’s register of Depositary Interests by 11.00 a.m. (10.00 a.m. BST) on 5 May 2009 and bring to the AGM a letter of corporate representation validly executed on behalf of the Depositary (the letter of corporate representation can be obtained from the Depositary).

3. Voting

3.1 Shareholders
Shareholders may attend the AGM in person and vote on a show of hands or on a poll. A Shareholder entitled to attend and vote at the AGM may also appoint a proxy to attend and, on a poll, vote in his/her place. A proxy need not be a Shareholder. A proxy may demand or join in demanding a poll and has the right to speak at the meeting.

A proxy form may be submitted in hard copy form by post or courier or electronically via the www.partygaming-registrar.com website. Hard copy proxy forms must be completed by or on behalf of the Shareholder. If the Shareholder is a corporation then the proxy form must be executed by a duly authorised person or under its common seal or in a manner authorised by its constitution. A proxy form is enclosed with the Annual Report. To be valid, completed proxy forms must be returned to The Registrar, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU to be received no later than 11.00 a.m. (10.00 a.m. BST) on 5 May 2009.

Shareholders wishing to submit proxy forms electronically should visit the www.partygaming-registrar.com website and select the Annual General Meeting tab on the left hand side of the page. To be valid, electronic proxy instructions must be received by the Registrar no later than 11.00 a.m. (10.00 a.m. BST) on 5 May 2009.

A corporation which is a Shareholder may, by resolution of its directors (or other relevant governing body), authorise a person or persons to act as its representative or representatives at the AGM. The representative or representatives should produce to the registrar and/or Company Secretary a certified copy of the resolution of authorisation when attending the AGM.

3.2 Depositary Interest Holders
Depositary Interest Holders may attend in person and vote on a show of hands or on a poll if the Depositary has appointed them a corporate representative (see section 2.2 above). Depositary Interest Holders not wishing to attend the AGM but wishing to vote in respect of the resolutions to be considered at the AGM can do so by instructing the Depositary. This may be done in one of two ways:

(i)

Depositary Interest Holders who are CREST members may give such an instruction utilising the CREST electronic voting service in accordance with the procedures described in the CREST Manual. CREST personal Depositary Interest Holders or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting service provider, who will be able to take the appropriate action on their behalf.

144 | PartyGaming Plc Annual Report 2008

Overview	02 > 29

Business review	32 > 77

Governance	78 > 101

Financial statements	102 > 138

Other information	139 > 149

In order for an instruction made by CREST to be valid, the appropriate CREST message (‘a CREST proxy instruction’) must be properly authenticated in accordance with CRESTCo’s requirements and must contain information required for such instructions, as described in the CREST Manual. The message, in order to be valid, must be transmitted so as to be received by the Depositary’s agent, ID RA10 by 11.00 a.m. (10.00 a.m. BST) on 4 May 2009. The time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST applications host) from which the Depositary’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. The Depositary may treat as invalid a CREST voting instruction in the circumstances set out in Regulation 35(5) (a) of the Uncertificated Securities Regulations 2001.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that CRESTCo does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST proxy instructions. It is the responsibility of the CREST member concerned to take (or to procure that his CREST sponsor or voting service provider takes) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. Please refer to the CREST Manual for further guidance.

(ii)

Depositary Interest Holders who cannot give voting instructions via CREST should complete the enclosed form of direction and submit it to the Depositary. If the Depositary Interest Holder is a corporation then the form of direction must be executed by a duly authorised person or under its common seal or in a manner authorised by its constitution. To be valid forms of direction must be received by the Depositary no later than 11.00 a.m. (10.00 a.m. BST) on 4 May 2009.

4. PartyGaming employees

PartyGaming employees who have exercised their PartyGaming options and have retained all/some of the resultant Shares and hold these Shares through the PartyGaming Nominee Account Service, Capita IRG Trustees (Nominees) Limited and wish to attend the AGM should request Capita IRG Trustees (Nominees) Limited to appoint them as a corporate representative. This is done by completing the Nominee Account Instruction form enclosed with the Annual Report. Whether an eligible employee wishes to attend the AGM or not, they are recommended to complete the Nominee Account Instruction form and send it to The Registrar, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, United Kingdom, to be received no later than 11.00 a.m. (10.00 a.m. BST) on 4 May 2009.

5. Documents for inspection

Copies of the following documents are available for inspection during normal business hours at the Company’s registered office at 711 Europort, Gibraltar. These documents will also be available for inspection at the Caleta Hotel, Catalan Bay, Gibraltar on the day of the meeting from 10.30 a.m. until the conclusion of the meeting:

>	Memorandum and Articles of Association;

>	Listing Particulars;

>	Executive Directors’ Service Agreements;

>	Non-Executive Directors’ Letters of Appointment;

>	The signed Annual Report for the year ended 31 December 2008;

>	Register of Members; and

>	Register of Depositary Interest Holders.

PartyGaming Plc Annual Report 2008 | 145

Glossary

‘active affiliates’	an affiliate who generated revenue in that period

‘active player days’

aggregate number of days in the given period in which active players have contributed to rake and/or placed a wager. This can be calculated by multiplying average active players by the number of days in the period

‘active player’ or ‘active real money player’ or ‘unique active player’	in relation to the Group’s products, a player who has contributed to rake and/or placed a wager in the period

‘average active players’

the daily average number of players who contributed to rake and/or placed a wager in the given period. This can be calculated by dividing active player days in the given period, by the number of days in that period

‘CAGR’	compound annual growth rate

‘Clean EBITDA’ or ‘Clean EPS’	EBITDA/EPS before reorganisation income and costs, non-cash charges relating to share-based payments, non-recurring adjustment to revenue and release of tax provision

‘EBITDA’	earnings before interest, tax, depreciation and amortisation

‘gross win’	customer stakes less customer winnings

‘gross win margin’	gross win as a percentage of revenue

‘play money’	playing where no real money is involved, instead, players use ‘fun money’ or ‘free money’ to participate

‘rake’	the money charged by PartyGaming for each qualifying poker hand played on its websites in accordance with the prevailing and applicable rake structure

‘real money’	gambling where money is wagered, as opposed to play money where no money is wagered

‘real money sign-ups’, ‘sign-ups’ or ‘new player sign-ups’	new players who have registered and deposited funds into an account with the Group

‘registered player’	a player who has registered with the Group to use its real money sites and/or its play money sites

‘ring game’	a ‘regular’ poker game as opposed to a poker tournament

‘skins’

arrangements where third party gaming operators use the software platform and services of another online gaming operator, typically on a revenue sharing basis, with the third party providing its own front end, branding and marketing arrangements

‘slots’	‘slot’ or ‘fruit’ machines

‘sports betting’	placing bets on sporting events

‘wager’	a bet on a game or sporting event

‘yield per active player day’	revenue in the period divided by the number of active player days in that period

146 | PartyGaming Plc Annual Report 2008

Definitions	Overview	02 > 29

	Business review	32 > 77

	Governance	78 > 101

	Financial statements	102 > 138

	Other information	139 > 149

The following definitions apply throughout this document unless the context requires otherwise:

‘Admission’	admission of the ordinary share capital of the Company to the Official List and to trading on the London Stock Exchange’s market for listed securities, which occurred on 30 June 2005

‘Annual General Meeting’ or ‘AGM’	the Annual General Meeting of Shareholders convened for 11.00 a.m. on Thursday 7 May 2009 at the Caleta Hotel, Catalan Bay, Gibraltar

‘Annual Report’	the Company’s financial statements and accompanying reports for the year ended 31 December 2008

‘Articles’	the articles of association of the Company

‘Board’ or ‘Directors’	the Executive Directors and the Non-Executive Directors listed in the ‘Board of Directors’ section in this Annual Report

‘Code’	the 2008 Combined Code on Corporate Governance annexed to the Listing Rules

‘Company’ or ‘PartyGaming’	PartyGaming Plc

‘CREST’	the system for the paperless settlement of trades in listed securities, of which CrestCo is the operator

‘CrestCo’	CrestCo Limited, the operator of CREST

‘Deed Poll’	a deed poll executed by the Depositary in favour of the holders of Depositary Interests from time to time

‘Depositary’ or ‘Capita IRG Trustees’	Capita IRG Trustees Limited

‘Depositary Agreement’	the depositary agreement dated 14 June 2005 between the Company and Capita IRG Trustees Limited

‘Depositary Interest Holder’	holders of the Depositary Interests

‘Depositary Interests’	the dematerialised depositary interests in respect of the Shares issued or to be issued by the Depositary

‘Discontinued operations’	operations located physically outside of the US but which relate to customers in the US and were terminated following the enactment of the UIGEA on 13 October 2006

$	represents US dollars throughout

‘Employee Trust’

the PartyGaming Plc Shares Trust, a discretionary share ownership trust established by the Company in which the beneficiaries include all of the current and former employees and self-employed consultants of the Group

‘EOL’	Empire Online Limited

‘EMEA’	Europe, Middle East and Africa

‘Empire Poker’	EmpirePoker.com

‘Executive Directors’	the executive directors of the Company

‘Gambling Act’	the Gibraltar Gambling Act

‘Gamebookers’	www.gamebookers.com, one of the Group’s sports betting websites

‘Group’ or ‘PartyGaming Group’

the Company and its consolidated subsidiaries and subsidiary undertakings from time to time or, prior to 7 February 2005, PartyGaming Holdings Limited and its consolidated subsidiaries and subsidiary undertakings

PartyGaming Plc Annual Report 2008 | 147

Definitions

‘IFRS’	International Financial Reporting Standards

‘IOG’	Intercontinental Online Gaming Limited

‘Licence’

the licenses issued under the Gibraltar Gaming Act to ElectraWorks Limited for the operation of remote gambling and online casino activities from Gibraltar and to PGB Limited for the operation of remote gambling/fixed odd bets from Gibraltar

‘Licence Agreement’	the Gaming Licence Agreements between the Government of Gibraltar and ElectraWorks Limited and the Government of Gibraltar and PGB Limited

‘Listing Particulars’	the Company’s supplementary listing particulars issued on 27 June 2005 in connection with the Company’s initial public offer

‘Listing Rules’	the listing rules of the UK’s Financial Services Authority

‘London Stock Exchange’	London Stock Exchange plc

‘Non-Executive Directors’	the non-executive directors of the Company listed in the ‘Board of Directors’ section of the Annual Report

‘Official List’	the Official List of the UK’s Financial Services Authority

‘PartyAccount’	the Group’s shared wallet that enables customers to play a variety of games, all using a single customer account

‘PartyBets’	www.partybets.com, one of the Group’s sports betting websites that is also fully integrated into PartyAccount

‘PartyBingo’	www.partybingo.com, the Group’s principal bingo website

‘PartyCasino’	www.partycasino.com, the Group’s principal casino website

‘PartyGammon’	www.partygammon.com, the Group’s backgammon website

‘PartyPoker’	www.partypoker.com, the Group’s principal poker website

‘Principal Shareholders’

Anurag Dikshit (holding through Crystal Ventures Limited), Russell DeLeon (holding through Stinson Ridge Limited), Ruth Parasol DeLeon (holding through Emerald Bay Limited) and Vikrant Bhargava (holding through Coral Ventures Limited), each of whom was a promoter of the Company

‘Registrars’	Capita Registrars (Jersey) Limited, the registrars of the Company

‘Relationship Agreement’	the relationship agreement between the Company, Crystal Ventures Limited, Coral Ventures Limited, Stinson Ridge Limited, Emerald Bay Limited and the Principal Shareholders dated 14 June 2005

‘RIGT’	Responsibility in Gambling Trust

‘Shareholders’	holders of Shares in the Company

‘Share Plans’	the PartyGaming Plc Share Option Plan, the PartyGaming Plc Executive Share Option Plan, the PartyGaming Plc All-Employee Option Plan and the PartyGaming Plc Performance Share Plan

‘Shares’	prior to 19 May 2008 ordinary shares of 0.0015 pence each in the capital of the Company and from 19 May 2008 ordinary shares of 0.015 pence each in the capital of the Company

‘UIGEA’	The Unlawful Internet Gambling Enforcement Act that was enacted in the US on 13 October 2006

‘United Kingdom’ or ‘UK’	the United Kingdom of Great Britain and Northern Ireland

‘United States’ or ‘US’	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

‘USAO’	United States Attorney’s Office for the Southern District of New York

148 | PartyGaming Plc Annual Report 2008

Designed and produced by Radley Yeldar www.ry.com Photography by Michael Harvey Printed by CTD

PartyGaming Plc Annual Report 2008 | 149

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